EXHIBIT 4.1
Execution Version

AGREEMENT

UP TO €2,300,000,000
CREDIT FACILITIES
for
TELENET NV
arranged by
ABN AMRO BANK N.V.
BNP PARIBAS S.A.
J.P. MORGAN PLC
with
THE BANK OF NOVA SCOTIA
acting as Facility Agent

and
KBC BANK NV
acting as Security Agent
Originally dated 1 August 2007 and as amended and restated by supplemental agreements dated 22 August 2007, 11 September 2007, 8 October 2007, 23 June 2009, 25 August 2009 and 4 October 2010 and as further amended and restated on 2 November 2015

TABLE OF CONTENTS
Page
1.DEFINITIONS AND INTERPRETATIONS    1
2.FACILITIES    63
3.PURPOSE    65
4.CONDITIONS PRECEDENT    66
5.ADVANCES    66
6.DOCUMENTARY CREDITS    68
7.ANCILLARY FACILITIES    76
8.OPTIONAL CURRENCIES    82
9.REPAYMENT    83
10.PREPAYMENT AND CANCELLATION    84
11.INTEREST    94
12.TAXES    96
13.MARKET DISRUPTION    101
14.INCREASED COSTS    104
15.ILLEGALITY AND MITIGATION    105
16.PAYMENTS    106
17.GUARANTEE AND INDEMNITY    108
18.REPRESENTATIONS AND WARRANTIES    112
19.INFORMATION COVENANTS    117
20.FINANCIAL COVENANTS    124
21.GENERAL COVENANTS    126
22.DEFAULT    140
23.THE ADMINISTRATIVE PARTIES    147

24.EVIDENCE AND CALCULATIONS    154
25.FEES    155
26.INDEMNITIES AND BREAK COSTS    155
27.EXPENSES    157
28.AMENDMENTS AND WAIVERS    157
29.CHANGES TO THE PARTIES    161
30.DISCLOSURE OF INFORMATION    168
31.SET-OFF    169
32.PRO RATA SHARING    170
33.SEVERABILITY    172
34.COUNTERPARTS    172
35.NOTICES    172
36.LANGUAGE    174
37.GOVERNING LAW    174
38.ENFORCEMENT    175
39.WAIVER OF TRIAL BY JURY    176
Schedule 1 ORIGINAL PARTIES    177
Part 1: Original Guarantors    177
Part 2: Commitments    177
Schedule 2 CONDITIONS PRECEDENT DOCUMENTS    178
Part 1: To be delivered before the First Advance    178
Part 2: To be delivered by an Additional Obligor    180
Schedule 3 FORM OF REQUEST    182
Part 1: Form of Request (Advances)    182
Part 2: Form of Request (Documentary Credits)    183

ii

Schedule 4 FORM OF TRANSFER CERTIFICATE    185
Schedule 5 EXISTING SECURITY    187
Schedule 6 FORM OF COMPLIANCE CERTIFICATE    189
Schedule 7 FORM OF ACCESSION AGREEMENT    190
Schedule 8 FORM OF TELENET ADDITIONAL FACILITY ACCESSION AGREEMENT    191
Schedule 9 FORM OF RESIGNATION REQUEST    193
Schedule 10 FORM OF DOCUMENTARY CREDIT    194
Schedule 11 FORM OF L/C BANK ACCESSION CERTIFICATE    198
Schedule 12 TIMETABLE    200
Schedule 13 FORM OF DESIGNATED ENTITY ACCESSION AGREEMENT    201

iii

THIS AGREEMENT originally dated 1 August 2007 and as amended and restated by supplemental agreements dated 22 August 2007, 11 September 2007, 8 October 2007, 23 June 2009, 25 August 2009 and 4 October 2010 and as further amended and restated on 2 November 2015 between the following parties:

(1)
TELENET NV (formerly Telenet BidCo NV), a company registered in Belgium with the Crossroads Bank for Enterprises under number 0473.416.418 (RLP Antwerp, department Mechelen) as original borrower (the “Original Borrower” and the “Company”);

(2)	THE PARTIES listed in Part 1 of Schedule 1 (Original Guarantors) as original guarantors (in this capacity, each an “Original Guarantor” and together the “Original Guarantors”);

(3)	ABN AMRO BANK N.V., BNP PARIBAS S.A. and J.P. MORGAN PLC as mandated lead arrangers (in this capacity each a “Mandated Lead Arranger” and together the “Mandated Lead Arrangers”);

(4)	THE FINANCIAL INSTITUTIONS listed in Part 2 of Schedule 1 (Original Parties) as initial original lenders (the “Initial Original Lenders”);

(5)	THE BANK OF NOVA SCOTIA as facility agent (in this capacity the “Facility Agent”); and

(6)	KBC BANK NV as security agent (in this capacity, the “Security Agent”).
IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATIONS

1.1	Definitions
In this Agreement:
2    “2015 Amendment Effective Date” means 2 November 2015.
3    “80% Security Test” means the requirement that members of the Group generating in aggregate not less than 80% of Consolidated EBITDA (excluding for the purposes of this calculation, any EBITDA attributable to any Joint Venture) have acceded as Guarantors to this Agreement and, in each case, granted Security Interests (or procured the granting of Security Interests) pursuant to the Security Documents over:

(a)	prior to the Asset Security Release Date:

(i)	all of the shares in the Obligors;

(ii)	all of the rights of the relevant creditors in relation to any Subordinated Shareholder Loans; and

(iii)	all or substantially all of the assets of the Guarantors; and

(b)	on or after the Asset Security Release Date:

(i)	all of the shares in the Obligors; and

(ii)	all of the rights of the relevant creditors in relation to any Subordinated Shareholder Loans, as tested by reference to each set of annual financial information relating to the Group delivered to the Facility Agent pursuant to Clause 19.1 (Financial Statements).
“Acceleration Date” means the date on which a written notice has been served under Clause 22.16 (Acceleration).
“Acceptable Bank” means

(a)
a bank or financial institution which has a rating for its long-term unsecured and non credit-enhanced debt obligations of (i) BBB+ or higher by Standard & Poor’s Rating Services or Fitch Ratings Ltd, (ii) Baal or higher by Moody’s Investor Services Limited or (iii) a comparable rating from an internationally recognised credit rating agency; or

(b)	any other bank or financial institution approved by the Facility Agent (in consultation with the Company).
“Accession Agreement” means a letter, substantially in the form of Schedule 7 (Form of Accession Agreement), with such amendments as the Facility Agent may approve or reasonably require.
“Accounting Principles” means IFRS, or, if at the relevant time GAAP has been adopted in accordance with Clause 19.5 (Change in Accounting Principles), GAAP.
“Acquisition Cost” means, in relation to a Majority Acquisition and a JV Minority Acquisition, the value of the consideration for that Majority Acquisition or JV Minority Acquisition (as applicable) at the time of completion of the Majority Acquisition or JV Minority Acquisition and for this purpose:

(a)
the value at the time of completion of the Majority Acquisition or JV Minority Acquisition of any consideration to be paid or delivered after the time of completion of the Majority Acquisition or JV Minority Acquisition will be determined in accordance with the Accounting Principles;

(b)
if the entity acquired becomes a member of the Group as a result of the Majority Acquisition, the aggregate principal amount of Financial Indebtedness of any entity acquired outstanding at the time of completion of the Majority Acquisition (including without limitation any Lending Transaction (as defined in Clause 21.13(g) (Loans and Guarantees) made by a member of the Group in connection with the relevant Majority Acquisition) will be counted as part of the consideration for that Majority Acquisition;

(c)
if the entity acquired does not become a member of the Group as a result of the JV Minority Acquisition, the aggregate principal amount of Financial Indebtedness of the entity acquired at the time of completion of the JV Minority Acquisition will be counted as part of the consideration for that JV Minority Acquisition to the extent of the aggregate principal amount of the payment and repayment obligations in respect of such Financial Indebtedness assumed or guaranteed by any member of the Group; and

(d)
subject to paragraphs (a), (b) and (c) above, the value at the time of completion of the Majority Acquisition or JV Minority Acquisition of any non-cash consideration will be determined in accordance with the Accounting Principles, expressed in Euros, if required, using the Agent’s Spot Rate of Exchange on the date of completion of the relevant Majority Acquisition or JV Minority Acquisition.
“Additional Borrower” means a member of the Group or any Permitted Affiliate Parent which becomes a Borrower after the date of this Agreement pursuant to Clause 29.9 (Additional Borrowers).
“Additional Guarantor” means a member of the Group or any Permitted Affiliate Parent which becomes a Guarantor after the date of this Agreement pursuant to Clause 29.10 (Additional Guarantors).
“Additional Obligor” means an Additional Borrower or an Additional Guarantor.
“Administrative Party” means a Mandated Lead Arranger or an Agent and, where the context so admits or requires, includes each of them.
“Advance” means an advance made to a Borrower under a Telenet Additional Facility (but excluding for the purposes of this definition, any utilisation of a Telenet Additional Facility by way of an Ancillary Facility or a Documentary Credit) as from time to time reduced by repayment or prepayment.
“Affected Documentary Credit” has the meaning given to such term in Clause 15.1 (Illegality in Relation to an L/C Bank).

“Affiliate” means a Subsidiary or a Holding Company of a person or any other Subsidiary of that Holding Company.
“Agent” means the Facility Agent or the Security Agent.
“Agent’s Spot Rate of Exchange” means the spot rate of exchange as determined by the Facility Agent for the purchase of Euros in the London foreign exchange market with the relevant currency in which any part of the Acquisition Cost for a Majority Acquisition or JV Minority Acquisition is incurred at or about 11.00 am on a particular day.
“Alternative Reference Bank Rate” has the meaning given to such term in Clause 13.3(b) (Alternative Reference Bank Rate).
“Alternative Reference Banks” means such entities as may be appointed by the Facility Agent with the consent of the Company.
“Ancillary Facility” means any:

(a)	overdraft, automated payment, cheque drawing or other current account facility;

(b)	forward foreign exchange facility;

(c)	derivatives facility;

(d)	short term loan facility;

(e)	guarantee, bond issuance, documentary or stand-by letter of credit facility;

(f)	performance bond facility; and/or

(g)
such other facility or financial accommodation as may be required in connection with the Business of the Group and which is agreed in writing between the relevant Borrower and the relevant Ancillary Facility Lender.

“Ancillary Facility Commitment” means, in relation to an Ancillary Facility Lender at any time, and save as otherwise provided in this Agreement, the maximum Euro Amount to be made available under an Ancillary Facility granted by it, to the extent not cancelled or reduced or transferred pursuant to the terms of such Ancillary Facility or under this Agreement.
“Ancillary Facility Documents” means the documents and other instruments pursuant to which an Ancillary Facility is made available and the Ancillary Facility Outstandings under it are evidenced.
“Ancillary Facility Final Maturity Date” has the meaning given to such term in Clause 7.1(g) (Utilisation of Ancillary Facilities).

“Ancillary Facility Lender” means any Lender which has notified the Facility Agent that it has agreed to its nomination in a Conversion Notice to be an Ancillary Facility Lender in respect of an Ancillary Facility granted pursuant to the terms of this Agreement.
“Ancillary Facility Outstandings” means (without double counting), at any time with respect to an Ancillary Facility Lender and each Ancillary Facility provided by it, the aggregate of:

(a)
all amounts of principal then outstanding under any overdraft, automated payment, cheque drawing, other current account facility or short term loan facility (determined in accordance with the applicable terms) as at such time (net of any Available Credit Balance); and

(b)
in respect of any other facility or financial accommodation, such other amount as fairly represents the aggregate potential exposure of that Ancillary Facility Lender with respect to it under its Ancillary Facility, as reasonably determined by that Ancillary Facility Lender from time to time in accordance with its usual banking practices for facilities or accommodation of the relevant type (including without limitation, the calculation of exposure under any derivatives facility by reference to the mark-to-market valuation of such transaction at the relevant time).

“Annualised EBITDA” means the annualised earnings before interest, tax, depreciation and amortisation (calculated on the same basis as Consolidated Annualised EBITDA).
“Annuity Fees” means the amounts payable by Telenet Vlaanderen to Interkabel Vlaanderen CVBA pursuant to Sections 5, 6 and 7 of the contribution deed dated 23 September 1996 pursuant to which Interkabel Vlaanderen CVBA effected a contribution in kind of usage rights to a cable network to Telenet Vlaanderen, as amended on 28 May 1998.
“Anti-Terrorism Law” means each of:

(a)
Executive Order No. 13224 on Terrorist Financing - Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism issued 23 September 2001, as amended by Order 13268 (as so amended, the “Executive Order”);

(b)	the Patriot Act;

(c)	the Money Laundering Control Act of 1986 18 U.S.C, section 1956; and

(d)	any updates or replacements to the laws listed above in paragraphs (a) to (c) which are enacted in the United States subsequent to the date of this Agreement.

“Approved Stock Options” means any options, warrants, rights to purchase or other equivalents (however designated) issued or granted by a member of the Group to any former, present or future officers, consultants, directors and/or employees of any member of the Group or its Affiliates to subscribe for share capital or similar rights of ownership in that member of the Group provided that the maximum aggregate amount of such options, warrants, rights to purchase or other equivalents (however designated) shall not exceed 3 per cent. of its issued share capital.
“Asset Passthrough” means a series of transactions between the Borrower Holdco, one or more members of the Group and an Asset Transferring Party where:

(a)	in the case of an asset being transferred by the Borrower Holdco to the Asset Transferring Party, that asset:

(i)	is first transferred by the Borrower Holdco to a member of the Group; and

(ii)	may then be transferred between various members of the Group, and is finally transferred (insofar as such transaction relates to the Group) to an Asset Transferring Party; or

(b)	in the case of an asset being transferred by an Asset Transferring Party to the Borrower Holdco, that asset:

(i)	is first transferred by that Asset Transferring Party to a member of the Group; and

(ii)	may then be transferred between various members of the Group, and is finally transferred (insofar as such transaction relates to the Group) to the Borrower Holdco, and where the purpose of each such asset transfer is, in the case of an Asset Passthrough of the type described in paragraph (a) above, to enable the Borrower Holdco to indirectly transfer assets (other than cash) to that Asset Transferring Party and, in the case of an Asset Passthrough of the type described in paragraph (b) above, is to enable an Asset Transferring Party to indirectly transfer assets (other than cash) to the Borrower Holdco, in either case, by way of transfers of those assets to and from (and, if necessary, between) one or more members of the Group in such a manner as to be neutral to the Group taken as a whole provided that:

(c)
the consideration payable (if any) by the first member of the Group to acquire such assets comprises either (i) cash funded or to be funded directly or indirectly by a payment from (in the case of an Asset Passthrough of the type described in paragraph (a) above) the Asset Transferring Party or (in the case of an Asset Passthrough of the type described in paragraph (b) above) the Borrower Holdco, in either case, in connection with that series of transactions or (ii) Subordinated Shareholder Loans or (iii) the issue of one or more securities;

(d)
in the case of an Asset Passthrough of the type described in paragraph (a) above, the consideration payable by the Asset Transferring Party is equal to the consideration received or receivable by the Borrower Holdco and, in the case of an Asset Passthrough of the type described in paragraph (b) above, the consideration payable by the Borrower Holdco is equal to the consideration received or receivable by the Asset Transferring Party (and for this purpose, a security issued by one company shall constitute equal consideration to a security issued by another company where such securities have been issued on substantially the same terms and subject to the same conditions); and

(e)
all of the transactions comprising such a series of transactions (from and including the transfer of the assets by the Borrower Holdco to and including the acquisition of those assets by the Asset Transferring Party or vice versa) are completed within two Business Days; and

(f)
upon completion of all of the transactions comprising such a series of transactions, no person (other than another member of the Group) has any recourse to any member of the Group and no member of the Group which is not an Obligor may have any recourse to an Obligor, in each case in relation to such a series of transactions (other than in respect of (i) the Subordinated Shareholder Loans or any rights and obligations under the securities, in each case, mentioned in paragraph (c) above and (ii) covenants as to title provided, in the case of an Asset Passthrough of the type described in paragraph (a) above, in favour of the Asset Transferring Party on the same terms as such covenants were provided by the Borrower Holdco in respect of the relevant assets and, in the case of an Asset Passthrough of the type described in paragraph (b) above, in favour of the Borrower Holdco on the same terms as such covenants were provided by the Asset Transferring Party in respect of the relevant assets).

“Asset Securitisation Subsidiary” means any Subsidiary of the Company or any Subsidiary of any Permitted Affiliate Parent or any other member of the Group, as applicable, engaged solely in the business of effecting or facilitating any asset securitisation programme or programmes or one or more receivables factoring transactions.
“Asset Security Release Date” means the date on which the Security (other than any Security referred to in paragraph (b) of the definition of “80% Security Test”) is released in accordance with Clause 21.22 (Asset Security Release).

“Asset Transferring Party” means the member of the Wider Group (or any person in which a member of the Group owns an interest but which is not a member of the Wider Group or the Group) or, where the asset being transferred is a security, a member of the Group, in each case, who is the initial transferor or final transferee in respect of a transfer to or from the Borrower Holdco, as the case may be, through one or more members of the Group.
“Auditors” means KPMG or such other firm of independent public accountants of international standing which may be appointed by the Company in accordance with this Agreement as its auditors.
“Available Ancillary Facility Commitments” means, in relation to an Ancillary Facility Lender and an Ancillary Facility granted by it at any time, and save as otherwise provided in this Agreement or in the applicable Ancillary Facility Documents, its Ancillary Facility Commitment at such time, less the Euro Amount of the relevant Ancillary Facility Outstandings at such time, provided always that such amount shall not be less than zero.
“Available Commitments” means, in relation to a Lender, the aggregate amount of Available Telenet Additional Facility Commitments and its Available Ancillary Facility Commitments, or, in the context of a particular Facility, its Available Telenet Additional Facility Commitments or its Available Ancillary Facility Commitments, as the context may require.
“Available Credit Balance” means, in relation to an Ancillary Facility, credit balances on any account of any Borrower of that Ancillary Facility with the Ancillary Facility Lender making available that Ancillary Facility to the extent that those credit balances are freely available to be set off by that Ancillary Facility Lender against liabilities owed to it by that Borrower under that Ancillary Facility.
“Available Facility” means, in relation to a Facility, at any time, the aggregate amount of the Available Commitments in respect of that Facility at that time.
“Available Telenet Additional Facility Commitments” means, in relation to a Lender and a Telenet Additional Facility, at any time and save as otherwise provided in this Agreement, its Telenet Additional Facility Commitment in relation to that Telenet Additional Facility at such time less the Euro Amount of its share of the Utilisations made under that Telenet Additional Facility, adjusted to take account of:

(a)
any cancellation or reduction of, or any transfer by such Lender or any transfer to it of, any Telenet Additional Facility Commitment in relation to that Telenet Additional Facility, in each case, pursuant to the terms of this Agreement; and

(b)	in the case of any proposed Utilisation, the Euro Amount of its share of (i) any Utilisation under a Telenet Additional Facility which pursuant to any other

Request is to be made, or as the case may be, issued under that Telenet Additional Facility and (ii) any Utilisation in respect of any Revolving Facility under that Telenet Additional Facility which is due to be repaid or expire (as the case may be), in each case, on or before the proposed Utilisation Date, provided always that such amount shall not be less than zero.
“Availability Period” means the period agreed between the Company and the relevant Telenet Additional Facility Lenders in the applicable Telenet Additional Facility Accession Agreement.
“Bank Levy” means the bank levy which is imposed under section 73 of, and schedule 19 to, the Finance Act 2011 (the “UK Bank Levy”) and any levy or Tax of an equivalent nature imposed in any jurisdiction in a similar context or for a similar reason to that in and/or which the UK Bank Levy has been imposed by reference to the equity and liability of a financial institution or other person carrying out financial transactions.
“Beneficiaries” has the meaning given to it in the Intercreditor Agreement.
“Borrower” means the Original Borrower or an Additional Borrower.
“Borrower Holdco” means a direct Holding Company of a member of the Group which is not a member of the Group.
“Break Costs” means:

(a)	the amount (if any) by which:

(i)
the amount of interest (excluding the Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in an Advance or Unpaid Sum to the last day of the current Term in respect of that Advance or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Term, exceeds:

(ii)
the amount of interest which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the London interbank market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Term; or

(b)
for the purposes of Clause 10.10(a) (Miscellaneous Provisions), the loss suffered by any Lender as a result of having to unwind any funding contract for reinvestment of proceeds which it had entered into or initiated upon receipt of the notice of prepayment and/or cancellation referred to in Clause 10.10(a) (Miscellaneous Provisions).
“Business” means any business:

(a)
that consists of the upgrade, construction, creation, development, marketing, acquisition (to the extent permitted under this Agreement), operation, utilisation and maintenance of networks that use existing or future technology for the transmission, reception and delivery of voice, video and/or other data (including networks that transmit, receive and/or deliver services such as multi-channel television and radio, programming, telephony, Internet services and content, high speed data transmission, video, multi-media and related activities);

(b)	that consists of the provision, creation, distribution and broadcasting of Content;

(c)	that supports, is incidental to or is related to any business referred to in paragraphs (a) and (b) of this definition; or

(d)	that comprises being a Holding Company of one or more persons engaged in any business referred to in paragraphs (a), (b) and (c) of this definition, and references to “business” or “ordinary course of business” shall be similarly construed.
“Business Day” means a day (other than a Saturday or Sunday):

(a)	on which banks are open for general business in London, Paris and Brussels;

(b)	if such reference relates to a date for the payment or purchase of any sum denominated in Euro, which is a TARGET Day;

(c)	if such reference relates to a date for the payment or purchase of any sum denominated in U.S. Dollars, on which banks generally are open for business in New York; and

(d)
if such reference relates to a date for the payment or purchase of any sum denominated in an Optional Currency (other than Euro or U.S. Dollars), the principal financial centre of the country of that currency.

“Capital Expenditure” means any expenditure which is or will be treated as a capital expenditure in the audited consolidated financial statements of the Group in accordance with the Accounting Principles.
“Captive Insurance Company” means any captive insurance company for the Wider Group (or any part thereof, which includes, for the purposes of this definition, the Group).

“Cash” means at any time, without double counting:

(a)	all Cash Equivalent Investments; and

(b)
cash (in cleared balances) denominated in Euro (or any other currency freely convertible into Euro) and credited to an account in the name of a member of the Group, SuperHoldco or any other issuer of Holdco Debt (as applicable) with an Acceptable Bank and to which such member of the Group, SuperHoldco or any other issuer of Holdco Debt (as applicable) is alone (or, in the case of a member of the Group, together with other members of the Group) beneficially entitled and for so long as:

(i)
such cash is repayable on demand (including any cash held on time deposit which is capable of being broken and the balance received within two Business Days of notice provided that any such cash shall only be taken into account net of any penalties or costs which would be incurred in breaking the relevant time deposit); or

(ii)
such cash has been deposited with an Acceptable Bank as security for any performance bond, guarantee, standby letter of credit or similar facility the contingent liabilities relating to such having been included in the calculation of Net Total Debt, and, in any such case,

(A)
repayment of that cash is not contingent on the prior discharge of any other indebtedness of any member of the Group, SuperHoldco or any other issuer of Holdco Debt (as applicable) or of any other person whatsoever or on the satisfaction of any other condition;

(B)
there is no encumbrance over that cash except for the Security or any encumbrance constituted by a netting or set-off arrangement entered into by a member of the Group, SuperHoldco or any other issuer of Holdco Debt (as applicable) in the ordinary course of their banking arrangements and any security interest granted in connection with such banking arrangements; and

(C)
the cash is freely and (except as mentioned in paragraph (ii) above) immediately available to be applied in repayment or prepayment of the Facilities or Financial Indebtedness of a member of the Group, SuperHoldco or any other issuer of Holdco Debt (as applicable).

“Cash Equivalent Investment” means, without double counting:

(a)	debt securities which are freely negotiable and marketable:

(iii)	which mature not more than 12 months from the relevant date of calculation; and

(iv)	which are rated at least A-1 by Standard & Poor’s or Fitch or P-1 by Moody’s;

(b)
certificates of deposit of, or time deposits or overnight bank deposits with, any Acceptable Bank or commercial bank whose short-term securities are rated at least A-2 by Standard and Poor’s or Fitch or P-2 by Moody’s and having maturities of 12 months or less from the date of acquisition;

(c)
commercial paper of, or money market accounts or funds with or issued by, an issuer rated at least A-2 by Standard & Poor’s or Fitch or P-2 by Moody’s (or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term unsecured and non-credit enhanced debt obligations, an equivalent rating) and having an original tenor of 12 months or less;

(d)
medium term fixed or floating rate notes of an issuer rated at least A-1 by Standard & Poor’s or Fitch or P-1 by Moody’s at the time of acquisition and having a remaining term of 12 months or less from the date of acquisition;

(e)
any investment in a money market fund or enhanced yield fund (i) whose aggregate assets exceed €250,000,000 and (ii) at least 90 per cent. of whose assets constitute Cash Equivalent Investments of the type described in paragraphs (a) to (d) of this definition;

(f)
any investment in marketable debt obligations issued or guaranteed by the government of the United States of America, the United Kingdom, any member state of the European Economic Area, any Participating Member State or any country in which a member of the Group is incorporated and/or carries out its business, or by an instrumentality or agency of any of them having an equivalent credit rating, maturing within one year after the relevant date of calculation and not convertible or exchangeable to any other security;

(g)
marketable general obligations issued by any political subdivision of the United States of America, the United Kingdom, any member state of the European Economic Area, any Participating Member State or any country in which a member of the Group is incorporated and/or carries out its business, or by an instrumentality thereof maturing within one year from the date of acquisition (provided that the full faith and credit of the United States of America, the United Kingdom, any member state of the European Economic Area, any Participating Member State or such country is pledged in support thereof) and, at the time of acquisition, having a credit rating of A- or higher from either Standard & Poor’s Rating Services or Fitch Ratings Ltd or A-3 or higher by Moody’s Investors Service Limited;

(h)	Sterling bills of exchange eligible for rediscount at the Bank of England and accepted by an Acceptable Bank (or their dematerialised equivalent);

(i)	repurchase obligations with a term of not more than seven days from underlying securities of the types described in (e), (f) and (g) entered into with an Acceptable Bank; or

(j)	any other debt security approved by the Majority Lenders,
in each case, to which any member of the Group, SuperHoldco or any other issuer of Holdco Debt (as applicable) is alone (or, in the case of a member of the Group, together with other members of the Group) beneficially entitled at that time and which is not issued or guaranteed by any member of the Group or subject to any security (other than any Security).
“Cash Flow” means, for any period, as set out in the most recent relevant management accounts of or in respect of the Target for that period, the Annualised EBITDA of or relating to the Target for such period:

(a)	minus Capital Expenditure of or relating to the Target for such period;

(b)	minus all Taxes actually paid and/or falling due for payment by or in respect of the Target during such period;

(c)	minus the amount of all dividends, redemptions and other distributions payable by the Target during such period on, or in respect of any of its share capital not held by a member of the Group;

(d)	minus any increase or plus any decrease in working capital of or in respect of the Target for such period;

(e)
minus the aggregate of (i) Interest payable by or in respect of the Target during such period and (ii) an amount equal to the Interest that would have been payable in respect of an Advance made during such period in an amount equal to the principal amount of Financial Indebtedness incurred in connection with the acquisition of the Target, and plus any Interest that was received by the Target during such period; and

(f)
minus all extraordinary or exceptional items (including one off restructuring costs) which were paid by the Target during such period (net of any cash proceeds of insurance or warranty claims which relate to such items) and plus all extraordinary or exceptional items which were received by or in respect of the Target during such period.
For the purposes of the above calculation no item shall be effectively deducted or credited more than once.
“Change of control” has the meaning given to it in Clause 10.2 (Mandatory Prepayment – Change of Control).
“Clientele Fees” means the fees payable by a member of the Group to Interkabel Vlaanderen CVBA pursuant to a clientele fee agreement dated 23 September 1996 as amended on 28 May 1998.
“Closing Date” means the date of first utilisation under the Facilities.
“Code” means the United States Internal Revenue Code of 1986, as amended and any rule or regulation issued thereunder from time to time in effect.
“Commitment” means a Telenet Additional Facility Commitment and, where the context so requires, each of them.
“Common Holding Company” has the meaning given to such term in Clause 29.8(a)(v) (Permitted Affiliate Group Designation).
“Company Share Pledge” means the share pledge agreement dated 10 October 2007 originally entered into between (amongst others) SuperHoldco and the Security Agent over the entire shareholding in the Company as amended, restated and supplemented.
“Compliance Certificate” means a certificate substantially in the form of Schedule 6 (Form of Compliance Certificate) setting out, among other things, calculations of the financial covenants.
“Confidentiality Undertaking” means a confidentiality undertaking substantially in the recommended form of either the LMA or the LSTA or in any other form agreed between the Company and the Facility Agent.
“Consolidated Annualised EBITDA” means, in the case of a Measurement Period, Consolidated EBITDA for that Measurement Period multiplied by two.
“Consolidated EBITDA” means the operating income of the Group for a Measurement Period plus (at the Company’s option):

(a)	depreciation;

(b)	amortisation;

(c)	any extraordinary, one-off, non-recurring, exceptional or unusual items including any one off reorganisation or restructuring charges;

(d)	any stock based compensation expense;

(e)	other non-cash charges;

(f)	direct acquisition, investment, disposition, recapitalisation, debt incurrence, or equity offering costs (in each case, whether successful or not);

(g)	losses (or gains) on the sale of operating assets;

(h)
the effects of adjustments pursuant to the Accounting Principles attributable to the application of recapitalization accounting or acquisition accounting, as the case may be, in relation to any consummated merger or acquisition or joint venture investment or the amortisation or write-off or write-down of amounts thereof, net of taxes;

(i)	accrued Management Fees (whether or not paid) and any Holding Company Expenses paid to the extent that they were permitted to be paid under this Agreement for such Measurement Period;

(j)	Specified Legal Expenses;

(k)	the amount of loss on sale of assets in connection with an asset securitisation programme or receivables factoring transaction;

(l)	any net earnings or losses attributable to non-controlling interests;

(m)	any share of income or loss on equity investments;

(n)	deferred financing costs written off and premiums paid to extinguish debt early;

(o)	unrealised gains or losses in respect of hedging;

(p)	tangible or intangible asset impairment charges;

(q)	capitalised interest on Subordinated Shareholder Loans;

(r)	accruals and reserves established or adjusted within twelve months after the closing date of any acquisition required to be established or adjusted in accordance with the Accounting Principles;

(s)	any realised and unrealised gains and losses due to changes in the value of equity investments;

(t)	any expense to the extent covered by insurance or indemnity and actually reimbursed;

(u)	any up-front installation fees associated with commercial contract installations completed during the applicable Measurement Period (less any portion of such fees included in earnings);

(v)	any fees or other amounts charged or credited to the Company and the Guarantors related to Intra-Group Services may be excluded to the extent such fees or other amounts:

(i)	are not included in the Company’s externally reported operating cash flow or equivalent measure; or

(ii)	are deemed to be exceptional or unusual items; and

(w)
to the extent not already included in operating income, the amount received from business interruption insurance and reimbursements of any expenses covered by indemnification or other reimbursement in connection with any Permitted Acquisition, any investment or any Permitted Disposal, as reflected in the financial statements delivered to the Facility Agent pursuant to Clauses 19.1(a)(i) and (ii) (Financial Statements) and all as determined in accordance with IFRS (or GAAP if the Company has adopted GAAP at the relevant time in accordance with Clause 19.5 (Change in Accounting Practices)) and as shown in the relevant financial statements prepared and delivered to the Facility Agent pursuant to Clause 19.1 (Financial Statements).
“Consolidated Group Borrowings” means, in respect of the Group, at any time and in each case without double counting, (as set forth in accordance with IFRS (or GAAP if the Company has adopted GAAP at the relevant time in accordance with Clause 19.5 (Change in Accounting Practices)) on the balance sheet of the Group prepared and delivered to the Facility Agent pursuant to Clause 19.1 (Financial Statements)) the aggregate principal, capital or nominal amounts (including any interest capitalised as principal) of Financial Indebtedness (including, without limitation, any Financial Indebtedness under the Finance Documents) of the Group but excluding:

(a)
any Financial Indebtedness of any member of the Group to another member of the Group (including contingent obligations) or under any Subordinated Shareholder Loans, to the extent not prohibited under this Agreement;

(b)	any Financial Indebtedness arising by reason only of mark to market fluctuations in respect of hedging arrangements since the original date on which such hedging arrangements were consummated;

(c)	any portion of the Financial Indebtedness of any member of the Group attributable to minority interests;

(d)	any Financial Indebtedness referred to in paragraphs (k) and (p) of the definition of “Permitted Financial Indebtedness”;

(e)
for a period of 6 months following the date of completion of an acquisition referred to in paragraph (j) of the definition of “Permitted Financial Indebtedness” only, any Financial Indebtedness to the extent outstanding at the time of completion of such acquisition;

(f)	any Financial Indebtedness which is a contingent obligation; and

(g)	any Financial Indebtedness up to a maximum amount equal to the Revolving Facility Excluded Amount (or its equivalent in other currencies) at the relevant time incurred under a Revolving Facility.
“Content” means any rights to broadcast, transmit, distribute or otherwise make available for viewing, exhibition or reception (whether in analogue or digital format and whether as a channel or an Internet service, a teletext-type service, an interactive service, or an enhanced television service or any part of any of the foregoing, or on a pay-per-view basis, or near video-on-demand, or video-on-demand basis or otherwise) any one or more of audio and/or visual images, audio content, or interactive content (including hyperlinks, re-purposed web-site content, database content plus associated templates, formatting information and other data including any interactive applications or functionality), text, data, graphics, or other content, by means of any means of distribution, transmission or delivery system or technology (whether now known or herein after invented).
“Content Transaction” means any sale, transfer, demerger, contribution, spin-off or distribution of, any creation or participation in any joint venture and/or entering into any other transaction or taking any action with respect to, in each case, any assets, undertakings and/or businesses of the Group which comprise all or part of the Content business of the Group, to or with any other entity or person whether or not within the Group.
“Conversion Notice” has the meaning given to such term in Clause 7.1(a) (Utilisation of Ancillary Facilities).
“Cost” means the cost estimated in good faith by the relevant member of the Group to have been incurred or to be received by that member of the Group in the provision or receipt of the relevant service, facility or arrangement, including, without limitation, a proportion of any material employment, property, information technology, administration, utilities, transport and materials or other costs incurred or received in the provision or receipt of such service, facility or arrangement, but excluding costs which are either not material or not directly attributable to the provision or receipt of the relevant service, facility or arrangement.
“Default” means:

(a)	an Event of Default; or

(b)	an event or circumstance which would be (with the expiry of a grace period or the giving of notice) an Event of Default.
“Defaulting Lender” means any Lender (other than a Lender which is or becomes a member of the Wider Group):

(a)
which has failed to make its participation in an Advance available or has notified the Facility Agent that it will not make its participation in an Advance available by the Utilisation Date of that Advance in accordance with Clause 5.5 (Participations in Advances) or has failed to provide cash collateral (or has notified an L/C Bank that it will not provide cash collateral) in accordance with Clause 6.8 (Cash Collateral by Non-Acceptable L/C Lender);

(b)	which has otherwise rescinded or repudiated a Finance Document;

(c)
which is an L/C Bank which has failed to issue a Documentary Credit (or has notified the Facility Agent or the Company (which has notified the Facility Agent) that it will not issue or re-issue a Documentary Credit) in accordance with Clause 6 (Documentary Credits) or which has failed to pay a claim (or has notified the Facility Agent or the Company (which has notified the Facility Agent) that it will not pay a claim) in accordance with (and as defined in) Clause 6.6 (Claims under a Documentary Credit); or

(d)	with respect to which an “Insolvency Event” has occurred and is continuing, unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and
payment is made within two Business Days of its due date; or

(ii)	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.

“Designated Gross Amount” has the meaning given to such term in Clause 7.1(b)(vi) (Utilisation of Ancillary Facilities).
“Designated Net Amount” has the meaning given to such term in Clause 7.1(b)(vi) (Utilisation of Ancillary Facilities).
“Designated Party” means any person listed:

(a)	in the Annex to the Executive Order;

(b)	on the “Specially Designated Nationals and Blocked Persons” list maintained by the Office of Foreign Assets Control of the United States Department of the Treasury; or

(c)	in any successor list to either of the foregoing.
“Disruption Event” means either or both of:

(a)
a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facilities (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)
the occurrence of any other event which results in a material disruption (of a technical or systems-related nature) to the treasury or payments operations of a Finance Party preventing that, or any other Finance Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other parties in accordance with the terms of the Finance Documents, and which (in either such case) is not caused by, and is beyond the control of, the party whose operations are disrupted.
“Documentary Credit” means a letter of credit, bank guarantee, indemnity, performance bond or other documentary credit issued or to be issued by an L/C Bank pursuant to Clause 5.1 (Delivery of Requests).
“Documentary Credit Beneficiary” means a beneficiary in respect of a Documentary Credit.
“Documentary Credit Term” means the period from the date of the issuance of a Documentary Credit until its Expiry Date.

“Dormant Subsidiary” means a member of the Group which does not trade (for itself or as agent for any person) and does not own, legally or beneficially, assets (including, without limitation, indebtedness owed to it) which in aggregate have a value of more than €10,000 (excluding loans existing on the 2015 Amendment Effective Date owed to it by members of the Group) or its equivalent in other currencies.
“Double Tax Treaty” means any convention between the government of the Kingdom of Belgium and any other government for the avoidance of double taxation and the prevention of fiscal evasion with respect to taxes on income and capital gains.
“EBITDA” means earnings before interest, tax, depreciation and amortisation (calculated on the same basis as Consolidated EBITDA).
“Effective Date” has the meaning given to such term in Clause 7.1(a) (Utilisation of Ancillary Facilities).
“Environment” means the media of air, water and land (wherever occurring) and in relation to the media of air and water includes, without limitation, the air and water within buildings and the air and water within other natural or man-made structures above or below ground and any water contained in any underground strata.
“Environmental Approval” means any authorisation required by an Environmental Law.
“Environmental Claim” means any claim by any person in connection with:

(a)	a breach, or alleged breach, of an Environmental Law;

(b)	any accident, fire, explosion or other event of any type involving an emission or substance which is capable of causing harm to any living organism or the environment; or

(c)	any other environmental contamination,
which might result in any liability on any Party.
“Environmental Law” means any law or regulation concerning:

(a)	the protection of health and safety;

(b)	the environment; or

(c)	any emission or substance which is capable of causing harm to any living organism or the environment.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means each trade or business, whether or not incorporated, that would be treated as a single employer with any member of the Group under section 414 of the United States Internal Revenue Code of 1986, as amended. When any provision of this Agreement relates to a past event, the term “ERISA Affiliate” includes any person that was an ERISA Affiliate of a member of the Group at the time of that past event.
“EURIBOR” means, in relation to any amount to be advanced to or owed by an Obligor under this Agreement in Euro on which interest for a given period is to accrue:

(a)	the rate per annum for deposits in Euro which appears on the Relevant Page for such period at or about the Specified Time on the Quotation Date for such period;

(b)
if no such rate is displayed and the Facility Agent shall not have selected an alternative service on which such rate is displayed as contemplated by the definition of “Screen Rate”, the Interpolated Screen Rate; or

(c)
if no such rate is displayed and the Facility Agent shall not have selected an alternative service on which such rate is displayed as contemplated by the definition of “Screen Rate” and it is not possible to calculate an Interpolated Screen Rate, the arithmetic mean (rounded upwards, if not already such a multiple, to 4 decimal places) of the rates (as notified to the Facility Agent) at which each of the Reference Banks was offering to prime banks in the European Interbank Market deposits in Euro for such period at or about 11.00 am on the Quotation Date for such period.

“Euro” means the single currency of the Participating Member States.
“Euro Amount” means at any time:

(a)
in relation to an Advance denominated in Euros, the amount thereof, and in relation to any other Advance, the Euro equivalent (calculated using the Agent’s Spot Rate of Exchange at the relevant time) of the amount specified in the Request (as at the date thereof) for that Advance, in each case, as adjusted, if necessary, in accordance with the terms of this Agreement and to reflect any repayment, consolidation or division of that Advance;

(b)
in relation to a Documentary Credit, (i) if such Documentary Credit is denominated in Euros, the Outstanding L/C Amount in relation to it at such time or (ii) if such Documentary Credit is not denominated in Euros, the Euro equivalent (calculated using the Agent’s Spot Rate of Exchange at the relevant time) of the Outstanding L/C Amount at such time, calculated as at the later of

(A) the date which falls two Business Days before its issue date or any renewal date or (B) the date of any revaluation pursuant to Clause 6.4 (Revaluation of Documentary Credits);

(c)
in relation to any Ancillary Facility granted by a Lender, the amount of its Telenet Additional Facility Commitment under the relevant Revolving Facility converted to provide its Ancillary Facility Commitment as at the time of such conversion and in relation to Ancillary Facility Outstandings, (i) if such Ancillary Facility Outstandings are denominated in Euros, the aggregate amount of such Ancillary Facility Outstandings at such time and (ii) if such Ancillary Facility Outstandings are not denominated in Euros, the Euro equivalent (calculated using the Agent’s Spot Rate of Exchange at the relevant time) of the aggregate amount of such Ancillary Facility Outstandings at such time; and

(d)
in relation to any Telenet Additional Facility Outstandings, the aggregate of the Euro Amounts (calculated in accordance with paragraphs (a), (b) and (c) above) of each outstanding Utilisation, made under the relevant Facility or Facilities (as the case may be).

“Event of Default” means an event specified as such in Clause 22 (Default).
“Excess Capacity Network Service” means the provision of network services, or agreement to provide network services, by a member of the Group in favour of one or more other members of the Wider Group where such network services are only provided in respect of the capacity available to such member of the Group in excess of that network capacity it requires to continue to provide current services to its existing and projected future customers and to allow it to provide further services to both its existing and projected future customers.
“Existing Lender” has the meaning given to such term in Clause 29.3(a) (Transfers by Lenders).
“Existing Security” means the existing security entered into in connection with the Existing Senior Facility as set out in Schedule 5 (Existing Security).
“Existing Security Document” means an agreement or instrument in respect of Existing Security, as such agreement or instrument may be amended, restated and supplemented.
“Existing Security Provider” means an Original Obligor, SuperHoldco or Telenet Vlaanderen.
“Existing Senior Facility” means the €1,000,000,000 credit facilities provided to the Company pursuant to a credit agreement dated 10 May 2006 between (amongst others) the Company and KBC Bank NV as security agent.

“Expiry Date” means, in relation to a Documentary Credit granted under this Agreement, the date stated in it to be its expiry date or the latest date on which demand may be made under it being a date falling on or prior to the Final Maturity Date in respect of the relevant Telenet Additional Facility which is a Revolving Facility.
“Facility” means each Telenet Additional Facility, any Ancillary Facility and Documentary Credit and, where the context so admits or requires, includes each of them.
“Facility Office” means the office notified by a Lender to the Facility Agent:

(a)	on or before the date it becomes a Lender; or

(b)	by not less than five Business Days’ notice,
as the office(s) through which it will perform its obligations under this Agreement.
“FATCA” means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;

(b)
any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)
any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

“FATCA Application Date” means:

(a)	in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interests and certain other sources within the US), 1 July 2014;

(b)
in relation to a “withholdable payment” described at Section 1473(1)(A)(ii) of the Code (which relates to “gross proceeds” from the disposition of property of a type that can produce interest from sources within the US) 1 January 2017; or

(c)	in relation to a “passthru payment” described in section 1471(d)7 of the Code not falling within paragraphs (a) and (b) above, 1 January 2017, or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the Signing Date.

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA.
“FATCA Exempt Party” means a Party which is entitled to receive payments free from any deduction on account of FATCA.
“Fee Letter” means any letter entered into by reference to this Agreement between one or more Administrative Parties and an Obligor setting out the amount of certain fees referred to in this Agreement.
“Final Maturity Date” means:

(a)	in relation to each Ancillary Facility, the relevant Ancillary Facility Final Maturity Date; and

(b)	in relation to each Telenet Additional Facility, the Telenet Additional Facility Final Maturity Date specified in the relevant Telenet Additional Facility Accession Agreement.
“Finance Document” means:

(a)	this Agreement;

(b)	a Security Document;

(c)	a Fee Letter;

(d)	the Intercreditor Agreement;

(e)	each Telenet Additional Facility Accession Agreement;

(f)	any Ancillary Facility Document;

(g)	any Documentary Credit;

(h)	a Hedging Document;

(i)	a Transfer Certificate;

(j)	an Accession Agreement;

(k)	a Resignation Request; or

(l)	any other document designated as such by the Facility Agent and the Company.
“Finance Lease” means any contract treated as a finance or capital lease in accordance with the Accounting Principles.

“Finance Party” means a Lender, a Hedging Bank or an Administrative Party.
“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	moneys borrowed and debit balances at banks;

(b)	any acceptance credit (including any dematerialised equivalent);

(c)	any bond, note, debenture, loan stock or other similar instrument;

(d)	receivables sold or discounted (other than any receivables to the extent they are sold or discounted on a non-recourse basis);

(e)
payments for assets acquired or services supplied deferred for a period of over 180 days (or 360 days if such deferral is in accordance with the terms pursuant to which the relevant assets were or are to be acquired or services were or are to be supplied) after the relevant assets were or are to be acquired or the relevant services were or are to be supplied, or after the relevant invoice date;

(f)
(for the purposes of Clause 22.5 (Cross-default and Cross-acceleration) only) any derivative transaction protecting against or benefiting from fluctuations in any rate or price (and, at any time, the then marked to market value of the derivative transaction will be used to calculate its amount);

(g)	any other transaction (including any forward sale or purchase agreement) which has the commercial effect of a borrowing;

(h)	any counter-indemnity obligation in respect of any guarantee, indemnity, bond, letter of credit or any other instrument issued by a bank or financial institution; or

(i)	any guarantee, indemnity or similar assurance against financial loss of any person in respect of any item referred to in the above paragraphs, provided that the following shall not be regarded as Financial Indebtedness:

(i)	indebtedness which has been cash-collateralised, to the extent so cash-collateralised;

(ii)	indebtedness which is in the nature of equity (other than redeemable shares);

(iii)	any deposits or prepayments received by any member of the Group from a customer or subscriber for its service;

(iv)	obligations under Finance Leases;

(v)
any indebtedness in respect of any transaction or series of transactions that may be entered into by any member of the Group pursuant to which any member of the Group may sell, convey or otherwise transfer to (1) an Asset Securitisation Subsidiary (in the case of a transfer by any member of the Group) and (2) any other person (in the case of a transfer by an Asset Securitisation Subsidiary), or may grant a security interest in, any receivables (whether now existing or arising in the future) of any member of the Group, and any assets related thereto including, without limitation, all collateral securing such receivables, all contracts and all guarantees or other obligations in respect of such accounts receivable, the proceeds of such receivables and other assets which are customarily transferred, or in respect of which security interests are customarily granted, in connection with asset securitisation involving receivables; and

(vi)	any “parallel debt” obligations to the extent such obligations mirror other Financial Indebtedness.
“GAAP” means accounting principles generally accepted in the United States.
“Group” means the Company and its Subsidiaries and any Permitted Affiliate Parent and its Subsidiaries other than Group Excluded Subsidiaries.
“Group Excluded Subsidiary” means:

(a)	any Subsidiary of the Company or any Subsidiary of any Permitted Affiliate Parent which is a Dormant Subsidiary and which is not a Guarantor;

(b)	any Unrestricted Subsidiary;

(c)	any Subsidiary of the Company or any Subsidiary of any Permitted Affiliate Parent which is a Project Company;

(d)	any Asset Securitisation Subsidiary; and

(e)	any company which becomes a Subsidiary of the Company or a Subsidiary of any Permitted Affiliate Parent in each case, after the 2015 Amendment Effective Date pursuant to an Asset Passthrough, provided that any Group Excluded Subsidiary may, at the election of the Company and upon not less than 10 Business Days prior written notice to the Facility Agent, cease to be a Group Excluded Subsidiary and become a member of the Group.
“Group Reconciliation” means an unaudited schedule to the financial statements of the Reporting Entity demonstrating the necessary adjustments to the financial statements of the Reporting Entity to derive financial information applicable to the Group prepared in accordance with the Accounting Principles.
“Guarantor” means an Original Guarantor or an Additional Guarantor.
“Hedging Bank” has the meaning given to it in the Intercreditor Agreement.
“Hedging Document” has the meaning given to it in the Intercreditor Agreement.
“Holdco Debt” means any Financial Indebtedness of SuperHoldco and any Permitted Affiliate Holdco and, in each case, or one or more of their Subsidiaries (other than a member of the Group) in the form of any Financial Indebtedness incurred after the 2015 Amendment Effective Date where the incurrence of such Financial Indebtedness would not result in the pro forma ratio (giving effect to such incurrence and the ultimate use of proceeds thereof, which shall not include any cash balances resulting from such incurrence) for the latest Measurement Period ending prior to such incurrence (giving pro forma effect to any movement of cash out of the Group since such date pursuant to any Permitted Payments) exceeding the ratio set out in Clause 20.2 (Net Total Debt to Consolidated Annualised EBITDA) for the first Measurement Period ending following such incurrence, provided that such Financial Indebtedness is designated as “Holdco Debt” by written notice from the Company to the Facility Agent and the Security Agent by the date when the consolidated financial statements are due to be provided pursuant to Clause 19.1 (Financial Statements) for the first full financial quarter after such incurrence.
“Holding Company” of any other person, means a company in respect of which that other person is a Subsidiary.
“Holding Company Expenses” means:

(a)
costs (including all professional fees and expenses) incurred by any Holding Company of the Company or any Holding Company of any Permitted Affiliate Parent from time to time in connection with reporting obligations under or otherwise incurred in connection with compliance with applicable laws, applicable rules or regulations of any governmental, regulatory or self-regulatory body or stock exchange, this Agreement or any other agreement or instrument relating to Financial Indebtedness of Super Holdco or any Permitted Affiliate Holdco or any member of the Group from time to time;

(b)
indemnification obligations of any Holding Company of the Company or any Holding Company of any Permitted Affiliate Parent from time to time owing to directors, officers, employees or other persons under its charter or by-laws or pursuant to written agreements with any such person with respect to ownership of the Company or any Permitted Affiliate Parent or the conduct of the business of the Group;

(c)
obligations of any Holding Company of the Company or any Holding Company of any Permitted Affiliate Parent from time to time in respect of director and officer insurance (including premiums therefor) with respect to ownership of the Company, or any Permitted Affiliate Parent or the conduct of the business of the Group; and

(d)
general corporate overhead expenses, including professional fees and expenses and other operational expenses of any Holding Company of the Company or any Holding Company of any Permitted Affiliate Parent from time to time related to the ownership or operation of the business of the Company or any member of the Group, including acquisitions or dispositions by a member of the Group permitted hereunder (whether or not successful) in each case, to the extent such costs, obligations and/or expenses are not paid by another Subsidiary of such Holding Company.

“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.
“Impaired Agent” means the Facility Agent at any time when:

(a)	it has failed to make (or has notified a Finance Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(b)	the Facility Agent otherwise rescinds or repudiates a Finance Document;

(c)	(if the Facility Agent is also a Lender) it is a Defaulting Lender under paragraph (a) or (b) of the definition of “Defaulting Lender”; or

(d)	an Insolvency Event has occurred and is continuing with respect to the Facility Agent, unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and
payment is made within three Business Days of its due date; or

(ii)	the Facility Agent is disputing in good faith whether it is contractually obliged to make the payment in question.
113    “Increased Cost” means:

(a)	an additional or increased cost;

(b)	a reduction in the rate of return from a Facility or on a Finance Party’s (or its Affiliate’s) overall capital; or

(c)	a reduction of an amount due and payable under any Finance Document, which is incurred or suffered by a Finance Party or any of its Affiliates but only to the extent attributable to that Finance Party having entered into any Finance Document or funding or performing its obligations under any Finance Document.
“Insolvency Event” in relation to a Finance Party means that the Finance Party:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)
institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)
has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(ii)	is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(f)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(g)
seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets (other than, for so long as it is required by law or regulation not to be publicly disclosed, any such appointment which is to be made, or is made, by a person or entity described in paragraph (d) above);

(h)
has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter; or

(i)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (h) above.
“Information Memorandum” means the document in the form approved by the Company which, at the request of the Company was prepared in relation to this Agreement and distributed by the Mandated Lead Arrangers in connection with the syndication of the Facilities.
“Intellectual Property Rights” means all know-how, patents, trademarks, service marks, designs, business names, domain names, topographical or similar rights, copyrights, database rights and other intellectual property rights and any interests (including by way of licence) in any of the foregoing (in each case whether registered or not and including all applications for the same) of any member of the Group.
“Intercreditor Agreement” means the intercreditor agreement entered into or to be entered into between (amongst others) the Facility Agent (on behalf of all of the Finance Parties), the Security Agent and the Obligors as amended from time to time and most recently amended on the 2015 Amendment Effective Date.
“Interest” means, for any period, all interest and periodic financing charges (including, without limitation, acceptance commission or commitment fees) accrued during that period.
“Interkabel Acquisition” means (1) the acquisition by a member of the Group of the analogue and digital television business (including customer base) and certain or all assets related to this business and/or (2) the lease by a member of the Group of certain assets related to this business from:

(a)	Provinciale Intercommunale Elektriciteitsmaatschappij van Limburg Interelectra (INTERELECTRA) and Intermedia (INTERMEDIA);

(b)	West-Vlaamse Energie-en Teledistributiemaatschappij (WVEM);

(c)	Provinciale Brabantse Energiemaatschappij (PBE);

(d)	Interkommunale voor Teledistributie van het Gewest Antwerpen (Integan);

(e)	Interkabel Vlaanderen CVBA; and

(f)	IN.DI.
“Interpolated Screen Rate” means, in relation to LIBOR or EURIBOR, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:

(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the relevant period on which interest is to accrue; and

(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the relevant period on which interest is to accrue, each as of 11.00 am (London time) in respect of LIBOR (and as of 11.00 am in respect of EURIBOR) on the Quotation Date for such period.

“Intra-Group Services” means any of the following (provided that the terms of each such transaction are not materially less favourable, taken as a whole, to any member of the Group, as the case may be, than those that could be obtained in a comparable transaction in arm’s length dealings with a person that is not an Affiliate of the Company):

(a)	the sale of programming or other Content by any member(s) of the Wider Group to one or more members of the Group;

(b)
the lease or sublease of office space, other premises or equipment terms by one or more members of the Group to one or more members of the Wider Group or by one or more members of the Wider Group to one or more members of the Group;

(c)
the provision or receipt of other goods, services, facilities or other arrangements (in each case not constituting Financial Indebtedness) in the ordinary course of business, by or from one or more members of the Group to or from one or more members of the Wider Group including, without limitation:

(i)	the employment of personnel;

(ii)	provision of employee healthcare or other benefits;

(iii)	acting as agent to buy or develop equipment, other assets or services or to trade with residential or business customers; and

(iv)
the provision of treasury, audit, accounting, banking, strategy, IT, telephony, office, administrative, compliance, payroll or other similar services provided that the consideration for the provision thereof is, in the reasonable opinion of the Company, no less than the Cost; and

(d)
the extension, in the ordinary course of business and on terms not materially less favourable to the relevant member of the Group than arms’ length terms, by or to any member of the Group to or by any such member of the Wider Group of trade credit not constituting Financial Indebtedness in relation to the provision or receipt of Intra-Group Services referred to in paragraphs (a), (b) or (c) above.

“Joint Venture” means any joint venture entity, whether a company, unincorporated firm, undertaking, association, joint venture or partnership or any other entity.
“Law” means:

(a)	common or customary law;

(b)	any constitution, decree, judgment, legislation, order, ordinance, regulation, statute, treaty or other legislative measure in any jurisdiction; and

(c)
any directive, regulation, practice, requirement which has the force of law and which is issued by any governmental body or any central bank or other fiscal, monetary, regulatory or administrative authority.

“L/C Bank” means any Lender which has been appointed as an L/C Bank in accordance with Clause 6.11 (Appointment and Change of L/C Bank) and which has not resigned in accordance with Clause 6.11(c) (Appointment and Change of L/C Bank).
“L/C Bank Accession Certificate” means a duly completed accession certificate substantially in the form set out in Schedule 11 (Form of L/C Bank Accession Certificate).
“L/C Lender” has the meaning set out in Clause 6.1 (Issue of Documentary Credits).
“L/C Proportion” means, in relation to a Lender in respect of any Documentary Credit issued under a Telenet Additional Facility which is a Revolving Facility and save as otherwise provided in this Agreement, the proportion (expressed as a percentage) borne by such Lender’s Available Telenet Additional Facility Commitment to the aggregate of all Available Telenet Additional Facility Commitments in relation to that Telenet Additional Facility immediately prior to the issue of such Documentary Credit.

“Lender” means:

(a)	an Original Lender;

(b)	any Telenet Additional Facility Lender; or

(c)	any person (including each L/C Bank and each Ancillary Facility Lender) which becomes a Lender after the date of this Agreement, which in each case has not ceased to be a Lender in accordance with the terms of this Agreement.
“Lender Asset Security Release Confirmation” means a notice from the Facility Agent to the Lenders confirming that the consents required under Clause 28 (Amendments and Waivers) to release all of the Security other than that referred to in paragraph (b) of the definition of “80% Security Test” have been obtained.
“LIBOR” means, in relation to any amount to be advanced to or owed by an Obligor under this Agreement in a currency (other than Euro) on which interest for a given period is to accrue:

(a)	the rate per annum which appears on the Relevant Page for such period at the Specified Time on the Quotation Date for such period;

(b)
if no such rate is displayed and the Facility Agent shall not have selected an alternative service on which such rate is displayed as contemplated by the definition of “Screen Rate”, the Interpolated Screen Rate; or

(c)
if no such rate is displayed and the Facility Agent shall not have selected an alternative service on which such rate is displayed as contemplated by the definition of “Screen Rate” and it is not possible to calculate an Interpolated Screen Rate, the arithmetic mean (rounded upwards, if not already such a multiple, to the nearest 4 decimal places) of the rates (as notified to the Facility Agent) at which each of the Reference Banks was offering to prime banks in the London interbank market deposits in the relevant currency for such period at or about 11.00 am (London time) on the Quotation Date for such period.

“Licence” means each approval, consent, authorisation and licence from, and all filings, registrations and agreements with any governmental or regulatory authority, in each case granted, issued, made or entered into pursuant to any Telecommunications and Cable Law necessary in order to enable each member of the Group to carry on its business as may be permitted by the terms of this Agreement.
“Majority Acquisition” has the meaning given in paragraph (d) of the definition of “Permitted Acquisition”.

“Majority Lenders” means, at any time, Lenders:

(a)
whose share in the outstanding Utilisations and whose undrawn Commitments then aggregate two thirds or more of the aggregate of all the outstanding Utilisations and the undrawn Commitments of all the Lenders;

(b)	if there is no Utilisation then outstanding, whose undrawn Commitments then aggregate two thirds or more of the Total Telenet Additional Facility Commitments; or

(c)
if there is no Utilisation then outstanding and the Total Telenet Additional Facility Commitments have been reduced to zero, whose Commitments aggregated two thirds or more of the Total Telenet Additional Facility Commitments immediately before the reduction, provided that, solely for the purposes of determining whether any amendment or waiver of any term of the Finance Documents requested by the Company has been approved by the Majority Lenders, the amount of the Utilisations and undrawn Commitments of the Lenders referred to in paragraph (a) above shall be reduced by the amount of the Utilisations and undrawn Commitments of any Lender that has not, on or before the day 10 Business Days after the date such request has been notified to the Lenders by the Facility Agent, notified the Facility Agent of its decision or requested further information to enable it to make such decision, or has notified the Facility Agent that it is actively reviewing such request with a view to making such decision.
“Management Fees” means any management, consultancy or similar fees payable by any member of the Group to any Restricted Person.
“Margin” means the applicable Telenet Additional Facility Margin.
“Material Adverse Effect” means a material adverse effect on the ability of the Obligors (taken as a whole) to perform their payment obligations under any Finance Document.
“Material Group Member” means an Obligor or a Material Subsidiary.
“Material Subsidiary” means, at any time any Subsidiary of the Company or any Subsidiary of a Permitted Affiliate Parent (other than a Group Excluded Subsidiary) which accounts for more than 5 per cent. on an unconsolidated basis of Consolidated EBITDA in the financial statements most recently delivered under Clause 19.1 (Financial Statements).
“Maturing Advance” has the meaning given to such term in Clause 9.2 (Rollover Advances).

“Measurement Period” means the two consecutive financial quarters ending on, as the case may be, 31 December, 31 March, 30 June or 30 September of each year.
“Multi-account Overdraft” means an Ancillary Facility which is an overdraft facility comprising more than one account.
“Necessary Authorisations” means all material approvals, consents, authorisations and licences from, all rights granted by and all filings, registrations and agreements with, any government or other regulatory authority necessary in order to enable each member of the Group to carry on its business as may be permitted by the terms of this Agreement as carried on by it at the relevant time.
“Net Proceeds” means the aggregate cash (or cash equivalent) proceeds received by any member of the Group in consideration for or otherwise in respect of a relevant disposal, net of all Taxes applicable on, or to any gain resulting from, that disposal and of all reasonable costs, fees and expenses properly incurred by continuing members of the Group in arranging and effecting that disposal.
“Net Total Debt” means, at any time, Total Debt less Cash and Cash Equivalent Investments at that time.
“New Lender” has the meaning given to such term in Clause 29.3(a) (Transfers by Lenders).
“Non-Acceptable L/C Lender” means a Lender under any Revolving Facility which the Facility Agent has determined:

(a)
is not an Acceptable Bank within the meaning of paragraph (a) of the definition of “Acceptable Bank” (other than a Lender which each L/C Bank has agreed is acceptable to it notwithstanding that fact, any Initial Original Lender and any Affiliate of any Initial Original Lender);

(b)	is a Defaulting Lender; or

(c)
has failed to make (or has notified the Facility Agent that it will not make) a payment to be made by it under Clause 23.11 (Indemnities) or any other payment to be made by it under the Finance Documents to or for the account of any other Finance Party in its capacity as Lender by the due date for payment unless the failure to pay falls within the description of any of those items set out at (i) or (ii) of the definition of “Defaulting Lender”.

“Obligor” means a Borrower or a Guarantor.

“Obligor Pledge of Receivables” means the pledges of receivables that may be entered into between certain Obligors and the Security Agent in substantially the same form as the pledges of receivables that comprise part of the Existing Security.
“Operational Expenditure” means any expenditure which is or will be treated as an operational expenditure in the financial statements of the Group prepared in accordance with the Accounting Principles and delivered to the Facility Agent pursuant to Clause 19.1 (Financial Statements).
“Optional Currency” means, in relation to any Advance, any currency other than Euros and US Dollars which:

(a)	is readily available to banks in the London interbank market, and is freely convertible into Euros on the Quotation Date and the Utilisation Date for the relevant Advance; and

(b)	has been approved by the Facility Agent (acting on the instructions of all the Lenders) on or prior to receipt by the Facility Agent of the relevant Request.
“Original Financial Statements” means the audited consolidated financial statements of SuperHoldco for the year ended 31 December 2006 as prepared or restated in accordance with accounting principles and practices generally applied in Belgium, including IFRS.
“Original Lender” means:

(a)	an Initial Original Lender; and

(b)	any person which has become a New Lender under a Facility other than a Telenet Additional Facility in accordance with Clause 29 (Changes to the Parties), which in each case has not ceased to be a party in accordance with the terms of this Agreement.
“Original Obligor” means the Company or an Original Guarantor.
“Outstanding L/C Amount” means:

(a)	each sum paid or payable by an L/C Bank to a Documentary Credit Beneficiary pursuant to the terms of a Documentary Credit; and

(b)
all liabilities, costs (including, without limitation, any costs incurred in funding any amount which falls due from an L/C Bank under a Documentary Credit), claims, losses and expenses which an L/C Bank (or any of the L/C Lenders) incurs or sustains in connection with a Documentary Credit, in each case which has not been reimbursed or in respect of which cash cover has not been provided by or on behalf of a relevant Borrower.
“Participating Member State” means any member state of the European Union that at the relevant time has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.
“Party” means a party to this Agreement.
“Patriot Act” means the USA Patriot Act (Title 111 of Pub. L. 107-56 (signed into law October 26 2001)).
“Paying Lender” has the meaning given in Clause 7.3(g) (Ancillary Facility Default).
“Permitted Acquisition” means:

(a)	any acquisition by any member of the Group pursuant to a Permitted Disposal by a member of Group;

(b)	any Restricted Acquisition of a member of the Group by any other member of the Group as part of the solvent reorganisation of the Group;

(c)	any Restricted Acquisition of further share capital (or equivalent) of an entity which was a member of the Group immediately prior to the completion of the Restricted Acquisition;

(d)
any acquisition by a member of the Group of assets, businesses and entities or any equity interests in, or debts or securities owed or issued by any such entity, where upon completion of the acquisition the Target will be a Subsidiary of the Company or a Subsidiary of any Permitted Affiliate Parent or where a member of the Group will own directly or indirectly greater than a 50 per cent. interest in the assets or assets constituting the acquired business (a “Majority Acquisition”) and provided that:

(i)	the principal activities of such entities are related to the Permitted Business as at the date of this Agreement;

(ii)
such acquisition would not result in any Obligor or any other member of the Group being in violation of any applicable law, directive, national statute or administrative regulation relating to money-laundering, unlawful financial activities or unlawful use or appropriation of corporate funds including economic or financial sanctions or trade embargoes imposed by the US (including those administered by the Office of Foreign

Assets Control of the US Department of Treasury or equivalent European Union measure); and

(iii)
in the case of any Majority Acquisition where the Acquisition Cost exceeds €250,000,000 (or its equivalent), the Company provides to the Facility Agent within 60 days of the date of any such Majority Acquisition:

(A)
the most recent six months management accounts of or relating to the Target, together with a certificate signed by an authorised signatory of the Company certifying the amount of Cash Flow of the Target for the most recent six months and setting out the supporting calculations; and

(B)
a certificate signed by an authorised officer of the Company which certifies that, if the ratio of the Net Total Debt to Consolidated Annualised EBITDA was re-calculated for the most recent Measurement Period ending prior to the date of the Majority Acquisition in respect of which financial statements have been delivered pursuant to Clause 19.1(a) (Financial Statements) (the “Relevant Measurement Period”) but adding to the:

(1)
amount of Net Total Debt used in such calculation any net increase in the Net Total Debt since the end of the Relevant Measurement Period or subtracting from the amount of Net Total Debt used in such calculation any net deduction in the Net Total Debt (in each case taking into account the amount of Net Total Debt used to fund the Acquisition Cost and not taking into account the cash proceeds of any incurrence of Net Total Debt used to fund the Acquisition Cost); and

(2)	Consolidated Annualised EBITDA, the Annualised EBITDA of the Target for the Relevant Measurement Period,
the ratio of Net Total Debt to Consolidated Annualised EBITDA would be less than 5.50:1;

(e)
investments in any Asset Securitisation Subsidiary in connection with any asset securitisation programme or receivables factoring transaction otherwise permitted by Clause 21.6(b) (Disposals) that is reasonably necessary or advisable to effect such asset securitisation programme or receivables factoring programme;

(f)	any acquisition made by a member of the Group pursuant to the implementation of an Asset Passthrough;

(g)	acquisitions of Cash and Cash Equivalent Investments; and

(h)	acquisitions permitted by the Majority Lenders,
provided that:

(i)
in the case of any acquisition falling within paragraphs (a), (d) and (h) above (other than any acquisition of Cash or Cash Equivalent Investments) no Event of Default has occurred and is continuing at the time of such proposed acquisition; and

(ii)
in the case of any acquisition of any company or partnership, such company is a company incorporated with limited liability or is a limited liability partnership provided that the acquisition does not include the acquisition of the general partner of that limited liability partnership.

“Permitted Affiliate Group Designation Date” means any date on which the Facility Agent provides confirmation to the Company that the conditions set out in Clause 29.8 (Permitted Affiliate Group Designation) are satisfied.
“Permitted Affiliate Holdco” means the immediate Holding Company of any Permitted Affiliate Parent and any other Holding Company of any Permitted Affiliate Parent that is an issuer of, or has otherwise incurred, Holdco Debt and, in each case, which is either (i) a Subsidiary of the Common Holding Company or, (ii) to the extent the Common Holding Company is SuperHoldco, the Common Holding Company.
“Permitted Affiliate Parent” has the meaning given to such term in Clause 29.8 (Permitted Affiliate Group Designation).
“Permitted Affiliate Transactions” means:

(a)	transactions expressly permitted by the Finance Documents;

(b)
transactions in the ordinary course of business and either on no worse than arm’s length terms or, where there is no available market by which to assess whether such a transaction is on no worse than arm’s length terms, on terms such that the transaction is financially fair to the relevant Obligor or, as the case may be, other member of the Group;

(c)	transactions with any member of the Wider Group in relation to management services conducted at not less than the Cost of such services on behalf of such member of the Wider Group;

(d)
payments or other transactions pursuant to tax sharing agreements, arrangements to surrender tax losses or any tax advantageous group contribution made pursuant to applicable legislation and payments made pursuant thereto, to the extent such transactions are not prohibited by this Agreement and provided that, in the case of any tax losses received by any member of the Group from any member of the Wider Group, such member of the Group shall only make payment in relation to such tax losses in an amount equal to the amount of tax that would have otherwise been required to be paid by any member of the Group if those tax losses were not so received and such payment shall only be made in the tax year in which such losses are utilised by any member of the Group;

(e)	transactions relating to the provision of Intra-Group Services;

(f)	transactions to effect an Asset Passthrough;

(g)
any transaction to which one or more Obligors and one or more members of the Wider Group who are not Obligors are party where the sole purpose of such transaction is for such Obligors and members of the Wider Group to effect a transaction (including any Vendor Financing Arrangements permitted under Clause 21.7 (Financial Indebtedness)) with a person who is not a member of the Wider Group and which transaction is otherwise permitted by the terms of this Agreement;

(h)	insurance arrangements entered into in the ordinary course of business with a Captive Insurance Company;

(i)
transactions relating to capital contributions between members of the Wider Group and/or the Group or the amendment of the terms of any loans made by or any convertible unsecured loan stock or other securities issued by any member of the Wider Group and/or the Group to any other member of the Wider Group and/or the Group (whether by way of conversion of loans to convertible unsecured loan stock or vice versa or otherwise) or the capitalisation of, or the waiver of or the repayment of, loans made by or any convertible unsecured loan stock issued by any member of the Wider Group and/or the Group to any other member of the Wider Group and/or the Group, provided in each case that such transaction is otherwise permitted by the terms of this Agreement;

(j)
transactions relating to Excess Capacity Network Services provided that the price payable by any member of the Wider Group in relation to such Excess Capacity Network Services is no less than the Cost incurred by the relevant member of the Group in providing such Excess Capacity Network Services;

(k)	transactions contemplated by a Regulatory Authority Disposal;

(l)
the performance of obligations of any member of the Group under (A) the terms of any agreement to which any member of the Group is a party as of the 2015 Amendment Effective Date or (B) any agreement entered into after the 2015 Amendment Effective Date on substantially similar terms to an agreement under sub-paragraph (A) above, in each case, as these agreements may be amended, modified, supplemented, extended or renewed from time to time provided that any such agreement or amendment, modification, supplement, extension or renewal to such agreement, in each case, entered into after the 2015 Amendment Effective Date will be permitted to the extent that its terms are not materially more disadvantageous to the Lenders than the terms of the agreements in effect on the 2015 Amendment Effective Date;

(m)
any transaction in the ordinary course of business between or among the Company or any member of the Group and any Unrestricted Subsidiary or a joint venture or similar entity that would constitute a transaction restricted by Clause 21.11 (Restricted Payments) solely because the Company or any member of the Group owns an equity interest in or otherwise controls such Unrestricted Subsidiary, joint venture or similar entity;

(n)	the issuance of shares, securities or any options, warrants or other rights to acquire shares or securities of the Company or any Permitted Affiliate Parent to any Affiliate;

(o)	transactions constituting Subordinated Shareholder Loans; or

(p)	transactions constituting Permitted Transactions or Permitted Payments.
“Permitted Business” means the carrying on of the Business.
“Permitted Disposal” means:

(a)
any disposal (including, for the avoidance of doubt, the outsourcing of activities that support or are incidental to the Permitted Business) of assets on arm’s length commercial terms in the ordinary course of business;

(b)
any disposal of property or other assets on bona fide arm’s length commercial terms in the ordinary course of business in consideration for, or to the extent that the Net Proceeds of disposal are applied within 120 days after such disposal in the acquisition of, property or other assets of a similar nature and approximately equal value to be used in the Permitted Business;

(c)	the disposal of assets in exchange for other assets similar or superior as to type, value or quality;

(d)	any disposal of assets on bona fide arm’s length commercial terms where such assets are obsolete or no longer required for the purposes of the Permitted Business;

(e)
the application of cash in payments which are not otherwise restricted by the terms of this Agreement and the Security Documents including, for the avoidance of doubt, Permitted Acquisitions and Permitted Payments;

(f)	disposals (or the payment of management, consultancy or similar fees):

(i)	by an Obligor to another Obligor; or

(ii)	from a member of the Group (which is not an Obligor), to an Obligor; or

(iii)	from an Obligor to another member of the Group (which is not an Obligor); or

(iv)	from a member of the Group (which is not an Obligor) to another member of the Group (which is not an Obligor);

(g)	disposals arising as a result of any Permitted Security Interest;

(h)	disposals made in connection with Approved Stock Options;

(i)	the payment, transfer or other disposal of consideration for any Majority Acquisition, merger or consolidation permitted by Clause 21.9 (Acquisitions and Mergers);

(j)
the grant of indefeasible rights of use or equivalent arrangements with respect to network capacity, communications, fibre capacity or conduit, in each case on arm’s length commercial terms or on terms that are fair and reasonable and in the best interests of the Group;

(k)
the payment, transfer or other disposal between members of the Group constituting consideration or investment for or towards or in furtherance of any Permitted Acquisition, Permitted Joint Venture or a merger or consolidation permitted by Clause 21.9 (Acquisitions and Mergers);

(l)	the granting of operating leases or licences of real property on arm’s length terms;

(m)	any disposal made as part of a Permitted Transaction;

(n)
disposals of any shares or other interests in any Project Company, Group Excluded Subsidiary or Joint Venture or the assignment of any Financial Indebtedness owed to a member of the Group by a Project Company (or its Holding Company), Group Excluded Subsidiary or Joint Venture;

(o)	any disposal of any interest in an Unrestricted Subsidiary;

(p)	disposals of any assets pursuant to the implementation of an Asset Passthrough;

(q)	a Regulatory Authority Disposal;

(r)	disposals of real property provided that the fair market value of the real property disposed of in any financial year does not exceed the greater of €50,000,000 and 1% of Total Assets;

(s)
disposals of assets pursuant to sale and leaseback transactions (regardless of whether any such lease resulting from such a transaction constitutes an operating lease or a Finance Lease) where the aggregate fair market value of any assets disposed of in reliance on this paragraph (s) does not exceed the greater of:

(i)	€100,000,000 (or its equivalent in other currencies); and

(ii)	2% of Total Assets,
in any financial year;

(t)
disposals of accounts receivable on arm’s length commercial terms pursuant to an asset securitisation programme or receivables factoring transactions (recourse and non-recourse), provided that the aggregate amount of all such asset securitisations or receivables factoring transactions does not exceed the greater of:

(i)	€200,000,000 (or its equivalent in other currencies) at any time; and

(ii)	5% of Total Assets at any time;

(u)
(in addition to those described in paragraphs (a) to (t) above) a disposal of any person or asset the Annualised EBITDA of or attributable to which does not exceed the Remaining Percentage of the Consolidated Annualised EBITDA for the Latest Measurement Period, provided that:

(i)	no Default has occurred and is continuing or would occur as a result of such disposal;

(ii)	where required, a prepayment is made in accordance with Clause 10.3 (Mandatory Prepayment from Disposal Proceeds) in respect of such disposal; and

(iii)
the Company delivers to the Facility Agent a certificate signed by an authorised signatory of the Company which certifies that, if the financial ratio set out in Clause 20.2 (Net Total Debt to Consolidated Annualised

EBITDA) was re-calculated for the Latest Measurement Period but adjusting the:

(A)
amount of the Net Total Debt used in such calculations by adding any net increase in Net Total Debt since the end of the Latest Measurement Period or subtracting any net reduction in the Net Total Debt since the end of the Latest Measurement Period and any such reduction which will occur from a prepayment of a Facility made under Clause 10.5 (Voluntary Prepayment) or Clause 10.3(a) (Mandatory Prepayment from Disposal Proceeds) of this Agreement from the proceeds of such disposal; and

(B)
Consolidated Annualised EBITDA used in such calculations by subtracting the Annualised EBITDA attributable to persons or assets disposed of since the end of the Latest Measurement Period and the Annualised EBITDA attributable to the person or asset the subject of such disposal, in each case for the Latest Measurement Period, that financial ratio would not be breached; and
further provided that if, at the time of such disposal, any member of the Group has contractually committed or agreed to a future Majority Acquisition and such a Majority Acquisition occurs within 12 months (or less) of the disposal:

(iv)
the Remaining Percentage (as defined in paragraph (v) below) would instead not be exceeded if the aggregate Percentage Value of the contemplated Majority Acquisition is added to the calculation and tested at the time of the disposal on a pro forma basis (giving effect to the Annualised EBITDA of the Target based on then available historical financial information) and on an actual basis at the completion of the Majority Acquisition (and for these purposes the proviso in paragraph (v) below shall be disapplied so that the percentage of the Consolidated Annualised EBITDA represented by the Annualised EBITDA of the relevant disposal could be more than the Remaining Percentage immediately prior to such disposal provided that the Remaining Percentage would not be exceeded once any contemplated Majority Acquisition is taken into account as described in this paragraph (iv)); and

(v)
for the purpose of the certificate required by paragraph (u)(iii), the financial ratios shall be calculated giving pro forma effect to such Majority Acquisition (based on the then available historical financial information of the Target and including the Annualised EBITDA of the Target and any Financial Indebtedness expected to be incurred by the

Group to finance such Majority Acquisition) (and any such pro-forma effect contemplated by this paragraph (v) may apply to all such disposals and future Majority Acquisitions or only to specified disposals and Majority Acquisitions).

(v)	the “Remaining Percentage” is:

(i)	17.5 per cent.;

(ii)	less the aggregate Percentage Value of all previous disposals made after the 2015 Amendment Effective Date;

(iii)	and plus the aggregate Percentage Value of all Reinvestments made, as calculated in accordance with paragraph (w) below,
provided that the percentage of the Consolidated Annualised EBITDA represented by the Annualised EBITDA of the person or asset disposed of can never be more than the Remaining Percentage immediately prior to such disposal.

(w)	For the purposes of paragraphs (u) and (v) above:
“Annualised EBITDA”, “Consolidated Annualised EBITDA” and “EBITDA” have the meaning given to them in this Clause 1 (Definitions and Interpretation) but, when calculating EBITDA in relation to a person or asset that is being (or has been) acquired or disposed of, any amounts will be calculated using the methodology for calculating operating cash flow used in the accounts most recently filed with the SEC by or on behalf of the Ultimate Parent prior to the date of that acquisition or disposal, and, for the avoidance of doubt, any corporate costs or allocations paid or payable during the relevant period by a member of the Group which is being disposed of to one of its Affiliates pursuant to any general services (or similar) arrangement shall be deducted from the EBITDA of the member of the Group being disposed of;
“Latest Measurement Period” means the most recent Measurement Period for which financial statements have been delivered pursuant to Clause 19.1 (Financial Statements);
“Percentage Value” means:

(a)
in relation to a disposal, the percentage of the Consolidated Annualised EBITDA for what was the Latest Measurement Period at the time of the disposal which is represented by the Consolidated Annualised EBITDA of the person or asset disposed of (the “EBITDA Percentage”), after deducting a percentage equal to the EBITDA Percentage multiplied by the Proportion Repaid; and

(b)
in relation to a Reinvestment, the percentage of the Consolidated Annualised EBITDA for what was the Latest Ratio Period at the time of the Reinvestment (but taking into account each disposal made by the Group after the last day of that Latest Ratio Period and prior to the date of the relevant Reinvestment) which is represented by the Annualised EBITDA of the person or asset acquired multiplied by the Proportion Reinvested,

Where:
the “Proportion Reinvested” is that proportion of the purchase price for the person or asset acquired which is represented by the amount of the Net Proceeds of a previous disposal that were reinvested pursuant to the relevant Reinvestment;
the “Proportion Repaid” is that proportion of the Net Proceeds of that disposal prepaid pursuant to Clause 10.3(a) (Mandatory Prepayment from Disposal Proceeds) and/or repaid pursuant to Clause 10.5 (Voluntary Prepayment); and
“Reinvestment” means the reinvestment of all or any part of the Net Proceeds of a previous disposal made under paragraph (u) above by the Group after the 2015 Amendment Effective Date, including in circumstances where all or any part of such Net Proceeds are distributed as a Permitted Payment and an equity subscription is subsequently made in, or a Subordinated Shareholder Loan is subsequently made to, a member of the Group.
“Permitted Financial Indebtedness” means any Financial Indebtedness:

(a)	arising hereunder or under the Security Documents;

(b)	permitted pursuant to Clause 21.13 (Loans and Guarantees);

(c)	incurred through a Subordinated Shareholder Loan made to any member of the Group;

(d)
of any member of the Group arising as a result of the issue by it or a financial institution of a surety or performance bond in relation to the performance by such member of the Group of its obligations under contracts entered into in the ordinary course of its business (other than for the purpose of raising indebtedness);

(e)	approved in writing by the Facility Agent (acting on the instructions of the Majority Lenders);

(f)	owing by any member of the Group being permitted Management Fees or management, consultancy or similar fees payable to another member of the Group in respect of which payment has been deferred;

(g)	constituting Permitted Payments the payment of which has been deferred;

(h)	arising in relation to an Asset Passthrough;

(i)
of any Asset Securitisation Subsidiary incurred solely to finance any asset securitisation programme or programmes or one or more receivables factoring transactions otherwise permitted by Clause 21.6 (Disposals) as a Permitted Disposal under paragraph (t) of that definition;

(j)
of a company which is acquired by a member of the Group after the date hereof as an acquisition permitted by Clause 21.9 (Acquisitions and Mergers) where such Financial Indebtedness existed at the date of completion of such acquisition provided that the amount of such Financial Indebtedness is not increased beyond the amount in existence at the date of completion of the acquisition;

(k)
of any member of the Group (other than any Obligor) constituting Financial Indebtedness to all the holders (or their Affiliates) of the share capital of any such member of the Group on a basis that is substantially proportionate to their interests in such share capital (with any disproportionately large interest received by any member of the Group or any disproportionately small interest received by any person other than a member of the Group, in each case relative to its interests in such share capital, being ignored for this purpose), provided such Financial Indebtedness does not bear interest (other than by way of addition to its principal amount on a proportionate basis as described above) and is made on terms that repayment or pre-payment of such Financial Indebtedness shall only be made to each such holder:

(i)
in proportion to their respective interests in such share capital (ignoring any disproportionately large interest held by any member of the Group or any disproportionately small interest received by any person other than a member of the Group, in each case relative to its interests in such share capital, for this purpose); and

(ii)	only on and in connection with the liquidation or winding up (or equivalent) of such member of the Group;

(l)	arising as a result of any cash pooling arrangements in the ordinary course of the Group’s banking business to which any member of the Group is a party;

(m)	under:

(i)	a financial lease arrangement in relation to the Group’s corporate headquarters at Liersesteenweg 4, Mechelen, Belgium; and

(ii)	the Clientele Fees or the Annuity Fees;

(n)	which is incurred by a member of the Group pursuant to or in respect of any BIPT performance bond subject to an aggregate maximum amount outstanding at any time of €20,000,000 (or its equivalent);

(o)	constituting a Permitted Transaction;

(p)
of any member of the Group, in respect of which the person or persons to whom such Financial Indebtedness is or may be owed has or have no recourse whatever to any member of the Group for any payment or repayment in respect thereof, provided that:

(iii)	the extent of such recourse to such member is limited solely to the amount of any recoveries made on any such enforcement; and

(iv)
such person or persons are not entitled, pursuant to the terms of any agreement evidencing any right or claim arising out of or in connection with such Financial Indebtedness, to commence proceedings for the winding up, dissolution or administration of any member of the Group (or proceedings having an equivalent effect) or to appoint or procure the appointment of any receiver, trustee or similar person or officer in respect of any member of the Group or any of its assets until after the Commitments have been reduced to zero and all amounts outstanding under the Finance Documents have been repaid or paid in full;

(q)
arising under sale and leaseback arrangements or Vendor Financing Arrangements (to the extent these constitute Financial Indebtedness) provided that the aggregate principal amount thereof does not at any time exceed the amount that could be incurred so that the ratio of Net Total Debt to Consolidated Annualised EBITDA (giving pro forma effect to any such Financial Indebtedness and the use of proceeds thereof) is equal to, or less than, 5.50:1.00 (rounded to the second decimal number); and provided further that, in each case, the relevant lessor or provider of Vendor Financing Arrangements does not have the benefit of any Security Interest other than over the assets the subject of such sale and leaseback arrangements and/or Vendor Financing Arrangements; and

(r)	in addition to the Financial Indebtedness falling within paragraphs (a) to (q) above not exceeding at any time the greater of:

(iv)	€200,000,000 in aggregate (or its equivalent in other currencies); and

(v)	5% of Total Assets,

and further provided that in the case of any Financial Indebtedness constituted by an overdraft facility which operates on a gross/net basis only the net amount of such facility shall count towards such aggregate amount.
“Permitted Joint Venture” means:

(a)
any Restricted Acquisition referred to in paragraph (b) of the definition of “Permitted Acquisition” and any Restricted Acquisition as a result of a reorganisation of a person that is not a Subsidiary of the Company or a Subsidiary of any Permitted Affiliate Parent but in which a member of the Group has an interest, provided that such reorganisation does not result in an overall increase in the value of the Group’s interest in that person, other than adjustments to the basis of any member of the Group’s interest in accordance with the Accounting Principles;

(b)
any acquisition by a member of the Group of assets, businesses and entities or any equity interests in, or debts or securities owed or issued by any such entity, where upon completion of the acquisition the Target will not be a Subsidiary of the Company or a Subsidiary of any Permitted Affiliate Parent and where a member of the Group will own directly or indirectly no more than a 50 per cent. interest in the assets or assets constituting the acquired business (a “JV Minority Acquisition”) and provided that:

(i)	the principal activities of such entities are related to the Permitted Business as at the date of this Agreement; and

(ii)
in the case of any JV Minority Acquisition where the Acquisition Cost exceeds €250,000,000 (or its equivalent), the Company provides to the Facility Agent within 60 days of the date of any such JV Minority Acquisition:

(A)
the most recent six months management accounts of or relating to the Target, together with a certificate signed by an authorised signatory of the Company certifying the amount of Cash Flow of the Target for the most recent six months and setting out the supporting calculations; and

(B)
a certificate signed by an authorised officer of the Company which certifies that if the ratio of the Net Total Debt to Consolidated Annualised EBITDA was re-calculated for the most recent Measurement Period ending prior to the date of the JV Minority Acquisition in respect of which financial statements have been delivered pursuant to Clause 19.1(a) (Financial Statements) (the “Relevant Measurement Period”) but adding to the:

(1)
amount of Net Total Debt used in such calculation any net increase in the Net Total Debt since the end of the Relevant Measurement Period or subtracting from the amount of Net Total Debt used in such calculation any net deduction in the Net Total Debt (in each case taking into account the amount of Net Total Debt used to fund the Acquisition Cost); and

(2)	Consolidated Annualised EBITDA, the Annualised EBITDA of the Target for the Relevant Measurement Period,
the ratio of Net Total Debt to Consolidated Annualised EBITDA would be less than 5.50:1, provided that no Event of Default has occurred and is continuing at the time of such proposed acquisition.
“Permitted Payment” means any distribution, dividend, transfer of assets, loan or other payment:

(a)
to any Restricted Person in relation to transactions carried out on bona fide arm’s length commercial terms in the ordinary course of business or on terms which are fair and reasonable and in the best interest of the Group;

(b)	by way of payment of Management Fees:

(i)	which are paid on bona fide arm’s length terms in the ordinary course of business to a Restricted Person; or

(ii)	of up to an amount equal to the greater of (i) €15,000,000 and (ii) 0.5% of Total Assets in any financial year, provided that, at the time of payment, no Default is outstanding or would occur as a result of such payment;

(c)
by way of payment of principal or interest on Subordinated Shareholder Loans or by way of distributions, dividends or other payments made by the Company, any Permitted Affiliate Parent or Telenet International Finance S.à r.l. (but in the case of Telenet International Finance S.à r.l., provided that such payment, distribution or dividend is made to SuperHoldco only) provided that:

(i)	the ratio of Net Total Debt to Consolidated Annualised EBITDA is 5.00:1 or less prior to making the relevant payment and will be 5.00:1 or less after such payment has been made; and

(ii)	no Default has occurred and is continuing or would occur as a result of such payment;

(d)	in respect of a Permitted Transaction;

(e)	in respect of a Permitted Disposal;

(f)
in an amount to enable any Holding Company of a member of the Group to pay taxes that are formally due by such Holding Company but which are allocable to (A) the Group and are due by such Holding Company as a result of the Group being included in a fiscal unity (for corporate income and/or VAT purposes) with such Holding Company or (B) acting as a holding and/or financing company of the Group;

(g)	contemplated by a Regulatory Authority Disposal;

(h)
for financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including without limitation in connection with acquisitions or divestitures, which payments are approved by a majority of the members of the board of directors of SuperHoldco or any Permitted Affiliate Holdco;

(i)
by way of payment to any direct or indirect shareholder of the Company or any direct or indirect shareholder of any Permitted Affiliate Parent for all of its out-of-pocket expenses incurred in connection with its direct or indirect investment in the Company or any Permitted Affiliate Parent and any of their Subsidiaries;

(j)
made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a person or entity that is not a member of the Group in connection with, an asset securitisation programme or receivables factoring transaction otherwise permitted as a Permitted Disposal under paragraph (t) of that definition;

(k)	to fund the payment of Holding Company Expenses;

(l)	for the purpose of implementing any Content Transaction;

(m)
in an amount of up to the greater of €200,000,000 and 5% of Total Assets from the cash proceeds of a Content Transaction provided always that no Event of Default has occurred and is continuing or would result following such payment;

(n)
or other distribution, or the repayment of a loan, or the redemption of loan stock or redeemable equity made pursuant to an Asset Passthrough funded solely from cash generated by entities outside of the Group;

(o)	in an amount of up to the Revolving Facility Excluded Amount provided that:

(vi)
no breach of Clause 21.11 (Restricted Payments) shall occur as a result of a decrease in Consolidated Annualised EBITDA after any such distribution, dividend, transfer of assets, loan or other payment has been made; and

(vii)
if an amount equal to the Revolving Facility Excluded Amount in respect of any prior Measurement Period has been the subject of a distribution, dividend, transfer of assets, loan or other payment under this paragraph (o), no further distribution, dividend, transfer of assets, loan or other payment may be made under this paragraph (o) until there is an increase in Consolidated Annualised EBITDA in respect of any subsequent Measurement Period (the “Incremental EBITDA Amount”) such that it is above the level of Consolidated Annualised EBITDA at the time when the most recent distribution, dividend, transfer of assets, loan or other payment was made under this paragraph (o), in which case an amount equal to 0.25 multiplied by the Incremental EBITDA Amount for such Measurement Period may be the subject of a distribution, dividend, transfer of assets loan or other payment under this paragraph (o) provided that if at any time after a Permitted Payment is made under this paragraph (o) a Revolving Facility is prepaid or repaid in full or in part, a distribution, dividend, transfer of assets, loan or other payment may be made under this paragraph (o) in an amount equal to (x) if in full, the Revolving Facility Excluded Amount; and (y) if in part, the lower of an amount equal to (i) the Revolving Facility Excluded Amount and (ii) the amount of the partial prepayment or repayment of that Revolving Facility, at any time after the date of such prepayment or repayment and notwithstanding any further Advance under that Revolving Facility is made (including by way of Rollover Advance at the time of such repayment); and

(p)	by way of payment to any Restricted Person of consideration for an acquisition, merger or consolidation permitted by Clause 21.9 (Acquisitions and Mergers); and

(q)	not falling within the other limbs of this definition and not exceeding an aggregate amount equal to the greater of €250,000,000 and 3% of Total Assets in any financial year.
“Permitted Security Interest” means:

(a)	any Security Interest created or evidenced by the Security Documents or in favour of another Obligor;

(b)
any lien arising in the ordinary course of business by way of contract which secures indebtedness under any agreement for the supply of goods or services in respect of which payment is not deferred for more than 180 days (or 360 days if such deferral is in accordance with the terms pursuant to which the relevant goods were acquired or services provided);

(c)
any Security Interest imposed by any taxation or governmental authority in respect of amounts which are being contested by the relevant member of the Group in good faith and not yet payable for which adequate reserves have been set aside in the books of the relevant member of the Group in accordance with the Accounting Principles;

(d)	any Security Interest approved in writing by the Facility Agent (acting on the instructions of the Majority Lenders);

(e)	any Security Interest in favour of any bank incurred in relation to any cash management arrangements;

(f)	any netting or set-off arrangement entered into by a member of the Group in the ordinary course of business;

(g)	any Security Interest securing any Financial Indebtedness referred to in paragraph (j) of the definition of Permitted Financial Indebtedness above provided that:

(i)	such Security Interest was not created in contemplation of the acquisition of such company;

(ii)	the debt secured by such Security Interest is not increased beyond that secured at the date the company in question is acquired and such Security Interest secures only that debt; and

(iii)	such Security Interest is discharged within 12 months of completion of the relevant acquisition;

(h)	Security Interests arising under agreements entered into in the ordinary course of business relating to:

(iii)	network leases;

(iv)	the leasing of:

(A)	buildings;

(B)	cars; and

(C)	other operational equipment;

(i)
any Security Interests causing any retention of title arrangement contained in any contract for the acquisition of any asset by a member of the Group in the ordinary course of its business from any person in the ordinary course of its business and on customary terms unless in relation to such a retention of title arrangement, there are payments of €15,000,000 or more which are overdue and unpaid;

(j)
which is granted over the shares of, Financial Indebtedness owed by or other interests held in, or over the assets (including, without limitation, present or future revenues), attributable to a Project Company, a Group Excluded Subsidiary or a Permitted Joint Venture;

(k)
Security Interests securing any Financial Indebtedness on a pari passu or junior ranking basis (to the extent that any Financial Indebtedness is permitted or not prohibited under the terms of this Agreement) with respect to any part of the Facilities, provided that:

(i)
the ratio of Net Total Debt to Consolidated Annualised EBITDA (giving pro forma effect to any such Financial Indebtedness and the use of proceeds thereof) would not be greater than 5.50:1 (rounded to the second decimal number), provided that this limitation shall not apply to any Financial Indebtedness the proceeds of which are used to refinance (a) the Facilities (including any Telenet Additional Facility), or (b) any other Financial Indebtedness which is secured by assets that are subject to the Security; and

(ii)
any such Financial Indebtedness ranking pari passu with the Facilities is subject to an intercreditor agreement on terms acceptable to the Security Agent (acting reasonably) and any such Financial Indebtedness which is secured on a junior ranking basis over assets subject to the Security Interest is granted on terms where the rights of the relevant mortgagee, chargee or other beneficiary of such security in respect of any payment will be subordinated to the rights of the Finance Parties under an intercreditor agreement (providing for contractual subordination on terms comparable to the Loan Market Association’s form of intercreditor agreement at such time for mezzanine debt) and, in each case, the Finance Parties hereby agree to execute such intercreditor agreement as soon as practicable following request from the Company;

(l)
Security Interests securing Financial Indebtedness (which is permitted or not prohibited under the terms of this Agreement) the principal amount of which (when aggregated with the principal amount of any other Financial Indebtedness (which is permitted or not prohibited under the terms of this Agreement) which has the benefit of a Security Interest other than as permitted pursuant to paragraphs (a) to (k) above) does not exceed the greater of (i) €200,000,000 (or its equivalent in other currencies) and (ii) 5% of Total Assets:

(iii)	which may be secured on assets not subject to the Security Documents; or

(iv)
which may be secured on a junior ranking basis over assets subject to the Security provided that such junior ranking security shall be granted on terms where the rights of the relevant mortgagee, chargee or other beneficiary of such security in respect of any payment will be subordinated to the rights of the Finance Parties under an intercreditor arrangement (providing for contractual subordination on terms comparable to the Loan Market Association’s form of intercreditor agreement at such time for mezzanine debt) and each of the Finance Parties hereby agrees to execute such intercreditor agreement as soon as practicable following request from the Company; and

(m)
any Security Interest arising from any sale and leaseback arrangements or Vendor Financing Arrangements permitted to be incurred pursuant to paragraph (q) of the definition of Permitted Financial Indebtedness.

“Permitted Transaction” means:

(a)
an intra-Group re-organisation of a member of the Group (other than an Obligor) on a solvent basis (including by way of a solvent dissolution or liquidation of a Subsidiary of the Company where all the assets of that Subsidiary remain within the ownership of an Obligor);

(b)
transactions (other than (i) any sale, lease, license, transfer or other disposal and (ii) the granting or creation of Security Interests or the incurring or permitting to subsist of Financial Indebtedness) conducted in the ordinary course of trading on arm’s length terms;

(c)	the acquisition by any member of the Group of any shares in any other member of the Group;

(d)
a change in the corporate form of any member of the Group to form a private limited company (or its equivalent under the law of the jurisdiction of such member of the Group) or any other corporate limited liability form (a “Re-registration”) provided that:

(i)
if any of such Group member’s shares are the subject of Security in favour of the Finance Parties, the Security Agent may require such member of the Group to deliver new duly executed Security Documents on or prior to the completion of the Re-registration of that member of the Group on terms of an equivalent nature to the existing Security over that member of the Group’s Shares to ensure that the Finance Parties maintain legally valid, binding and effective Security over the Shares in that member of the Group as a consequence of that Re-registration, together with such other documents and evidence and legal opinions as the Security Agent may reasonably require in relation to the validity and effectiveness of the new Security and, for the avoidance of doubt, to the extent the Security Agent requests any such documents, no Re-registration of a member of the Group will complete until such documents have been delivered to the Security Agent in a form satisfactory to the Security Agent (acting reasonably); and

(ii)	such Re-registration is not materially adverse to the interests of the Finance Parties;

(e)	a Post-Closing Reorganisation;

(f)	a Spin-Off; and

(g)	any other transaction agreed by the Majority Lenders.
“Plan” means a plan that is subject to section 302 or regulated by Title IV of ERISA maintained by any member of the Group or any ERISA Affiliate currently or at any time within the last five years, or to which any member of the Group or any ERISA Affiliate is required to make payments or contributions or has made payments or contributions within the past five years.
“Pledge of Subordinated Shareholder Loans” means each pledge of Subordinated Shareholder Loans entered into between certain Restricted Persons and the Security Agent and any other pledge entered into pursuant to any such pledge or the terms of this Agreement.
“Post-Closing Reorganisation” has the meaning given to such term in Clause 10.2 (Mandatory Prepayment – Change of Control).
“Pro Rata Share” means:

(a)	for the purpose of determining a Lender’s share in a utilisation of a Facility, the proportion which its Commitment under that Facility bears to all the Commitments under that Facility; and

(b)	for any other purpose on a particular date:

(iv)	the proportion which a Lender’s share of the Utilisations (if any) bears to all the Utilisations;

(v)	if there is no Advance outstanding on that date, the proportion which its Commitment bears to the Total Telenet Additional Facility Commitments on that date;

(vi)
if the Total Telenet Additional Facility Commitments have been cancelled, the proportion which its Commitments bore to the Total Telenet Additional Facility Commitments immediately before being cancelled; or

(vii)	when the term is used in relation to a Facility, the above proportions but applied only to the Utilisations and Commitments for that Facility.
For the purpose of sub-paragraph (iv) above, the Facility Agent will (in its absolute discretion) determine, in the case of a dispute whether the term in any case relates to a particular Facility.
“Project Company” means a Subsidiary of a company (or a person in which such company has an interest) which has a special purpose and whose creditors have no recourse to any member of the Group in respect of Financial Indebtedness of that Subsidiary or person, as the case may be, or any of such Subsidiary’s or person’s Subsidiaries (other than recourse to such member of the Group who had granted a Security Interest over its shares or other interests in such Project Company beneficially owned by it provided that such recourse is limited to an enforcement of such a Security Interest).
“Qualifying Lender” means a Lender which is:

(a)	a credit institution established in a country of the European Economic Area or in a country with which the Kingdom of Belgium has concluded a Double Tax Treaty;

(b)	a “non-resident saver” within the meaning of Article 105, 5[0] of the Royal Decree implementing the Belgian Income Tax Code 1992;

(c)	a “professional investor” within the meaning of Article 105, 3[0] of the Royal Decree implementing the Belgian Income Tax Code 1992;

(d)	in the case of a U.S. Borrower only, a Lender which is not described in Clause 12.6 (U.S. Taxes); or

(e)	a company of a Member State that is associated with the Borrower within the meaning of Article 105, 6[0] of the Royal Decree implementing the Belgian Income Tax Code 1992.

“Quotation Date” means, in relation to any currency and any period for which an interest rate is to be determined:

(a)	if the relevant currency is U.S. Dollars, the first day of that period;

(b)	if the relevant currency is Euro, two TARGET Days before the first day of that period; or

(c)	in relation to any other currency, two Business Days before the first day of that period, provided that if market practice differs in the Relevant Interbank Market for a currency, the Quotation Date for that currency will be determined by the Facility Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Date will be the last of those days).
“Reference Banks” means BNP Paribas S.A. and ABN AMRO Bank N.V. and any other bank or financial institution appointed as such in good faith by the Facility Agent in consultation with the Company.
“Regulatory Authority Disposal” means any direct or indirect sale, lease, transfer, issuance or distribution of any part of a present or future undertaking, shares, property, rights, remedies or other assets by one or a series of transactions related or not (each referred to for the purposes of this definition as a “disposal”) by any member of the Group to another member of the Group or any other person, provided that such disposal is required by a regulatory authority or court of competent jurisdiction.
“Relevant Interbank Market” means, in relation to the Euro, the European Interbank Market and in relation to any other currency, the London interbank market therefor.
“Relevant Page” means the page or service on which the Screen Rate is displayed.
“Renewal Request” means, in relation to a Documentary Credit, a Request therefor, in respect of which the proposed Utilisation Date stated in it is the Expiry Date of an existing Documentary Credit and the proposed Euro Amount is the same or less than the Euro Amount of that existing Documentary Credit.
“Repeating Representations” means the representations which are deemed to be repeated under Clause 18.20 (Times for Making Representations and Warranties).
“Reportable Event” means:

(a)	an event specified as such in section 4043 of ERISA or any regulation promulgated thereunder, with respect to a Plan that is subject to Title IV of ERISA,

other than an event in relation to which the requirement to give 30 days notice of that event is waived by any regulation; or

(b)
a failure to meet the minimum funding standard under section 412 of the Code or section 302 of ERISA with respect to a Plan that is subject to such sections of the Code and ERISA, whether or not there has been any waiver of notice or waiver of the minimum funding standard under section 412 of the Code.

“Reporting Entity” means:

(a)	prior to any Permitted Affiliate Group Designation Date, SuperHoldco; and

(b)	on or following any Permitted Affiliate Group Designation Date, the Common Holding Company.
“Request” means:

(a)	in relation to an Advance, a duly completed notice substantially in the form set out in Part 1 of Schedule 3 (Form of Request); or

(b)	in relation to a Documentary Credit, a duly completed notice substantially in the form set out in Part 2 to Schedule 3 (Form of Request).
“Resignation Request” means a letter in the form of Schedule 9 (Form of Resignation Request), with such amendments as the Facility Agent and the Company may agree.
“Restricted Acquisition” means the acquisition, whether by one or a series of transactions, (including, without limitation, by purchase, subscription or otherwise) of all or any part of the share capital or equivalent of any company or other person (including, without limitation, any partnership or joint venture) or any asset or assets of any company or other person (including, without limitation, any partnership or joint venture) constituting a business or separate line of business of that company or other person.
“Restricted Payment” means, in each case whether in cash, securities, property or otherwise:

(a)	any direct or indirect distribution, dividend or other payment on account of any class of share capital or capital stock or other securities;

(b)	any payment of principal of, or interest on, any loan; or

(c)	any transfer of assets, loan or other payment,
in each case, to a Restricted Person.

“Restricted Person” means any Affiliate of the Borrower (other than a member of the Group).
“Revolving Facility” means any Telenet Additional Facility that is a revolving loan facility (including any Ancillary Facility and any Documentary Credit facility).
“Revolving Facility Excluded Amount” means 0.25 multiplied by the Consolidated Annualised EBITDA for the most recent Measurement Period.
“Rollover Advance” has the meaning given to such term in Clause 9.2 (Rollover Advances).
“Screen Rate” means:

(a)
in relation to LIBOR, the London interbank offered rate administered by the ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant currency and period displayed on pages LIBOR01 or LIBOR02 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate); and

(b)
in relation to EURIBOR, the Euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate), or, in each case, on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters. If such page or service ceases to be available, the Facility Agent may (following consultation with the Company and the Lenders) specify another page or service displaying the relevant rate.
“Security” means the Security Interests created or purported to be created pursuant to the Security Documents.
“Security Document” means:

(a)	the Company Share Pledge;

(b)	an Existing Security Document;

(c)	any Pledge of Subordinated Shareholder Loans;

(d)	any Obligor Pledge of Receivables;

(e)	any other agreement or instrument under which any Obligor may from time to time grant a Finance Party a Security Interest in respect of an obligation under any Finance Document; or

(f)	any other document designated as such by the Security Agent and the Company.
“Security Interest” means any mortgage, pledge, lien, charge, assignment, hypothecation or security interest or any other agreement or arrangement having a similar effect.
“Security Provider’s Deed of Accession” means a Deed of Accession (as defined in the Intercreditor Agreement).
“Signing Date” means the date of this Agreement.
“Specified Legal Expenses” means, to the extent not constituting an extraordinary, non-recurring or unusual loss, charge or expense, all attorneys’ and experts’ fees and expenses and all other costs, liabilities (including all damages, penalties, fines and indemnification and settlement payments) and expenses paid or payable in connection with any threatened, pending, completed or future claim, demand, action, suit, proceeding, inquiry or investigation (whether civil, criminal, administrative, governmental or investigative).
“Specified Time” means a time determined in accordance with Schedule 12 (Timetable).
“Structural Adjustment” has the meaning given to it in Clause 28.6 (Structural Adjustments).
“Subordinated Creditor” means any Restricted Person who has, at any relevant time, entered into a Pledge of Subordinated Shareholder Loans and the Intercreditor Agreement.
“Subordinated Shareholder Loans” means any Financial Indebtedness of any member of the Group owed to a Subordinated Creditor.
“Subsidiary” means an entity of which a person has direct or indirect control or owns directly or indirectly more than 50 per cent. of the voting capital or similar right of ownership and control for this purpose means the power to direct the management and the policies of the entity whether through the ownership of voting capital, by contract or otherwise.
“SuperHoldco” means Telenet Group Holding NV, a company registered in Belgium with the Crossroads Bank for Enterprises under number 0477.702.333 (RLP Antwerp, department Mechelen).

“Syndication” means the primary syndication of the Facilities by the Mandated Lead Arrangers.
“Target” means any assets or entity which is or are the subject of an acquisition in accordance with the terms of this Agreement.
“TARGET Day” means a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer payment system is open for the settlement of payments in Euro.
“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest imposed with respect thereto).
“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document other than:

(a)	a FATCA Deduction; or

(b)	a deduction or withholding for or on account of any Bank Levy (or otherwise attributable to, or arising as a consequence of, a Bank Levy).
“Tax Payment” means a payment made by an Obligor to a Finance Party in any way relating to a Tax Deduction or under any indemnity given by that Obligor in respect of Tax under any Finance Document.
“Telecommunications and Cable Law” means all laws, statutes, regulations and judgments relating to telecommunications, cable television and data services applicable to any member of the Group and/or the business carried on by any member of the Group in any jurisdiction in which a member of the Group is incorporated or formed or in which such member has its principal place of business or owns any material assets.
“Telenet Additional Facility” means an additional term and/or revolving loan facility (which may include any Ancillary Facility or Documentary Credit facility) referred to in Clause 2.1 (Telenet Additional Facility) and “Telenet Additional Facilities” means all or any such Telenet Additional Facilities.
“Telenet Additional Facility Accession Agreement” means an agreement in the form set out in Schedule 8 (Form of Telenet Additional Facility Accession Agreement) with such amendments as the Facility Agent may approve or reasonably require.
“Telenet Additional Facility Commitment” means in relation to:

(a)
a Telenet Initial Additional Facility Lender, the amount in Euros or U.S. Dollars set out as the Telenet Additional Facility Commitment of a Lender in the relevant Telenet Additional Facility Accession Agreement and the amount of any other

Telenet Additional Facility Commitment transferred to it under this Agreement; and

(b)	any other Telenet Additional Facility Lender, the amount in Euros or U.S. Dollars transferred to it in accordance with this Agreement, to the extent not cancelled, transferred or reduced under this Agreement.
“Telenet Additional Facility Lender” means:

(a)	a Telenet Initial Additional Facility Lender; and

(b)	any person which has become a New Lender (as defined in Clause 29.3 (Transfers by Lenders)) under a Telenet Additional Facility in accordance with Clause 29 (Changes to the Parties), which in each case has not ceased to be a Party in accordance with the terms of this Agreement.
“Telenet Additional Facility Margin” means the percentage rate set out in the relevant Telenet Additional Facility Accession Agreement.
“Telenet Additional Facility Outstandings” means, at any time, the aggregate principal amount of (i) any Advances outstanding under this Agreement, (ii) each Telenet Additional Facility Lender’s participation in an Outstanding L/C Amount and (iii) any Ancillary Facility Outstandings.
“Telenet Initial Additional Facility Lender” means a person which becomes a Lender under a Telenet Additional Facility pursuant to Clause 2.1 (Telenet Additional Facility).
“Telenet Vlaanderen” means Telenet Vlaanderen NV, a company registered in Belgium with the Crossroads Bank for Enterprises under number 0458.840.088 (RLP Antwerp, department Mechelen).
“Term” means:

(a)	in relation to an Advance, each period determined under this Agreement by reference to which interest on that Advance or an overdue amount is calculated; and

(b)	in relation to a Documentary Credit, the period from the date of its issue until its Expiry Date.
“Term Facility Advance” means any Advance other than any Advance under any Revolving Facility, and “Term Facility Advances” shall be construed accordingly.

“Total Assets” means the consolidated total assets of the Group as shown on the most recent balance sheet (excluding the footnotes thereto) of the Group delivered in accordance with Clause 19.1(a) (Financial Statements) (and, in the case of any determination relating to any incurrence of indebtedness or any investment, on a pro forma basis including any property or assets being acquired in connection therewith).
“Total Debt” means, at any time, the principal amount outstanding at that time of all Consolidated Group Borrowings plus any Holdco Debt outstanding from time to time, but excluding:

(a)	the capitalised element of indebtedness under the Clientele Fees and the Annuity Fees; and

(b)	any indebtedness incurred under the network lease entered into in connection with the Interkabel Acquisition up to a maximum aggregate amount of €195,000,000.
“Total Telenet Additional Facility Commitments” means, with respect to the Telenet Additional Facilities, the aggregate of all of the Telenet Additional Facility Commitments of all of the Telenet Additional Facility Lenders under all of the Telenet Additional Facilities or, when applied to an individual Telenet Additional Facility, the aggregate of all the Telenet Additional Facility Commitments of all of the Telenet Additional Facility Lenders under that Telenet Additional Facility.
“Transfer Certificate” means a certificate, substantially in the form of Schedule 4 (Form of Transfer Certificate), with such amendments as the Facility Agent may approve or reasonably require or any other form agreed between the Facility Agent and the Company.
“Transfer Date” means, in relation to any Transfer Certificate, the effective date of such transfer as specified in such Transfer Certificate.
“U.K.” means the United Kingdom.
“U.S. Borrower” means any Additional Borrower under this Agreement which is incorporated or formed in or under the laws of the United States or any jurisdiction thereof, or therein (including any State or the District of Columbia) or that is engaged in the conduct of a trade or business within the United States within the meaning of the Code.
“U.S. Dollars” means the lawful currency for the time being of the United States.
“U.S. Finance Vehicle” means a member of the Group which has been incorporated specifically for the purpose of becoming a U.S. Borrower under this Agreement and whose sole function is to act as a finance vehicle for the Group.

“U.S. Obligor” has the meaning given to it in Clause 22.6(b) (Insolvency).
“U.S. Person” means a United States person as defined by section 7701(a)(30) of the Code.
“Ultimate Parent” means Liberty Global PLC, together with its successors.
“United States” or “U.S.” means the United States of America.
“Unpaid Sum” means any sum due and payable by an Obligor under any Finance Document (other than any Ancillary Facility Document) but unpaid.
“Unrestricted Subsidiary” means each Subsidiary of the Company or any Subsidiary of any Permitted Affiliate Parent that is not an Obligor whose on-going funding requirements are not funded directly or indirectly (in whole or in part) by any member of the Group by way of drawings under the Facilities and which is designated by the Company or any Permitted Affiliate Parent in writing as an Unrestricted Subsidiary.
“Utilisation” means the utilisation of a Facility under this Agreement, whether by way of an Advance, the issue of a Documentary Credit or the utilisation of an Ancillary Facility.
“Utilisation Date” means:

(a)	in relation to an Advance, the date on which such Advance is (or is requested) to be made;

(b)	in relation to a utilisation by way of Ancillary Facility, the date on which such Ancillary Facility is established; and

(c)	in relation to a utilisation by way of Documentary Credit, the date on which such Documentary Credit is to be issued, in each case, in accordance with the terms of this Agreement.
“Vendor Financing Arrangements” means any arrangement, contractual or otherwise, pursuant to which credit or other financing is provided or arranged by a supplier (or any of its Affiliates) of assets (including equipment) and/or related services to a member of the Group in connection with such supply of assets and/or services.
“Wider Group” means the Ultimate Parent and its Subsidiaries from time to time (other than a member of the Group).

1.2	Construction

(a)	In this Agreement, unless the contrary intention appears, a reference to:

(i)	an amendment includes a supplement, novation, restatement or re-enactment and amended will be construed accordingly;

(ii)	assets includes present and future properties, revenues and rights of every description;

(iii)	an authorisation includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration or notarisation;

(iv)	disposal means a sale, transfer, grant, lease or other disposal, whether voluntary or involuntary, and dispose will be construed accordingly;

(v)	indebtedness includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money;

(vi)
know your customer requirements are the identification checks that a Finance Party requests in order to meet its obligations under any applicable law or regulation to identify a person who is (or is to become) its customer;

(vii)
a person includes any individual, company, corporation, unincorporated association or body (including a partnership, trust, joint venture or consortium), government, state, agency, organisation or other entity whether or not having separate legal personality;

(viii)
a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not having the force of law, being of a type with which any person to which it applies is accustomed to comply) of any governmental, inter-governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(ix)	a currency is a reference to the lawful currency for the time being of the relevant country;

(x)	an Event of Default or a Default being outstanding means that it has not been remedied or waived;

(xi)	a provision of law is a reference to that provision as extended, applied, amended or re-enacted and includes any subordinate legislation;

(xii)	a Clause, a Sub-Clause or a Schedule is a reference to a Clause or Sub-Clause of, or a schedule to, this Agreement;

(xiii)	a Party or any other person includes its assignees, transferees, successors in title, and merged entities thereof;

(xiv)
a Finance Document or other document includes (without prejudice to any prohibition on amendments) all amendments however fundamental to that Finance Document or other document, including any amendment providing for any increase in the amount of a facility or any additional facility;

(xv)	a time of day is a reference to Paris time;

(xvi)
except as provided to the contrary in this Agreement, an accounting term used in any of Clause 1.1 (Definitions), or Clause 20 (Financial Covenants) is to be construed in accordance with the Accounting Principles;

(xvii)
a Borrower providing “cash cover” for a Documentary Credit or an Ancillary Facility means that Borrower paying an amount in the currency of the Documentary Credit (or, as the case may be, Ancillary Facility) to an interest-bearing account in the name of that Borrower and the following conditions being met:

(A)	the account is with the Security Agent or with the L/C Bank or Ancillary Facility Lender for which that cash cover is to be provided;

(B)
subject to Clause 6.9(b) (Cash Cover by Borrower), until no amount is or may be outstanding under that Documentary Credit or Ancillary Facility, withdrawals from the account may only be made to pay a Finance Party amounts due and payable to it under this Agreement in respect of that Documentary Credit or Ancillary Facility; and

(C)
that Borrower has executed a Security Document in respect of that account or a security document over that account, in form and substance satisfactory to the Security Agent or the L/C Bank or Ancillary Facility Lender, each acting reasonably, with which that account is held, creating a first ranking security interest over that account;

(xviii)
a Lender’s “participation” in relation to a Documentary Credit, shall be construed as a reference to the relevant amount that is or may be payable by that Lender in relation to that Documentary Credit;

(xix)	a Borrower “repaying” or “prepaying” a Documentary Credit or Ancillary Facility Outstandings means:

(A)	that Borrower providing cash cover for that Documentary Credit or in respect of the Ancillary Facility Outstandings;

(B)	the maximum amount payable under the Documentary Credit or Ancillary Facility being reduced or cancelled in accordance with its terms; or

(C)
the relevant L/C Bank or Ancillary Facility Lender being satisfied that it has no further liability under that Documentary Credit or Ancillary Facility, and the amount by which a Documentary Credit is, or Ancillary Facility Outstandings are, repaid or prepaid under paragraphs (A) and (B) above is the amount of the relevant cash cover or reduction;

(xx)	an amount “borrowed” includes any amount utilised by way of Documentary Credit or under an Ancillary Facility;

(xxi)	a Lender funding its participation in a Utilisation includes a Lender participating in a Documentary Credit;

(xxii)	an “outstanding amount” of a Documentary Credit at any time is the maximum amount that is or may be payable by a Borrower in respect of that Documentary Credit at that time; and

(xxiii)
a liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrator receiver, administrator or similar officer includes a curator/curateur, verefferaar/liquidateur, voorlopig bewindvoerder/administrateur judiciaire, commissaris inzake opschorting/commissaire au sursis and sekwester/séquestre;

(xxiv)
a security interest includes a mortgage (hypotheek/hypothèque), a pledge (pand/nantissement), a privilege (voorrecht/privilège), a retention of title (eigendomsvoorbehoud/réserve de propriété), a real surety (zakelijke zekerheid/sûreté réelle), a transfer by way of security (overdracht ten titel van zekerheid/transfert à titre de garantie) and a promise or mandate to create any of the security interest mentioned above;

(xxv)	a person being unable to pay its debts is that person being in a state of cessation of payments (staking van betaling/cessation de paiements);

(xxvi)	a composition includes gerechtelijk akkoord/concordat judiciaire;

(xxvii)
an insolvency includes gerechtelijk akkoord/concordat judiciaire, gerechtelijke reorganisatie/réorganisation judiciaire, faillissement/faillite, voorlopige ontneming van beheer/déssaisissement provisoire and any other concurrence between creditors (samenloop van schuldeisers/concours des créanciers);

(xxviii)	a winding up, liquidation, administration or dissolution includes vereffening/liquidation, ontbinding/dissolution, faillissement/faillite and sluiting van een onderneming/fermeture d’enterprise; and

(xxix)	an attachment, sequestration, distress, execution or analogous events includes uitvoerend beslag/saisie exécutoire and bewarend beslag/saisie conservatoire.

(b)
Unless the contrary intention appears, a reference to a month or months is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month or the calendar month in which it is to end, except that:

(i)	if the numerically corresponding day is not a Business Day, the period will end on the next Business Day in that month (if there is one) or the preceding Business Day (if there is not);

(ii)	if there is no numerically corresponding day in that month, that period will end on the last Business Day in that month; and

(iii)
notwithstanding sub-paragraph (i) above, a period which commences on the last Business Day of a month will end on the last Business Day in the next month or the calendar month in which it is to end, as appropriate.

(c)
Unless expressly provided to the contrary in a Finance Document, a person who is not a party to a Finance Document may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999 and, notwithstanding any term of any Finance Document, no consent of any third party is required for any amendment (including any release or compromise of any liability) or termination of any Finance Document.

(d)	Unless the contrary intention appears:

(i)	a reference to a Party will not include that Party if it has ceased to be a Party under this Agreement;

(ii)	unless otherwise stipulated, a word or expression used in any other Finance Document or in any notice given in connection with any Finance

Document has the same meaning in that Finance Document or notice as in this Agreement; and

(iii)
any obligation of an Obligor under the Finance Documents which is not a payment obligation remains in force for so long as any payment obligation of an Obligor is or may be outstanding under the Finance Documents.

(e)	The headings in this Agreement do not affect its interpretation.

1.3	Permitted Affiliate Group Designation Date
On and from any Permitted Affiliate Group Designation Date any obligation in this Agreement of the Company to procure that members of the Group comply with any covenant shall be construed such that the Company shall be obliged to procure that only its Subsidiaries that are members of the Group comply with that obligation and the relevant Permitted Affiliate Parent shall be obliged to procure that its Subsidiaries that are members of the Group comply with that obligation.

2.	FACILITIES

2.1	Telenet Additional Facility

(a)
Any person may, subject to the terms of this Agreement, become a Lender by delivering to the Facility Agent a Telenet Additional Facility Accession Agreement in each case duly completed and executed by that person and the Borrower. That person shall become a Lender on the date specified in a Telenet Additional Facility Accession Agreement.

(b)
Upon the relevant person becoming a Lender, the Total Telenet Additional Facility Commitments shall be increased by the amount set out in the relevant Telenet Additional Facility Accession Agreement as that Lender’s Telenet Additional Facility Commitment.

(c)
Each Lender will grant to the relevant Borrower a term loan facility or a revolving loan facility (which may include any Ancillary Facility or Documentary Credit) in the amount specified in the relevant Telenet Additional Facility Accession Agreement in Euros or U.S. Dollars during the Availability Period specified in such Telenet Additional Facility Accession Agreement, subject to the terms of this Agreement.

(d)
The execution by the Borrower of a Telenet Additional Facility Accession Agreement constitutes confirmation by each Guarantor that its obligations under Clause 17 (Guarantee and Indemnity) shall continue unaffected except that those obligations shall extend to the Total Telenet Additional Facility Commitments as increased by the addition of the relevant Lender’s Commitment and shall be owed to each Finance Party including the relevant Lender.

(e)
Each Lender, by executing a Telenet Additional Facility Accession Agreement, confirms (for the avoidance of doubt) that the Facility Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the Telenet Additional Facility becomes effective.

(f)	The Company may only arrange a Telenet Additional Facility, and paragraphs (a) to (e) shall only take effect if:

(i)
after giving effect to the utilisation of the Total Telenet Additional Facility Commitments under such Telenet Additional Facility, the ratio of Net Total Debt to Consolidated Annualised EBITDA would not be greater than 5:1; and

(ii)	either:

(A)
the average maturity date of the Telenet Additional Facility (taking into account any scheduled amortisation and any voluntary or mandatory cancellation which is anticipated when the Telenet Additional Facility is arranged) is no earlier than 31 July 2017; or

(B)	after giving effect to the utilization in full of such Telenet Additional Facility the ratio of Net Total Debt to Consolidated Annualised EBITDA would not be greater than 4:1.

2.2	Overall Facility Limits

(a)
The aggregate amount of all outstanding Advances under a Telenet Additional Facility shall not at any time exceed the relevant Total Telenet Additional Facility Commitments for that Telenet Additional Facility.

(b)
The aggregate amount of the participations of a Lender in advances under a Telenet Additional Facility shall not at any time exceed that Lender’s Telenet Additional Facility Commitment for that Telenet Additional Facility at that time.

2.3	Nature of a Finance Party’s Rights and Obligations
Unless all the Finance Parties agree otherwise:

(a)	the obligations of a Finance Party under the Finance Documents are several;

(b)	failure by a Finance Party to perform its obligations does not affect the obligations of any other Party under the Finance Documents;

(c)	no Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents;

(d)	the rights of a Finance Party under the Finance Documents are separate and independent rights;

(e)	a Finance Party may, except as otherwise stated in the Finance Documents, separately enforce those rights; and

(f)	a debt arising under the Finance Documents to a Finance Party is a separate and independent debt.

2.4	Security Agent as Joint Creditor

(a)
Each of the Obligors and each of the Finance Parties agree that the Security Agent shall be the joint and several creditor of each and every obligation of any Obligor towards each of the Finance Parties under each Finance Document, and that accordingly the Security Agent will have its own independent right to demand performance by the relevant Obligor of those obligations. However, any discharge of such obligation to either the Security Agent or a Finance Party shall, to the same extent, discharge the corresponding obligation owing to the other.

(b)
Without limiting or affecting the Security Agent’s rights against any Obligor (whether under this paragraph or under any other provision of the Finance Documents), the Security Agent agrees with each other Finance Party (on a several and divided basis) that, subject as set out in the next sentence, it will not exercise its rights as a joint and several creditor with a Finance Party except after consultation with the relevant Finance Party. However, for the avoidance of doubt, nothing in the previous sentence shall in any way limit the Security Agent’s right to act in the protection or preservation of rights under or to enforce any Security Document as contemplated by the Finance Documents (or to do any act reasonably incidental to any of the foregoing).

(c)
Each of the Finance Parties hereby appoints the Security Agent as its representative in the sense of Article 5 of the Belgian Financial Collateral Act of 15 December 2004 (Wet van 15 december 2004 betreffende financiële zekerheden en houdende diverse fiscale bepalingen inzake zakelijke-zekerheidsovereenkomsten en leningen met betrekking tot financiële instrumenten) (the “Financial Collateral Law”) for the purpose of each Belgian law governed pledge over the shares of a member of the Group granted to secure the Obligors’ liabilities under the Finance Documents.

3.	PURPOSE

3.1	Advances
Each Utilisation may only be used for the general corporate purposes of the Group (including, without limitation, funding the payment of permitted dividends or intercompany loans by the Company, financing a Permitted Acquisition, a Permitted Joint Venture and/or refinancing amounts outstanding under any other Facility).

3.2	No Obligation to Monitor
No Finance Party is bound to monitor or verify the utilisation of a Facility.

4.	CONDITIONS PRECEDENT

4.1	Conditions precedent documents
The obligations of each Lender under Clause 5.5 (Participations in Advances) to make an Advance and an L/C Bank to issue a Documentary Credit are subject to the condition precedent that the Facility Agent has notified the Company and the Lenders that it has received (or waived receipt of) all of the documents and evidence set out in Part 1 of Schedule 2 (Conditions Precedent Documents) in form and substance satisfactory to the Facility Agent. The Facility Agent must give this notification to the Company and the Lenders promptly upon being so satisfied.

4.2	Further Conditions Precedent
The obligations of each Lender to participate in any Advance and an L/C Bank to issue a Documentary Credit are subject to the further conditions precedent that on both the date of the Request and the Utilisation Date for that Advance or Documentary Credit:

(a)
in the case of a Rollover Advance or a Documentary Credit that is being renewed pursuant to Clause 6.2 (Renewal of Documentary Credits), no Event of Default is outstanding or would result from the Advance or Documentary Credit; or

(b)	in any other case:

(i)	the Repeating Representations are, and will be immediately after the Advance is drawn or the Documentary Credit is issued, correct in all material respects; and

(ii)	no Default is outstanding or would result from the Advance or Documentary Credit; and

(iii)	no change of control has occurred where the event has not been waived by the Majority Lenders.

5.	ADVANCES

5.1	Delivery of Requests
Subject to the terms of this Agreement, an Advance will be made by the Lenders to the Borrower or a Documentary Credit will be issued by an L/C Bank at the Borrower’s request if:

(a)	in the case of an Advance, the Facility Agent has received from such Borrower a duly completed Request; and

(b)	in the case of a Documentary Credit, both the Facility Agent and the relevant L/C Bank have received from a Borrower a duly completed Request in the relevant form, in each case, (unless otherwise agreed with the Facility Agent (and, in relation to a Documentary Credit only, the L/C Bank)) by the Specified Time or (if applicable) by not later than the time specified in the relevant Telenet Additional Facility Accession Agreement.

5.2	Completion of Requests

(a)	A Request for an Advance or a Documentary Credit will not be regarded as having been duly completed unless:

(i)	it identifies the Borrower;

(ii)	it identifies the Facility the Advance or Documentary Credit applies to;

(iii)	it identifies the currency of the proposed Advance (which must be in Euros or US Dollars) or, in relation to a Revolving Facility, an Optional Currency;

(iv)	the Utilisation Date is a Business Day falling within the relevant Availability Period;

(v)	the proposed Term complies with this Agreement;

(vi)
in the case of a Documentary Credit, the proposed form of Documentary Credit is substantially in the form set out in Schedule 10 (Form of Documentary Credit) unless the relevant L/C bank shall have approved the terms of such Documentary Credit (acting reasonably); and

(vii)	in the case of a Utilisation by way of a Documentary Credit, the proposed Term of the Documentary Credit ends on or before the Final Maturity Date in respect of the relevant Revolving Facility.

(b)	Only one Advance or Documentary Credit may be requested in each Request (other than the Request in respect of the first utilisation under each Facility).

(c)
The maximum number of Advances or Documentary Credits permitted to be outstanding at any time in respect of a Telenet Additional Facility shall be the number specified in the relevant Telenet Additional Facility Accession Agreement.

5.3	Amount of Advance or Documentary Credit

(a)	Except as provided below, the Euro Amount of an Advance must be a minimum amount of €5,000,000 and an integral multiple of €1,000,000.

(b)
The amount of an Advance may also be the balance of the relevant undrawn Total Telenet Additional Facility Commitments or such other amount as the Facility Agent (acting on behalf of the Lenders) may agree.

(c)	In the case of a Documentary Credit, the proposed Euro Amount of such Documentary Credit shall be a minimum of €1,000,000 or such lesser amount as the relevant L/C Bank may agree (acting reasonably).

5.4	Notification to the Lenders
The Facility Agent must promptly notify each Lender participating in the relevant Advance of each request for an Advance and the amount of its participation in that Advance.

5.5	Participations in Advances

(a)	The amount of each Lender’s share of the Advance will be its Pro Rata Share on the proposed Utilisation Date.

(b)	No Lender is obliged to participate in an Advance if, as a result:

(i)	its share in the Advances under a Facility would exceed its Commitment for that Facility; or

(ii)	the Advances would exceed the Total Telenet Additional Facility Commitments.

(c)
If the conditions set out in this Agreement have been met, each Lender must make its share in the Advance available to the Facility Agent for the relevant Borrower through its Facility Office on the Utilisation Date.

(d)	The Facility Agent shall determine the Euro Amount of each Advance under a Revolving Facility which is to be made in an Optional Currency and notify each relevant Lender of the amount, currency and the Euro Amount of each Advance, the amount of its participation in that Advance and, if different, the amount of that participation to be made available by it, by the Specified Time.

6.	DOCUMENTARY CREDITS

6.1	Issue of Documentary Credits

(a)	Each L/C Bank shall issue Documentary Credits pursuant to Clause 4.2 (Further Conditions Precedent) by:

(i)	completing the issue date and the proposed Expiry Date of any Documentary Credit to be issued by it; and

(ii)	executing and delivering such Documentary Credit to the relevant Documentary Credit Beneficiary on the relevant Utilisation Date.

(b)
Each Lender having a Telenet Additional Facility Commitment in relation to a Revolving Facility (an “L/C Lender”) will participate by way of indemnity in each Documentary Credit issued under the relevant Facility in an amount equal to its L/C Proportion.

(c)
The Facility Agent shall notify each L/C Lender and the relevant L/C Bank of the details of any requested Documentary Credit (including the Euro Amount of it, and, if such Documentary Credit is not to be denominated in Euro, the relevant currency in which it will be denominated and the amount of it) and its participation in that Documentary Credit.

6.2	Renewal of Documentary Credits

(a)
Each Borrower may request that a Documentary Credit issued on its behalf be renewed by delivering to the Facility Agent and the relevant L/C Bank a Renewal Request which complies with Clause 4.2 (Further Conditions Precedent) and Schedule 3 (Form of Request).

(b)	The terms of each renewed Documentary Credit shall be the same as those of the relevant Documentary Credit immediately prior to its renewal, except that (as stated in the Renewal Request therefor):

(i)	its amount may be less than the amount of such Documentary Credit immediately prior to its renewal; and

(ii)
its Documentary Credit Term shall start on the date which was the Expiry Date of that Documentary Credit immediately prior to its renewal, and shall end on the proposed Expiry Date specified in the Renewal Request.

(c)
If the conditions set out in this Clause 6.2 (Renewal of Documentary Credits) have been met, the relevant L/C Bank shall amend and re-issue the relevant Documentary Credit pursuant to a Renewal Request.

6.3	Reduction of a Documentary Credit

(a)	If, on the proposed Utilisation Date of a Documentary Credit, any of the Lenders under the relevant Revolving Facility is a Non-Acceptable L/C Lender and:

(i)	that Lender has failed to provide cash collateral to the relevant L/C Bank in accordance with Clause 6.8 (Cash Collateral by Non-Acceptable L/C Lender); and

(ii)	either:

(A)	the relevant L/C Bank has not required the relevant Borrower which requested the Documentary Credit to provide cash cover pursuant to Clause 6.9 (Cash Cover by Borrower); or

(B)	the relevant Borrower which requested the Documentary Credit has failed to provide cash cover to the relevant L/C Bank in accordance with Clause 6.9 (Cash Cover by Borrower), the relevant L/C Bank may reduce the amount of that Documentary Credit by an amount equal to the amount of the participation of that Non-Acceptable L/C Lender in respect of that Documentary Credit and that Non-Acceptable L/C Lender shall be deemed not to have any participation (or obligation to indemnify the relevant L/C Bank) in respect of that Documentary Credit for the purposes of the Finance Documents.

(b)	The relevant Borrower shall notify the Facility Agent (with a copy to the relevant L/C Bank) of each reduction made pursuant to this Clause 6.3 (Reduction of a Documentary Credit).

(c)	This Clause 6.3 (Reduction of a Documentary Credit) shall not affect the participation of each other Lender in that Documentary Credit.

6.4	Revaluation of Documentary Credits

(a)
If any Documentary Credit is denominated in a currency other than Euro, the Facility Agent shall at six monthly intervals after the date of the Documentary Credit recalculate the Euro Amount of that Documentary Credit by notionally converting into Euro, the outstanding amount of that Documentary Credit on the basis of the Agent’s Spot Rate of Exchange on the date of calculation.

(b)
The relevant Borrower shall, if requested by the Facility Agent within two days of any calculation under paragraph (a) above, ensure that within three Business Days sufficient outstanding amounts under the Revolving Facility in relation to that Documentary Credit are repaid (subject to Break Costs, if applicable, but otherwise without penalty or premium which might otherwise be payable), to prevent the Euro Amount of the outstanding amounts under that Revolving Facility exceeding the aggregate amount of all of the Telenet Additional Facility Commitments in relation to that Revolving Facility adjusted to reflect any cancellations or reductions, following any adjustment under paragraph (a) above.

6.5	Immediately Payable

(a)
If a Documentary Credit or any amount outstanding under a Documentary Credit becomes immediately payable under this Agreement, the relevant Borrower that requested (or on behalf of which the Company requested) the issue of that Documentary Credit shall repay or prepay that Documentary Credit or that amount within three Business Days of demand.

(b)
Each L/C Bank shall promptly notify the Facility Agent of any demand received by it under and in accordance with any Documentary Credit (including details of the Documentary Credit under which such demand has been received and the amount demanded). The Facility Agent shall promptly notify the Company, the relevant Borrower for whose account the Documentary Credit was issued and each of the Lenders under the relevant Revolving Facility.

6.6	Claims Under a Documentary Credit

(a)
Each Borrower irrevocably and unconditionally authorises each L/C Bank to pay any claim made or purported to be made under a Documentary Credit requested by it (or by the Company on its behalf) and which appears on its face to be in order (a “claim”).

(b)	Each Borrower shall within three Business Days of demand pay to the Facility Agent for the account of the relevant L/C Bank an amount equal to the amount of any claim under that Documentary Credit.

(c)
On receipt of any demand or notification under Clause 6.5 (Immediately Payable), the relevant Borrower shall (unless the Company notifies the Facility Agent otherwise) be deemed to have delivered to the Facility Agent a duly completed Request requesting an Advance under the relevant Revolving Facility:

(i)	in an amount and currency equal to the amount and currency of the relevant claim (if applicable, net of any available cash cover);

(ii)
for a Documentary Credit Term of three months or such other period of up to six months as notified by the relevant Borrower to the relevant L/C Bank prior to the Utilisation Date applicable to such currency; and

(iii)	with a Utilisation Date on the date of receipt of the relevant demand or notification.
The proceeds of any such Advance shall be used to pay the relevant claim.

(d)	Each Borrower acknowledges that each L/C Bank:

(i)	is not obliged to carry out any investigation or seek any confirmation from any other person before paying a claim; and

(ii)	deals in documents only and will not be concerned with the legality of a claim or any underlying transaction or any available set-off, counterclaim or other defence of any person.

(e)	The obligations of each Borrower under this Clause 6.6 (Claims Under a Documentary Credit) will not be affected by:

(i)	the sufficiency, accuracy or genuineness of any claim or any other document; or

(ii)	any incapacity of, or limitation on the powers of, any person signing a claim or other document.

(f)
Without prejudice to any other matter contained in this Clause 6.6 (Claims Under a Documentary Credit), the relevant L/C Bank shall notify the relevant Borrower as soon as reasonably practicable after receiving a claim.

6.7	Documentary Credit Indemnities

(a)
The relevant Borrower shall within three Business Days of demand indemnify an L/C Bank against any cost, loss or liability incurred by such L/C Bank (otherwise than by reason of such L/C Bank’s gross negligence, wilful misconduct or wilful breach of the terms of this Agreement) in acting as an L/C Bank under any Documentary Credit requested by such Borrower.

(b)
Each L/C Lender shall (according to its L/C Proportion) promptly on demand indemnify an L/C Bank against any cost, loss or liability incurred by such L/C Bank (otherwise than by reason of such L/C Bank’s gross negligence, wilful misconduct or wilful breach of the terms of this Agreement) in acting as an L/C Bank under any Documentary Credit (except to the extent that such L/C Bank has been reimbursed by an Obligor pursuant to a Finance Document).

(c)
If any L/C Lender is not permitted (by its constitutional documents or any applicable Law) to comply with paragraph (b) above, then that L/C Lender will not be obliged to comply with paragraph (b) above and shall instead be deemed to have taken, on the date the relevant Documentary Credit is issued (or if later, on the date that L/C Lender’s participation in the Documentary Credit is transferred or assigned to that L/C Lender in accordance with the terms of this Agreement), an undivided interest and participation in the Documentary Credit in an amount equal to its L/C Proportion of that Documentary Credit. On receipt of demand from the Facility Agent, that L/C Lender shall pay to the Facility Agent (for the account of the relevant L/C Bank) an amount equal to its L/C Proportion of the amount demanded under paragraph (b) above.

(d)
The Borrower which requested the Documentary Credit shall within three Business Days of demand reimburse any L/C Lender for any payment it makes to an L/C Bank under this Clause 6.7 (Documentary Credit Indemnities) in respect of that Documentary Credit unless such Lender or an Obligor has already reimbursed such L/C Bank in respect of that payment.

(e)
The obligations of each L/C Lender and Borrower under this Clause 6.7 (Documentary Credit Indemnities) are continuing obligations and will extend to the ultimate balance of sums payable by that L/C Lender in respect of any Documentary Credit, regardless of any intermediate payment or discharge in whole or in part.

(f)
The obligations of any L/C Lender or Borrower under this Clause 6.7 (Documentary Credit Indemnities) will not be affected by any act, omission, matter or thing which, but for this Clause 6.7 (Documentary Credit Indemnities) would reduce, release or prejudice any of its obligations under this Clause 6.7 (Documentary Credit Indemnities) (without limitation and whether or not known to it or any other person) including:

(i)	any time, waiver or consent granted to, or composition with, any Obligor, any beneficiary under a Documentary Credit or any other person;

(ii)	the release of any Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(iii)
the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor, any beneficiary under a Documentary Credit or any other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(iv)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor, any beneficiary under a Documentary Credit or any other person;

(v)	any amendment or restatement (however fundamental) or replacement of a Finance Document, any Documentary Credit or any other document or security;

(vi)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document, any Documentary Credit or any other document or security; or

(vii)	any insolvency or similar proceedings.

6.8	Cash Collateral by Non-Acceptable L/C Lender

(a)
If, at any time, a Lender under a Revolving Facility is a Non-Acceptable L/C Lender, the relevant L/C Bank may, by notice to that Lender, request that Lender to pay and that Lender shall pay, on or prior to the date falling three Business Days after the request by such L/C Bank, an amount equal to that Lender’s L/C Proportion of the outstanding amount of a Documentary Credit issued by such L/C Bank and in the currency of that Documentary Credit to an interest-bearing account held in the name of that Lender with such L/C Bank.

(b)
The Non-Acceptable L/C Lender to whom a request has been made in accordance with paragraph (a) above shall enter into a security document or other form of collateral arrangement over the account, in form and substance satisfactory to the relevant L/C Bank, as collateral for any amounts due and payable under the Finance Documents by that Lender to the L/C Bank in respect of that Documentary Credit.

(c)
Until no amount is or may be outstanding under that Documentary Credit, withdrawals from the account may only be made to pay to the relevant L/C Bank amounts due and payable to the relevant L/C Bank by the Non-Acceptable L/C Lender under the Finance Documents in respect of that Documentary Credit.

(d)	Each Lender under a Revolving Facility shall notify the Facility Agent and the Company:

(i)	on the date of this Agreement or on any later date on which it becomes such a Lender in accordance with Clause 29 (Changes to Parties) whether it is a Non-Acceptable L/C Lender; and

(ii)	as soon as practicable upon becoming aware of the same, that it has become a Non-Acceptable L/C Lender,

and an indication in a Transfer Certificate to that effect will constitute a notice under paragraph (d)(i) to the Facility Agent and, upon delivery in accordance with Clause 35.6 (Copy of Transfer Certificate to the Company), to the Company.

(e)
Any notice received by the Facility Agent pursuant to paragraph (d) above shall constitute notice to each L/C Bank of that Lender’s status and the Facility Agent shall, upon receiving each such notice, promptly notify each L/C Bank of that Lender’s status as specified in that notice.

(f)	If a Lender who has provided cash collateral in accordance with this Clause 6.8 (Cash Collateral by Non-Acceptable L/C Lender):

(i)	ceases to be a Non-Acceptable L/C Lender; and

(ii)	no amount is due and payable by that Lender in respect of a Documentary Credit, that Lender may, at any time it is not a Non-Acceptable L/C Lender, by notice to the relevant L/C Bank request that an amount equal to the amount of the cash provided by it as collateral in respect of that Documentary Credit (together with any accrued interest) standing to the credit of the relevant account held with that L/C Bank be returned to it and that L/C Bank shall pay that amount to the Lender within three Business Days after the request from the Lender (and shall cooperate with the Lender in order to procure that the relevant security or collateral arrangement is released and discharged).

6.9	Cash Cover by Borrower

(a)
If a Lender which is a Non-Acceptable L/C Lender fails to provide cash collateral (or notifies the relevant L/C Bank that it will not provide cash collateral) in accordance with Clause 6.8 (Cash Collateral by Non-Acceptable L/C Lender) and that L/C Bank notifies the Company and the relevant Borrower (with a copy to the Facility Agent) that it requires the relevant Borrower of the relevant Documentary Credit or proposed Documentary Credit to provide cash cover to an account with that L/C Bank in an amount equal to that Lender’s L/C Proportion of the outstanding amount of that Documentary Credit and in the currency of that Documentary Credit then that Borrower shall do so within five Business Days after the notice is given.

(b)	Notwithstanding Clause 1.2 (Construction), the relevant Borrower shall be entitled to withdraw amounts up to the level of that cash cover from the account if:

(iii)	the relevant L/C Bank is satisfied that the relevant Lender is no longer a Non-Acceptable L/C Lender; or

(iv)	the relevant Lender’s obligations in respect of the relevant Documentary Credit are transferred to a New Lender in accordance with the terms of this Agreement.

(c)
To the extent that a Borrower has complied with its obligations to provide cash cover in accordance with this Clause 6.9 (Cash Cover by Borrower), the relevant Lender’s L/C Proportion in respect of that Documentary Credit will remain (but that Lender’s obligations in relation to that Documentary Credit may be satisfied in accordance Clause 1.2 (Construction)). However, the relevant Borrower’s obligation to pay any Documentary Credit fee in relation to the relevant Documentary Credit to the Facility Agent (for the account of that Lender) in accordance with Clause 25 (Fees) will be reduced proportionately as from the date on which it complies with that obligation to provide cash cover (and for so long as the relevant amount of cash cover continues to stand as collateral).

(d)
The relevant L/C Bank shall promptly notify the Facility Agent of the extent to which the relevant Borrower provides cash cover pursuant to this Clause 6.9 (Cash Cover by Borrower) and of any change in the amount of cash cover so provided.

6.10	Rights of Contribution
No Obligor will be entitled to any right of contribution or indemnity from any Finance Party in respect of any payment it may make under this Clause 6 (Documentary Credits).

6.11	Appointment and Change of L/C Bank

(a)
The Company, with the prior written consent of the relevant Lender, may designate any Lender with a Telenet Additional Facility Commitment in relation to a Revolving Facility that permits Documentary Credits as an L/C Bank or as a replacement therefor, but not with respect to Documentary Credits already issued by any other L/C Bank.

(b)	Any Lender so designated shall become an L/C Bank under this Agreement by delivering to the Facility Agent an executed L/C Bank Accession Certificate.

(c)
An L/C Bank may resign as issuer of further Documentary Credits at any time if (i) the Company and the Majority Lenders consent to such resignation or so require; (ii) there is, in the reasonable opinion of each L/C Bank, an actual or potential conflict of interest in it continuing to act as L/C Bank; or (iii) its Telenet Additional Facility Commitment in relation to a relevant Revolving Facility is reduced to zero, provided that an L/C Bank shall not resign until a replacement L/C Bank is appointed.

7.	ANCILLARY FACILITIES

7.1	Utilisation of Ancillary Facilities

(a)
Each Borrower may, subject to paragraph (b) below, at any time at least 35 days prior to the Final Maturity Date in respect of a Revolving Facility by delivery of a notice (a “Conversion Notice”) to the Facility Agent, request an Ancillary Facility to be established by the conversion of any Lender’s Available Telenet Additional Facility Commitment in relation to that Revolving Facility (or any part of it) into an Ancillary Facility Commitment with effect from the date (in this Clause 7 (Ancillary Facilities), the “Effective Date”) specified in the Conversion Notice (being a date not less than three Business Days after the date such Conversion Notice is received by the Facility Agent).

(b)	Each Conversion Notice shall specify:

(i)	the proposed Borrower(s) (or any Affiliate of the Borrower(s) that is a member of the Group) which may use the Ancillary Facility;

(ii)	the nominated Ancillary Facility Lender;

(iii)	the type of Ancillary Facility and the currency or currencies in which the relevant Borrower wishes such Ancillary Facility to be available;

(iv)
the proposed Euro Amount of the original Ancillary Facility Commitment, being an amount (A) equal to the Available Telenet Additional Facility Commitment in relation to a Revolving Facility of the nominated Ancillary Facility Lender or, if less, (B) equal to or more than €1,000,000;

(v)	the Effective Date and expiry date for the Ancillary Facility (such expiry date not to extend beyond the Final Maturity Date in respect of the relevant Revolving Facility);

(vi)
if the Ancillary Facility is an overdraft facility comprising more than one account, its maximum gross amount (that amount being the “Designated Gross Amount” and its maximum net amount (that amount being the “Designated Net Amount”)); and

(vii)	such other details as to the nature, amount, fees for and operation of the proposed Ancillary Facility as the Facility Agent and the nominated Ancillary Facility Lender may reasonably require.

(c)	The Facility Agent shall promptly notify the Company, the nominated Ancillary Facility Lender and the Lenders of each Conversion Notice received pursuant to paragraph (a) above.

(d)
Any Lender nominated as an Ancillary Facility Lender which has notified the Facility Agent of its consent to such nomination shall be authorised to make the proposed Ancillary Facility available in accordance with the Conversion Notice (as approved by the Facility Agent) with effect on and from the Effective Date. No other Lender shall be obliged to consent to the nomination of the Ancillary Facility Lender.

(e)
Any material variation from the terms of the Ancillary Facility or any proposed increase or reduction or extension of the Ancillary Facility Commitment shall be effected on and subject to the provisions of this Clause 7 (Ancillary Facilities) mutatis mutandis as if such Ancillary Facility were newly requested (including, for the avoidance of doubt, that such newly requested Ancillary Facility shall only take effect from a date not less than three Business Days after the date the Facility Agent has received notice of the modification or variation or extension), provided that the Euro Amount of the Ancillary Facility Outstandings under each Ancillary Facility provided by an Ancillary Facility Lender shall at no time exceed the Available Telenet Additional Facility Commitment in relation to the relevant Revolving Facility of that Ancillary Facility Lender.

(f)
Each relevant Borrower may (subject to compliance with the applicable terms of the relevant Ancillary Facility) at any time by giving written notice to the Facility Agent and the relevant Ancillary Facility Lender cancel any Ancillary Facility Commitment pursuant to and in accordance with Clause 10.7 (Voluntary Cancellation), provided that on the date of such cancellation, that part of such Ancillary Facility Commitment as shall have been so cancelled shall be converted back into the Telenet Additional Facility Commitment in relation to the relevant Revolving Facility of the relevant Lender unless those Telenet Additional Facility Commitments are also cancelled on such date.

(g)
The Ancillary Facility Commitment of any Ancillary Facility Lender shall terminate and be cancelled on the date agreed therefor between the relevant Ancillary Facility Lender and the relevant Borrower, provided that such date shall be no later than the Final Maturity Date in respect of the relevant Revolving Facility (the “Ancillary Facility Final Maturity Date”). Any Ancillary Facility Outstandings on the applicable Ancillary Facility Final Maturity Date shall be repaid in full by the relevant Borrower on such date.

(h)	The Telenet Additional Facility Commitment in relation to a Revolving Facility of each Lender at any time shall be reduced by the amount of any relevant

Ancillary Facility Commitment of such Lender at such time but such reduced Commitment shall, subject to any other provisions of this Agreement, automatically be increased by the amount of any portion of its Ancillary Facility Commitment which ceases to be made available to the relevant Borrowers for any reason (other than as a result of an Advance of it) in accordance with the terms of such Ancillary Facility or is cancelled pursuant to paragraphs (f) or (g) above.

7.2	Operation of Ancillary Facilities

(a)
Subject to paragraph (b) below, the terms governing the operation of any Ancillary Facility (including the rate of interest (including default interest), fees, commission and other remuneration in respect of such Ancillary Facility) shall be those determined by agreement between the Ancillary Facility Lender and the relevant Borrower, provided that such terms shall be based upon the normal commercial terms and market rates of the relevant Ancillary Facility Lender.

(b)
In the case of any inconsistency or conflict between the terms of any Ancillary Facility, the applicable Ancillary Facility Documents and this Agreement, the terms and provisions of the applicable Ancillary Facility Document shall prevail unless the contrary intention is expressly provided for in this Agreement.

(c)
Each relevant Borrower and Ancillary Facility Lender will promptly upon request by the Facility Agent, supply the Facility Agent with such information relating to the operation of each Ancillary Facility (including without limitation details of the Ancillary Facility Outstandings and the Euro Amount thereof) as the Facility Agent may from time to time reasonably request (and each relevant Borrower consents to such documents and information being provided to the Facility Agent and the other Lenders).

7.3	Ancillary Facility Default

(a)
If a default occurs under any Ancillary Facility, no Ancillary Facility Lender may demand repayment of any monies or demand cash cover for any Ancillary Facility Outstandings, or take any analogous action in respect of any Ancillary Facility, until the Acceleration Date.

(b)
If an Acceleration Date occurs, the claims of each Lender with Telenet Additional Facility Commitment in relation to a Revolving Facility and each Ancillary Facility Lender in respect of amounts outstanding to them under that Revolving Facility and the related Ancillary Facilities respectively shall be adjusted in accordance with this Clause 7.3 (Ancillary Facility Default) by making all necessary transfers of such portions of such claims such that following such transfers the outstandings under that Revolving Facility and the related Ancillary

Facility Outstandings (together with the rights to receive interest, fees and charges in relation thereto) of (i) each Lender with a Telenet Additional Facility Commitment in relation to that Revolving Facility and (ii) each Ancillary Facility Lender, in each case as at the Acceleration Date shall be an amount corresponding pro rata to the proportion that the sum of such Lender’s Additional Facility Commitment in relation to that Revolving Facility and/or (as the case may be) related Ancillary Facility Commitment bears to the sum of all of the Telenet Additional Facility Commitments in relation to that Revolving Facility and the related Ancillary Facility Commitments, each as at the Acceleration Date.

(c)
No later than the third Business Day following the Acceleration Date each of the Ancillary Facility Lenders shall notify the Facility Agent in writing of the Euro Amount of its Ancillary Facility Outstandings as at the close of business on the Acceleration Date, such amount to take account of any clearing of debits which were entered into the clearing system of such Ancillary Facility Lenders prior to the Acceleration Date and any amounts credited to the relevant accounts prior to close of business on the Acceleration Date.

(d)
On receipt of the information referred to in paragraph (c) above, the Facility Agent will promptly determine what adjustment payments (if any) are necessary as between the Lenders participating in that Revolving Facility and each related Ancillary Facility Lender in order to ensure that, following such adjustment payments, the requirements of paragraph (b) above are complied with.

(e)
The Facility Agent will notify all the Lenders as soon as practicable of its determinations pursuant to paragraph (d) above, giving details of the adjustment payments required to be made. Such adjustment payments shall be payable by the relevant Lenders and shall be made to the Facility Agent within 5 Business Days following receipt of such notification from the Facility Agent. The Facility Agent shall distribute the adjustment payments received, among the Ancillary Facility Lenders and the Lenders participating in that Revolving Facility in order to satisfy the requirements of paragraph (b) above.

(f)
If at any time following the Acceleration Date, the amounts outstanding under a Revolving Facility of any Lender or related Ancillary Facility Outstandings of any Ancillary Facility Lender used in the Facility Agent’s calculation of the adjustments required under paragraph (d) above should vary for any reason (other than as a result of currency exchange fluctuation or other reason which affects all relevant Lenders equally), further adjustment payments shall be made on the same basis (mutatis mutandis) provided for in this Clause 7.3 (Ancillary Facility Default).

(g)
In respect of any amount paid by any Lender (a “Paying Lender”) pursuant to either of paragraphs (e) or (f) above, as between a relevant Borrower and the Paying Lender, the amount so paid shall be immediately due and payable by such relevant Borrower to the Paying Lender and the payment obligations of such relevant Borrower to the Lender(s) which received such payment shall be treated as correspondingly reduced by the amount of such payment.

(h)
Each Lender shall promptly supply to the Facility Agent such information as the Facility Agent may from time to time request for the purpose of giving effect to this Clause 7.3 (Ancillary Facility Default).

(i)
If an Ancillary Facility Lender has the benefit of any Security Interest securing any of its Ancillary Facilities, the realisations from such security when enforced will be treated as an amount recovered by such Ancillary Facility Lender in its capacity as a Lender which is subject to the sharing arrangements in Clause 32 (Pro Rata Sharing) to the intent that such realisation should benefit all Lenders pro rata.

(j)
Prior to the application of the provisions of paragraph (b) above, an Ancillary Facility Lender that has provided a Multi-account Overdraft shall set-off any Available Credit Balance on any account comprised in that Multi-account Overdraft.

(k)
All calculations to be made pursuant to this Clause 7.3 (Ancillary Facility Default) shall be made by the Facility Agent based upon information provided to it by the Lenders and Ancillary Facility Lenders and using the Euro Amount equivalent where applicable.

(l)
This Clause 7.3 (Ancillary Facility Default) shall not oblige any Lender to accept the transfer of a claim relating to an amount outstanding under an Ancillary Facility which is not denominated (pursuant to the relevant Finance Document) in Euro or where the Borrower is not an existing Borrower under the applicable Revolving Facility (excluding that Ancillary Facility).

7.4	Repayment of Ancillary Facilities

(a)	No Ancillary Facility Lender may demand repayment or prepayment of any amounts under its Ancillary Facility unless:

(i)
the Telenet Additional Facility Commitment in relation to the relevant Revolving Facility has been cancelled in full, or the Facility Agent has declared all amounts outstanding under the relevant Revolving Facility immediately due and payable; or

(ii)
the Ancillary Facility Outstandings under that Ancillary Facility can be repaid by an Advance under the relevant Revolving Facility (and not less than 7 Business Days’ notice (or such shorter period as agreed to by the Company) is given to the relevant Borrower before payment becomes due).

(b)
For the purposes of repaying Ancillary Facility Outstandings (so long as paragraph (a)(i) above does not apply) an Advance under the relevant Revolving Facility may be borrowed irrespective of whether a Default is outstanding or any other applicable condition precedent not being satisfied.

(c)
The share of the Ancillary Facility Lender in an Advance under the relevant Revolving Facility being used to refinance that Ancillary Facility Lender’s Ancillary Facility will be that amount which will result (so far as possible) in:

(i)	the proportion which its share of all amounts outstanding under that Revolving Facility bears to the aggregate amount of the amounts outstanding under that Revolving Facility, being equal to:

(ii)
the proportion which its Available Telenet Additional Facility Commitment with respect to that Revolving Facility bears to the aggregate of the Available Telenet Additional Facility Commitments with respect to that Revolving Facility, in each case, assuming the repayment of the relevant Ancillary Facility has taken place. The share of the other Lenders in any such Advance under that Revolving Facility will be adjusted accordingly.

7.5	Continuation of Ancillary Facilities

(a)
An Ancillary Facility Lender may agree with a Borrower, as between themselves only, to continue to provide the same banking facilities following the Final Maturity Date applicable to a Revolving Facility or, as the case may be, the Telenet Additional Facility Commitments in relation to a Revolving Facility are cancelled under this Agreement.

(b)
If any arrangement contemplated in paragraph (a) above is to occur, the relevant Borrower and the Ancillary Facility Lender shall each confirm that to be the case in writing to the Facility Agent. Upon such Final Maturity Date or, as the case may be, date of cancellation, any such facility shall continue as between the said entities on a bilateral basis and not as part of, or under, the Finance Documents. Save for any rights and obligations against any Finance Party under the Finance

Documents prior to such Final Maturity Date or, as the case may be, date of cancellation, no such rights or obligations in respect of such Ancillary Facility shall, as between the Finance Parties, continue and the Security shall not support any such facility in respect of any matters that arise after such Final Maturity Date or, as the case may be, date of cancellation.

7.6	Affiliates of Lenders as Ancillary Facility Lenders

(a)
Subject to the terms of this Agreement, an Affiliate of a Lender may become an Ancillary Facility Lender. In such case, the Lender and its Affiliate shall be treated as a single Lender whose Telenet Additional Facility Commitment in relation to a relevant Revolving Facility is the amount set out opposite the relevant Lender’s name in the relevant Telenet Additional Facility Accession Agreement and/or the amount of any relevant Telenet Additional Facility Commitment transferred to or assumed by that Lender under this Agreement, to the extent (in each case) not cancelled, reduced or transferred by it under this Agreement (as applicable). For the purposes of calculating the Lender’s Available Telenet Additional Facility Commitment with respect to the relevant Revolving Facility, the Lender’s Commitment shall be reduced to the extent of the aggregate of the Ancillary Facility Commitments of its Affiliates.

(b)	The Company shall specify any relevant Affiliate of a Lender in any Conversion Notice delivered by the Company to the Facility Agent pursuant to Clause 7.1 (Utilisation of Ancillary Facilities).

(c)
An Affiliate of a Lender which becomes an Ancillary Facility Lender shall accede to this Agreement as an Ancillary Facility Lender, and the Intercreditor Agreement as a Lender (as defined in the Intercreditor Agreement).

(d)
If a Lender assigns all of its rights and benefits or transfers all of its rights and obligations to a New Lender (in accordance with Clause 29 (Changes to the Parties)), its Affiliate shall cease to have any obligations under this Agreement or any Ancillary Facility Document.

(e)
Where this Agreement or any other Finance Document imposes an obligation on an Ancillary Facility Lender and the relevant Ancillary Facility Lender is an Affiliate of a Lender which is not a party to that document, the relevant Lender shall ensure that the obligation is performed by its Affiliate.

7.7	Affiliates of Borrowers

(a)
Subject to the terms of this Agreement, an Affiliate of a Borrower that is a member of the Group may with the approval of the relevant Ancillary Facility Lender become a Borrower with respect to an Ancillary Facility.

(b)	The Company shall specify any relevant Affiliate of the Borrower in any Conversion Notice delivered by the Company to the Facility Agent pursuant to Clause 7.1 (Utilisation of Ancillary Facilities).

(c)
If any Borrower ceases to be a Borrower under this Agreement in accordance with Clause 29 (Changes to the Parties), its Affiliate shall cease to have any rights under this Agreement or any Ancillary Facility Document.

(d)
Where this Agreement or any other Finance Document imposes an obligation on a Borrower under an Ancillary Facility and the relevant Borrower is an Affiliate of a Borrower which is not a party to that document, the relevant Borrower shall ensure that the obligation is performed by its Affiliate.

(e)
Any reference in this Agreement or any other Finance Document to a Borrower being under no obligations (whether actual or contingent) as a Borrower under such Finance Document shall be construed to include a reference to any Affiliate of a Borrower being under no obligations under any Finance Document or Ancillary Facility Document.

8.	OPTIONAL CURRENCIES

8.1	Selection of Currency
Each Borrower under a Telenet Additional Facility that is a Revolving Facility shall select the currency of the Advance made to it (which shall be Euro, US Dollars or an Optional Currency) in the Request relating to the relevant Advance.

8.2	Unavailability of Optional Currency

(a)	If before the Specified Time on the Quotation Date for the relevant Advance:

(i)	a Lender notifies the Facility Agent that the relevant Optional Currency is not readily available to it in the amount required; or

(ii)	a Lender notifies the Facility Agent that compliance with its obligation to participate in the Advance in the proposed Optional Currency would contravene a Law or regulation applicable to it, the Facility Agent will give notice to the relevant Borrower to that effect by the Specified Time. In this event, any Lender that gives notice pursuant to this Clause 8.2 (Unavailability of Optional Currency) will be required to participate in the relevant Advance in Euros (in an amount equal to that Lender’s Pro Rata Share of the Euro Amount of the relevant Advance (as applicable) or, in respect of a Rollover Advance, an amount equal to that Lender’s Pro Rata Share of the Euro Amount of any amount that the Lenders are actually required to advance in accordance with Clause 9.2 (Rollover Advances)), and its participation will be treated as a separate Advance denominated in Euros during that Term.

8.3
Any part of an Advance treated as a separate Advance under this Clause 8 (Optional Currencies) will not be taken into account for the purposes of any limit on the number of Advances or currencies outstanding at any one time.

9.	REPAYMENT

9.1	Repayment of Advances
Each Advance will be repaid on such dates as the Company and the Telenet Additional Facility Lenders may agree in the Telenet Additional Facility Accession Agreement relating to that Advance.

9.2	Rollover Advances
Without prejudice to each Borrower’s obligation to repay the full amount of each Advance in relation to a Revolving Facility made to it on the last day of the Term for that Advance, where, on the same day on which such Borrower is due to repay an Advance in relation to a Revolving Facility (a “Maturing Advance”) such Borrower has also requested that one or more Advances in relation to that Revolving Facility in the same currency as and in an amount which is equal to or less than the Maturing Advance be made to it (a “Rollover Advance”), subject to the Lenders being obliged to make such Rollover Advance under Clause 4.2 (Further Conditions Precedent), the aggregate amount of the Rollover Advance shall be treated as if applied in or towards repayment of the Maturing Advance so that:

(a)	if the amount of the Maturing Advance exceeds the aggregate amount of the Rollover Advance:

(i)	the relevant Borrower will only be required to pay an amount in cash in the relevant currency equal to that excess; and

(ii)
each Lender’s participation (if any) in the Rollover Advance shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender’s participation (if any) in the Maturing Advance and that Lender will not be required to make its participation in the Rollover Advance available in cash; and

(b)	if the amount of the Maturing Advance is equal to or less than the aggregate amount of the Rollover Advance:

(i)	the relevant Borrower will not be required to make any payment in cash; and

(ii)
each Lender will be required to make its participation in the Rollover Advance available in cash only to the extent that its participation (if any) in the Rollover Advance exceeds that Lender’s participation (if any) in the Maturing Advance and the remainder of that Lender’s participation in the Rollover Advance shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender’s participation in the Maturing Advance.

9.3	Cash Collateralisation of Documentary Credits

(a)
If not previously repaid in accordance with paragraph (b) below, each Borrower must repay each Documentary Credit issued on its behalf in full on the date stated in that Documentary Credit to be its Expiry Date.

(b)
A Borrower may give the Facility Agent not less than five Business Days prior written notice of its intention to repay all or any portion of a Documentary Credit requested by it prior to its stated Expiry Date and, having given such notice, shall procure that the relevant Outstanding L/C Amount in respect of such Documentary Credit is reduced in accordance with such notice by providing cash cover therefor in accordance with Clause 1.2(a)(xvii) (Construction) (in each case) or by reducing the Outstanding L/C Amount of such Documentary Credit or by cancelling such Documentary Credit and returning the original to the relevant L/C Bank or the Facility Agent on behalf of the Lenders.

10.	PREPAYMENT AND CANCELLATION

10.1	Mandatory Prepayment - Illegality

(a)
A Lender must notify the Facility Agent and the Company promptly if it becomes aware that it is unlawful in any applicable jurisdiction for that Lender to perform any of its obligations under a Finance Document or to fund or maintain its share in any Advance or, in the case of an Ancillary Facility Lender, any Utilisation under any Ancillary Facility.

(b)	After notification under paragraph (a) above the Facility Agent must notify the Company and:

(i)	each Borrower must repay or prepay the share of that Lender in each Advance made to it on the date specified in paragraph (c) below;

(ii)
each Borrower must repay each amount payable or, as the case may be, provide full cash cover in respect of each contingent liability under each Ancillary Facility of that Lender on the date specified in paragraph (c) below; and

(iii)	the Commitments of that Lender will be immediately cancelled.

(c)
The date for repayment or prepayment of a Lender’s share in an Advance or, in the case of an Ancillary Facility, the date for repayment of each amount payable or to provide full cash cover in respect of each contingent liability will be:

(i)	the last day of the current Term of that Advance or, in the case of an Ancillary Facility, the last day of the interest period for each relevant Utilisation; or

(ii)	if earlier, the date specified by the Lender in the notification under paragraph (a) above and which must not be earlier than the last day of any applicable grace period allowed by law.

10.2	Mandatory Prepayment – Change of Control

(a)	“Change of Control” means:

(i)
the Controlling Company (A) ceases to be the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company or, after a Permitted Affiliate Group Designation Date, a Permitted Affiliate Parent; and (B) ceases, by virtue of any powers conferred by the articles of association or other documents regulating the Company or, after a Permitted Affiliate Group Designation Date, a Permitted Affiliate Parent, as applicable, to, directly or indirectly, direct or cause the direction of management and policies of the Company or, after a Permitted Affiliate Group Designation Date, a Permitted Affiliate Parent, as applicable;

(ii)
the sale, lease, transfer, conveyance or other disposition (other than by way of a merger or consolidation) in one or a series of related transactions, of all or substantially all of the assets of the Company, a Permitted Affiliate Parent (after any Permitted Affiliate Group Designation Date) and the Restricted Subsidiaries (taken as a whole), as applicable, to any “person” (as such term is used in sections 13(d) and 14(d) of the Exchange Act) other than a Permitted Holder; or

(iii)
at any time after a Permitted Affiliate Group Designation Date, any Permitted Affiliate Holdco ceases to be the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) directly or indirectly of 100% of the total voting power of the Voting Stock of any Permitted Affiliate Parent, provided that a Change of Control shall not be deemed to have occurred pursuant to clause (i) of this definition upon the consummation of a Post-Closing Reorganisation or a Spin-Off.

(b)
Notwithstanding the foregoing, upon consummation of (i) the Post-Closing Reorganisation, “Controlling Company” will mean New Intermediate Holdco and its successors or (ii) a Spin-Off, “Controlling Company” will mean the Spin Holdco and its successors.

(c)	For the purpose of this Clause 10.2 (Mandatory Prepayment – Change of Control) only:

(i)
“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of interests in (howsoever designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity;

(ii)	“Controlling Company” means, subject to paragraph (b) above:

(A)	at any time prior to a Permitted Affiliate Group Designation Date, UGC Europe, Inc. and its successors; and

(B)	at any time on or after a Permitted Affiliate Group Designation Date, the Common Holding Company and its successors;

(iii)	“Exchange Act” means the United States Securities Exchange Act of 1934, as amended;

(iv)	“New Intermediate Holdco” means the direct Subsidiary of the Ultimate Parent following a Post-Closing Reorganisation;

(v)	“Permitted Holder” means, collectively:

(A)	the Ultimate Parent;

(B)	in the event of a Spin-Off, the Spin Holdco and any Subsidiary of the Spin Holdco; and

(C)	each Affiliate or Related Person of a Permitted Holder described in (A) above, and any successor to such Permitted Holder, Affiliate or Related Person;

(D)	any Person who is acting as an underwriter in connection with any public or private offering of Capital Stock of the Company or, after a Permitted Affiliate Group Designation Date, a Permitted Affiliate Parent, acting in such capacity; and

(E)
any “person” or “group” of related persons (as such terms are used in sections 13(d) and 14(d) of the Exchange Act) whose acquisition of “beneficial ownership” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) of Voting Stock or all or substantially all of the assets of the Company or, after a Permitted Affiliate Group Designation Date, a Permitted Affiliate Parent, and its Restricted Subsidiaries (taken as a whole) would constitute a Change of Control in respect of which the Company, or, after a Permitted Affiliate Group Designation Date, a Permitted Affiliate Parent, as applicable, has provided a notice to the Facility Agent under paragraph (d)(i) below and the Facility Agent has not, within sixty Business Days of receipt of such notice, provided a notice to the Company or, after a Permitted Affiliate Group Designation Date, a Permitted Affiliate Parent, as applicable, under paragraph (d)(i) below cancelling the Facilities and/or declaring all outstanding Advances to be immediately due and payable;

(vi)
“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organisation, limited liability company, government or any agency of political subdivision hereof or any other entity;

(vii)
“Post-Closing Reorganisation” means (A) a distribution or other transfer of the Controlling Company and its Subsidiaries or a Holding Company of Controlling Company and its Subsidiaries to the Ultimate Parent or another direct Subsidiary of the Ultimate Parent through one or more mergers, transfers, consolidations or other similar transactions such that Controlling Company or such Holding Company will become the direct Subsidiary of the Ultimate Parent or such other direct Subsidiary of the Ultimate Parent; and/or (B) the issuance by the Controlling Company of Capital Stock to the Ultimate Parent or another direct Subsidiary of the Ultimate Parent and, as consideration therefor, the assignment or transfer by the Ultimate Parent or a direct Subsidiary of the Ultimate Parent of assets to the Controlling Company, as the case may be;

(viii)
“Preferred Stock”, as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation;

(ix)	“Related Person” with respect to any Permitted Holder, means:

(A)	any controlling equity holder or majority (or more) owned Subsidiary of such Permitted Holder; or

(B)
in the case of an individual, any spouse, family member or relative of such individual, any trust or partnership for the benefit of one or more of such individual and any such spouse, family member or relative, or the estate, executor, administrator, committee or beneficiaries of any thereof; or

(C)
any trust, corporation, partnership or other person for which one or more of the Permitted Holders and other Related Persons of any thereof constitute the beneficiaries, stockholders, partners or owners thereof, or Persons beneficially holding in the aggregate a majority (or more) controlling interest therein;

(x)	“Restricted Subsidiary” means any Subsidiary of the Company or any Subsidiary of any Permitted Affiliate Parent, other than an Unrestricted Subsidiary.

(xi)
“Spin-Off” means, at any time after the Closing Date, a transaction by which all outstanding ordinary shares of the Controlling Company or any of its Holding Companies directly or indirectly owned by the Ultimate Parent are distributed to all of the Ultimate Parent’s shareholders in proportion to such shareholders’ holdings in the Ultimate Parent at the time of such transaction either directly or indirectly through the distribution of shares in a company holding the Controlling Company’s shares or such Holding Company’s shares;

(xii)	“Spin Holdco” means the company the shares of which are distributed to the shareholders of the Ultimate Parent pursuant to the Spin-Off; and

(xiii)	“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors.

(d)	Upon becoming aware of a Change of Control:

(i)	the Company or, after a Permitted Affiliate Group Designation Date, a Permitted Affiliate Parent, as applicable, shall promptly notify the Facility Agent; and

(ii)
if the Majority Lenders so require, the Facility Agent shall, by not less than 30 Business Days’ notice to the Company, cancel each Facility and declare all outstanding Utilisations, together with accrued interest and all other relevant amounts accrued under the Finance Documents immediately due and payable, whereupon each Facility will be cancelled and all such outstanding amounts will become immediately due and payable.

10.3	Mandatory Prepayment from Disposal Proceeds

(a)
Other than as provided in paragraph (c) below, on a Permitted Disposal (other than (i) the first €200,000,000 (or, if greater, an amount equal to five percent. of Total Assets) of each Content Transaction or (ii) a disposal in accordance with paragraphs (a) to (t) of the definition of “Permitted Disposal”), the Company shall procure that an amount of the Facilities is prepaid so as to ensure that the financial ratio set out in Clause 20.2 (Net Total Debt to Consolidated Annualised EBITDA) for the most recent Measurement Period ending prior to the receipt of such Net Proceeds would not be breached if such financial ratio was tested for that most recent Measurement Period taking into account (on a pro-forma basis) all disposals made since the last day of that Measurement Period and the amount of such prepayment (but ignoring such Net Proceeds).

(b)	Such amount shall be applied against the Telenet Additional Facilities in accordance with Clause 10.4 (Order of application).

(c)	No prepayment in accordance with paragraph (a) above is required:

(i)	where the amount of any such prepayment would be less than the greater of €200,000,000 and five per cent. of Total Assets; or

(ii)
where an amount equal to the amount of such prepayment is reinvested in assets in the Business (for the avoidance of doubt, including Permitted Acquisitions, Capital Expenditure, Operational Expenditure and Permitted Joint Ventures). Any amount that has not been:

(A)	contracted to be so reinvested within 12 months of the relevant Permitted Disposal; and

(B)	so reinvested within 18 months of the relevant Permitted Disposal (“Reinvestment End Date”),

shall be applied in prepayment of the Facilities in accordance with Clause 10.4 (Order of application) provided that on the Reinvestment End Date, the Company shall procure that an amount of the Facilities is prepaid so as to ensure that the financial ratio set out in Clause 20.2 (Net Total Debt to Consolidated Annualised EBITDA) for the most recent Measurement Period ending prior to the Reinvestment End Date would not be breached if such financial ratio was tested for that most recent Measurement Period taking into account (on a pro-forma basis) all disposals made since the last day of that Measurement Period and the amount of such prepayment but without taking into account in the calculation of Cash any Net Proceeds that have not been reinvested as at such Reinvestment End Date.

10.4	Order of application

(a)	The amount of each prepayment of the Facilities made under Clause 10.3 (Mandatory Prepayment from Disposal Proceeds) shall be applied:

(i)
first against the Telenet Additional Facilities that are term loan facilities in such proportion as may be specified to the Facility Agent by the Company not less than two Business Days before the date on which the prepayment is due to be made and against all the outstanding Advances made under the relevant Facilities pro rata;

(ii)
second against any Telenet Additional Facility that is a Revolving Facility in such proportion as may be specified to the Facility Agent by the Company not less than two Business Days before the date on which the prepayment is due to be made and against all the outstanding Advances made under the relevant Facility pro rata and then any Outstanding L/C Amounts pro rata; and

(iii)
third in repayment of the Ancillary Facility Outstandings in such proportion as may be specified to the Facility Agent by the Company not less than two Business Days before the date on which the prepayment is due to be made and against all the outstanding Ancillary Facility Outstandings made under the relevant Ancillary Facility pro rata, in each case with a corresponding permanent cancellation of the relevant Commitments (pro rata between the Commitments of the Lenders under the relevant Facility).

(b)	Unless the relevant Borrower makes an election under paragraph (d) below or notifies the Facility Agent that it intends to reinvest the Net Proceeds in assets in the Business of the Group in accordance with Clause 10.3 (Mandatory Prepayment from Disposal Proceeds) above, it shall prepay Advances promptly upon receipt of the Net Proceeds of the disposal.

(c)
If the Company does not give a notice to the Facility Agent specifying how amounts are to be applied in prepayment under Clause 10.3 (Mandatory Prepayment from Disposal Proceeds) within the time period specified in paragraph (a) above, the amount of the relevant prepayment shall be applied against all outstanding Term Facility Advances pro rata in accordance with paragraph (a) above.

(d)
Subject to paragraph (e) below, a Borrower may elect that any prepayment under Clause 10.3 (Mandatory Prepayment from Disposal Proceeds) be applied in prepayment of an Advance on the last day of the Term relating to that Advance. If the relevant Borrower makes that election then a proportion of the Advance equal to the amount of the relevant prepayment will be due and payable on the last day of its Term.

(e)
If a Borrower has made an election under paragraph (d) above but a Default has occurred and is continuing, that election shall no longer apply and a proportion of the Advance in respect of which the election was made equal to the amount of the relevant prepayment shall be immediately due and payable (unless the Majority Lenders otherwise agree in writing).

10.5	Voluntary Prepayment

(a)	The Company may by giving not less than five Business Days’ prior notice to the Facility Agent, prepay (or ensure that a Borrower prepays) any outstanding Advance at any time in whole or in part.

(b)	A prepayment of part of an Advance must be in a minimum amount of €5,000,000 and an integral multiple of €1,000,000.

10.6	Automatic Cancellation
The Commitments of each Lender under a Facility will be automatically cancelled at the close of business on the last day of the Availability Period for that Facility.

10.7	Voluntary Cancellation

(a)
Subject to paragraph (b) below, the Company may, by giving not less than five Business Days prior notice to the Facility Agent, cancel the unutilised amount of the Total Telenet Additional Facility Commitments in whole or in part in such proportions as the Company may specify in that notice on the date specified in that notice.

(b)	Partial cancellation of the Total Telenet Additional Facility Commitments must be in a minimum amount of €5,000,000 and an integral multiple of €1,000,000.

(c)	Any cancellation in part will be applied against the relevant Commitment of each Lender pro rata.

(d)
If, at any time on or after the date of issuance of a notice in accordance with either paragraph (a) above or Clause 10.5(a) (Voluntary Prepayment) but prior to the cancellation or prepayment date specified therein (any such notice being an “Active Cancellation Notice”), the Facility Agent is required to determine whether sufficient Lenders have consented to an amendment and/or waiver of any term of the Finance Documents pursuant to Clause 28 (Amendments and Waivers) then the Facility Agent, in making that determination, shall:

(i)	disregard any undrawn Commitment of any Lender which is due to be cancelled pursuant to any Active Cancellation Notice in existence at that time; and

(ii)	disregard the outstanding Advances of any Lender which are due to be prepaid in accordance with any Active Cancellation Notice in existence at that time, provided that, notwithstanding the irrevocable nature of an Active Cancellation Notice, to the extent that any such prepayment is not made on the date specified in the corresponding Active Cancellation Notice then the amount of the relevant outstanding Advances shall not be disregarded and the rights of the applicable Lender(s) to participate in the relevant voting process shall be fully reinstated with retroactive effect from the date of the corresponding Active Cancellation Notice.

10.8	Right of Repayment and Cancellation of a Single Lender

(a)	If:

(i)	any sum payable to any Lender, Ancillary Facility Lender or L/C Bank by an Obligor is required to be increased under Clause 12.2(a) (Tax Gross-up);

(ii)	any Lender, Ancillary Facility Lender or L/C Bank claims indemnification from the Company or a Borrower under Clause 12.4(a) (Tax Indemnity) or Clause 13 (Increased Costs); or

(iii)	any Lender, Ancillary Facility Lender or L/C Bank invokes Clause 13.2 (Market Disruption) or Clause 10.1 (Mandatory Prepayment -Illegality),

then, subject to paragraph (c) below:

(A)	if the circumstance relates to a Lender, the Company may:

(1)
arrange for the transfer or assignment in accordance with this Agreement of the whole (but at par only) of that Lender’s Commitment and participation in the Utilisations to a new or existing Lender willing to accept that transfer or assignment; or

(2)
give the Facility Agent notice of cancellation of that Lender’s Commitment and the Company’s intention to procure the repayment of that Lender’s participation in the Utilisation, whereupon the Commitment of that Lender shall immediately be reduced to zero;

(B)
if the circumstance relates to an Ancillary Facility Lender, the Company may give the Facility Agent notice of cancellation of that Ancillary Facility Lender’s Ancillary Facility Commitment and the Company’s intention to procure the repayment of the utilisations of any Ancillary Facility granted by that Ancillary Facility Lender, whereupon the Ancillary Facility Commitment of that Ancillary Facility Lender shall immediately be reduced to zero; and

(C)
if the circumstance relates to an L/C Bank, the Company may give the Facility Agent notice of repayment of any outstanding Documentary Credit issued by such L/C Bank and cancellation of the appointment of such L/C Bank as an L/C Bank under this Agreement in relation to any Documentary Credit to be issued in the future or the provision of full cash cover in respect of such L/C Bank’s maximum contingent liability under each outstanding Documentary Credit.

(b)
On the last day of each Term which ends after the Company has given notice under paragraph (a)(iii)(A)(2), (a)(iii)(B) or (a)(iii)(C) above (or, if earlier, the date specified by the Company in that notice), each Borrower to which a Utilisation or utilisation of an Ancillary Facility is outstanding shall repay that Lender’s participation in that Utilisation or the utilisation of the Ancillary Facility granted by that Ancillary Facility Lender (together with all interest and other amounts accrued under the Finance Documents) or, as the case may be, provide full cash cover in respect of any Documentary Credit issued by that L/C Bank or any contingent liability under an Ancillary Facility.

(c)	The Company may only exercise its rights under paragraph (a) above if:

(i)
in the case of paragraphs (a)(i) and (a)(ii) above, the circumstance giving rise to the requirement or indemnification continues or, in the case of (a)(iii) no more than 90 days have elapsed since the relevant invoking of Clause 13.2 (Market Disruption) or Clause 10.1 (Mandatory Prepayment - Illegality); and

(ii)	it gives the Facility Agent and the relevant Lender not less than five Business Days prior notice.

(d)	The replacement of a Lender pursuant to paragraph (a)(iii)(A)(1) above shall be subject to the following conditions:

(i)	no Finance Party shall have any obligation to find a replacement Lender;

(ii)	any replaced Lender shall not be required to refund, or to pay or surrender to any other Lender, any of the fees or other amounts received by that replaced Lender under any Finance Document; and

(iii)	any replacement of a Lender which is the Facility Agent shall not affect its role as the Facility Agent.

10.9	Right of Cancellation in Relation to a Defaulting Lender

(a)
If any Lender becomes a Defaulting Lender, the Company may, at any time whilst the Lender continues to be a Defaulting Lender, give the Facility Agent three Business Days’ notice of cancellation of each Available Commitment of that Lender.

(b)	On the notice referred to in paragraph (a) above becoming effective, each Available Commitment of the Defaulting Lender shall immediately be reduced to zero.

(c)	The Facility Agent shall as soon as practicable after receipt of a notice referred to in paragraph (a) above, notify all the Lenders.

10.10	Miscellaneous Provisions

(a)
Any notice of prepayment given by a Borrower pursuant to Clause 10.5 (Voluntary Prepayment) or Clause 10.8 (Right of Repayment and Cancellation of a Single Lender) and a notice of cancellation pursuant to Clause 10.7 (Voluntary Cancellation) shall be irrevocable, shall specify the date upon which such prepayment is to be made and the amount of such prepayment and shall oblige that Borrower to make such prepayment on such date, provided that a notice of prepayment or cancellation may be conditional and not irrevocable provided that the Company or a Borrower shall within 10 Business Days’ notice from the Facility Agent indemnify any Lender in respect, and in the amount, of such Lender’s Break Costs as specified in such notice should cancellation or prepayment not occur on the date specified in the notice of cancellation or prepayment.

(b)	All prepayments under this Agreement must be made with accrued interest on the amount prepaid. No premium or penalty is payable in respect of any prepayment except for Break Costs.

(c)	No prepayment or cancellation is allowed except in accordance with the express terms of this Agreement.

(d)
A Lender for whose account a repayment is to be made under Clause 10.8 (Right of Repayment and Cancellation of a Single Lender) shall not be obliged to participate in the making of Advances (including Advances under any Revolving Facility) or in the issue or counter-guarantee in respect of Documentary Credits or in the provision of Ancillary Facilities on or after the date upon which the Facility Agent receives the relevant notice of intention to repay such Lender’s share of the Outstandings, on which date all of such Lender’s Available Commitments shall be cancelled and all of its Commitments shall be reduced to zero.

(e)
No amount of an Advance prepaid under this Agreement may subsequently be re-borrowed other than an Advance or any Documentary Credit in relation to a Revolving Facility repaid in accordance with this Agreement. For the avoidance of doubt, unless expressly agreed to the contrary in the relevant Ancillary Facility Documents, this paragraph (e) shall not apply to any Ancillary Facility.

(f)	No amount of the Total Telenet Additional Facility Commitments cancelled under this Agreement may subsequently be reinstated.

(g)	Any partial prepayment of an Advance will be applied against the participations of the Lenders in that Advance pro rata.

11.	INTEREST

11.1	Calculation of Interest
The rate of interest on each Advance for each Term is the percentage rate per annum equal to the aggregate of the applicable:

(a)	Margin; and

(b)	EURIBOR or LIBOR (as applicable).

11.2	Payment of Interest
Except where it is provided to the contrary in this Agreement, each Borrower must pay accrued interest on each Advance made to it on the last day of each Term and also, if the Term is longer than six months, on the dates falling at six-monthly intervals after the first day of that Term.

11.3	Interest on Overdue Amounts

(a)
If an Obligor fails to pay any amount payable by it under the Finance Documents, it must immediately on demand by the Facility Agent pay interest on the overdue amount from its due date up to the date of actual payment, both before, on and after judgment.

(b)
Interest on an overdue amount is payable at a rate determined by the Facility Agent to be one per cent. per annum above the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted an Advance in the currency of the overdue amount. For this purpose, the Facility Agent may (acting reasonably):

(i)	select successive Terms of any duration of up to three months; and

(ii)	determine the appropriate Quotation Date for that Term.

(c)	Notwithstanding paragraph (b) above, if the overdue amount is a principal amount of an Advance and becomes due and payable before the last day of its current Term, then:

(i)	the first Term for that overdue amount will be the unexpired portion of that Term; and

(ii)	the rate of interest on the overdue amount for that first Term will be one per cent. per annum above the rate then payable on that Advance.
After the expiry of the first Term for that overdue amount, the rate on the overdue amount will be calculated in accordance with paragraph (b) above.

(d)	Interest (if unpaid) on an overdue amount will be compounded with that overdue amount at the end of each of its Terms but will remain immediately due and payable.

11.4	Notification of Rates of Interest

The Facility Agent must promptly notify each relevant Party of the determination of a rate of interest under this Agreement.

11.5	Selection – Term Facility

(a)	Each Term Facility Advance has successive Terms.

(b)
A Borrower must select the first Term for a Term Facility Advance in the relevant Request and each subsequent Term in an irrevocable notice received by the Facility Agent not later than 10.00 am three Business Days before the first day of that subsequent Term. Each Term for a Term Facility Advance will start on its Utilisation Date or on the expiry of its preceding Term.

(c)	If a Borrower fails to select a Term for an outstanding Term Facility Advance under paragraph (b) above, that Term will, subject to the other provisions of this Clause, be three months.

(d)	Each Term for a Term Facility Advance will be one, two, three or six months or:

(i)	any shorter period agreed by the Company and the Facility Agent; or

(ii)
any longer period of up to 12 months agreed by the Company and the Lenders whose commitments under the relevant Facility then aggregate two thirds or more of the aggregate Commitments under that Facility.

11.6	Selection – Revolving Facility

(a)	Each Advance under a Revolving Facility has one Term only.

(b)	A Borrower must select the Term for an Advance under a Revolving Facility in the relevant Request.

(a)
Each Term for an Advance under a Revolving Facility will be for a period of any number of days from and including 1 day to and including 30 days or 1, 2, 3 or 6 months or such other period of up to 12 months as Lenders whose Commitments under that Revolving Facility then aggregate two thirds or more of the aggregate Commitments under that Revolving Facility may agree with the Company prior to submission of the relevant Request provided that such period shall end on or before the Final Maturity Date in respect of that Revolving Facility.

(c)	Each Term for an Advance under a Revolving Facility will commence on its Utilisation Date.

11.7	Consolidation – Term Facility Advances

Unless a Borrower otherwise requests, a Term for a Term Facility Advance will end on the same day as the current Term for any other Term Facility Advance denominated in the same currency as that Term Facility Advance and borrowed by that Borrower under the same Facility. On the last day of those Terms, those Term Facility Advances will be consolidated and treated as one Term Facility Advance under the relevant Facility.

11.8	No Overrunning the Final Maturity Date
If a Term in respect of an Advance under a Facility would otherwise overrun the Final Maturity Date for that Facility, it will be shortened so that it ends on the Final Maturity Date for that Facility.

11.9	Other Adjustments
The Facility Agent and the Company may enter into such other arrangements as they may agree for the adjustment of Terms and the consolidation and/or splitting of Advances under a Facility.

11.10	Notification
The Facility Agent must notify each relevant Party of the duration of each Term promptly after ascertaining its duration.

12.	TAXES

12.1	General
In this Clause “Tax Credit” means a credit against any Tax or any relief or remission for Tax (or its repayment).

12.2	Tax Gross-up

(a)	Each Obligor must make all payments to be made by it under the Finance Documents without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	If:

(i)	a Lender is not, or ceases to be, a Qualifying Lender; or

(ii)	an Obligor or a Lender is aware that an Obligor must make a Tax Deduction (or that there is a change in the rate or the basis of a Tax Deduction), it must promptly notify the Facility Agent. The Facility Agent must then promptly notify the affected Parties.

(c)
Except as provided below, if a Tax Deduction is required by law to be made by an Obligor or the Facility Agent, the amount of the payment due from the Obligor will be increased to an amount which (after making the Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)
Except as provided below, an Obligor is not required to make an increased payment under paragraph (c) above to a Lender that is not, or has ceased to be, a Qualifying Lender in respect of that Obligor in excess of the amount that the Obligor would have had to pay had the Lender been, or not ceased to be, a Qualifying Lender in respect of that Obligor.

(e)
Paragraph (d) above will not apply if the Lender has ceased to be a Qualifying Lender by reason of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or double taxation agreement or Double Tax Treaty or any published practice or concession of any relevant taxing authority.

(f)
If an Obligor is required to make a Tax Deduction, that Obligor must make the minimum Tax Deduction allowed by law and must make any payment required in connection with that Tax Deduction within the time allowed by law.

(g)
Within 30 days of making either a Tax Deduction or a payment required in connection with a Tax Deduction, the Obligor making that Tax Deduction must deliver to the Facility Agent for the relevant Finance Party evidence satisfactory to that Finance Party (acting reasonably) that the Tax Deduction has been made or (as applicable) the appropriate payment has been paid to the relevant taxing authority.

(h)
Each party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction. No party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

12.3	Lender Tax Status

(a)
The Finance Parties and the Borrowers shall co-operate in good faith in completing any procedural steps (including, but not limited to, giving any required confirmation or providing any relevant information) necessary for the Borrowers to make payments to the Finance Party without any withholding or deduction for any Taxes. In particular, the Borrowers agree to provide such information in respect of itself as may be reasonably requested by the Finance Parties in writing in order for the Finance Parties to comply with any administrative formalities required for the Finance Parties to be exempt from withholding or deduction for any Taxes under any applicable international treaty.

(b)
Similarly, each Finance Party undertakes to provide any tax certificate or other document as may be reasonably requested by the Borrower in writing in order for the Borrower to be exempt from withholding or deduction for any Taxes under any applicable international treaty.

(c)
Each Finance Party shall confirm whether it is entitled to receive payments under the Finance Documents free from withholding under FATCA and shall provide any documentation, forms and other information relating to its status under FATCA reasonably requested by the Facility Agent or the Borrower sufficient for the Facility Agent and a Borrower to comply with their obligations under FATCA and to determine whether such Finance Party has complied with such applicable reporting requirements.

(d)
Each Lender shall represent and warrant to the Facility Agent and to the Borrower that, as at the relevant Transfer Date or the date of the relevant Telenet Additional Facility Accession Agreement, it is a Qualifying Lender as the same shall be expressly indicated in the relevant Transfer Certificate or Telenet Additional Facility Accession Agreement.

(e)
Notwithstanding Clause 29.3 (Transfers by Lenders), no Lender shall be permitted to enter into a Telenet Additional Facility Accession Agreement with any Borrower which is incorporated in Belgium if, as a result of the entry into such Telenet Additional Facility Accession Agreement, any Obligor would be required to make a Tax Deduction unless such Lender has obtained the prior written consent of the Company.

12.4	Tax Indemnity

(a)
Except as provided below, the Company must indemnify (within ten Business Days of written demand by the Facility Agent) a Finance Party against any loss or liability which that Finance Party (in its absolute discretion) determines will be or has been suffered (directly or indirectly) by that Finance Party for or on account of Tax in relation to a payment received or receivable (or any payment deemed to be received or receivable) under a Finance Document. Such Finance Party shall within five Business Days of any request by the Company provide to the Company reasonable written details explaining the loss, liability or cost and the calculation of the amount claimed by the Finance Party.

(b)	Paragraph (a) above does not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(A)
under the laws of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party has a Facility Office and is treated as resident for tax purposes; or

(B)	under the laws of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction, if that Tax is imposed on or calculated by reference to the net income received or receivable by that Finance Party. However, any payment deemed to be received or receivable, including any amount treated as income but not actually received by the Finance Party, such as a Tax Deduction, will not be treated as net income received or receivable for this purpose; and

(ii)	to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under Clause 12.2 (Tax Gross-up);

(B)
would have been compensated for by an increased payment under Clause 12.2 (Tax Gross-up) but was not so compensated solely because one of the exclusions in paragraph (d) of Clause 12.2 (Tax Gross-up) applied;

(C)	relates to a FATCA Deduction required to be made by a Party; or

(D)	is suffered or incurred by a Finance Party in respect of a Bank Levy.

(c)
A Finance Party making, or intending to make, a claim under paragraph (a) above must promptly notify the Facility Agent of the event which will give, or has given, rise to the claim, following which the Facility Agent shall promptly provide such information to the Company.

(d)	A Finance Party shall, on receiving a payment from an Obligor under this Clause 12.4 (Tax Indemnity), notify the Facility Agent.

12.5	Tax Credit
If an Obligor makes a Tax Payment and the relevant Finance Party (in its absolute discretion) determines that:

(a)	a Tax Credit is attributable to that Tax Payment; and

(b)	it has used and retained that Tax Credit,
the Finance Party must pay an amount to the Obligor which that Finance Party determines (in its absolute discretion) will leave it (after that payment) in the same after-tax position as it would have been if the Tax Payment had not been required to be made by the Obligor.

12.6	U.S. Taxes
A U.S. Borrower shall not be required to pay any additional amount pursuant to Clause 12.2 (Tax Gross-up) in respect of Taxes of the United States or any political subdivision thereof which arise or are imposed as a result of the failure of a Lender to provide the forms described in paragraphs (a) or (b) of this Clause 12.6 (U.S. Taxes), or a connection of a Lender as described in Clause 12.6(c) (U.S. Taxes) below, with respect to a sum payable by it pursuant to this Agreement to a Lender if on the date such Lender becomes a Party to this Agreement or has designated a new Facility Office either:

(a)	in the case of a Lender which is not a U.S. person,

(i)
such Lender has not provided the Borrower with two accurate and complete original signed copies including all necessary attachments of (i) U.S. Internal Revenue Service Form W-8BEN (or successor form) or (ii) U.S. Internal Revenue Service Form W 8ECI (or successor form), or (iii) (if appropriate) Internal Revenue Service Form W-8IMY, certifying, in each case, to such Lender’s entitlement as of such date to a complete exemption from United States withholding with respect to all amounts payable pursuant to the Finance Documents; or

(ii)
after the date such Lender becomes a Party to this Agreement, when a lapse in time or change in circumstances renders the previous certification of such Lender made pursuant to Clause 12.6(a)(i) above obsolete or inaccurate, such Lender has not delivered to the Company two new accurate and complete original signed copies of U.S. Internal Revenue Service Form W-8ECI or Form W-8BEN, as the case may be, and such other forms as may be required in order to confirm or establish the entitlement of such Lender to a continued exemption from United States withholding tax with respect to amounts payable pursuant to the Finance Documents;

(b)	in the case of a Lender which is a U.S. Person:

(i)	such Lender has not provided the Borrower with two accurate and complete original signed copies, including all necessary attachments, of U.S. Internal Revenue Service Form W-9 (or successor form); or

(ii)
after the date such Lender becomes a Party to this Agreement, when a lapse in time or change in circumstances renders the previous certification of such Lender made pursuant to Clause 12.6(b)(i) above obsolete or inaccurate, such Lender has not delivered to the Company two new accurate and complete original signed copies of U.S. Internal Revenue Service Form W-9, as the case may be, and such other forms as may be required in order to confirm or establish the entitlement of such Lender to a continued exemption from Untied States withholding tax with respect to amounts payable pursuant to the Finance Documents; or

(c)
such Lender is subject to such Tax by reason of any connection between the jurisdiction imposing such Tax and the Lender or its Facility Office other than a connection arising solely from this Agreement or any transaction contemplated hereby.

12.7	Stamp Taxes
The Company shall pay and, within 10 Business Days of demand, indemnify each Finance Party against any cost, loss or liability which that Finance Party incurs in relation to all stamp duty, registration and other similar Tax liabilities payable in respect of any Finance Document (other than those imposed by reason of any assignment or novation by any Finance Party).

12.8	Value Added Taxes

(a)
Any amount payable under a Finance Document by an Obligor is exclusive of any value added tax or any other Tax of a similar nature which might be chargeable in connection with that amount. If any such Tax is chargeable, the Obligor must pay to the Finance Party (in addition to and at the same time as paying that amount) an amount equal to the amount of that Tax.

(b)
Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party must also at the same time pay and indemnify the Finance Party against all value added tax or any other Tax of a similar nature incurred by the Finance Party in respect of those costs or expenses but only to the extent that the Finance Party (acting reasonably) determines that neither it nor any other member of any group of which it is a member for value added tax purposes is entitled to credit or repayment from the relevant tax authority in respect of the Tax.

(c)
Where any Obligor is required to make a payment under this Clause 12.8 (Value Added Taxes), such amount shall not become due until the relevant Obligor has received a formal invoice detailing the amount to be paid.

12.9	Confirmation by Lenders
Each Lender as at the date of this Agreement hereby confirms that, as at the date of this Agreement, it is a Qualifying Lender.

13.	MARKET DISRUPTION

13.1	Absence of Quotations
Subject to Clause 13.2 (Market Disruption):

(a)
if LIBOR or, if applicable, EURIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation on the Quotation Date in accordance with Clause 13.2 (Market Disruption), the applicable LIBOR or EURIBOR shall be determined on the basis of the quotations of the remaining Reference Banks; or

(b)
if Clause 13.3 (Alternative Reference Bank Rate) applies but an Alternative Reference Bank does not supply a quotation in accordance with Clause 13.3 (Alternative Reference Bank Rate), the applicable Alternative Reference Bank Rate shall be determined on the basis of the quotations of the remaining Alternative Reference Banks.

13.2	Market Disruption

(a)
If a Market Disruption Event occurs in relation to an Advance for any Term, then the rate of interest applicable to each Lender’s portion of such Advance during the relevant Term shall (subject to any agreement reached pursuant to Clause 13.4 (Alternative Rate)) be the rate per annum which is the sum of:

(i)	the Margin; and

(ii)
the Alternative Reference Bank Rate or (if an Alternative Market Disruption Event has occurred with respect to an Advance for the relevant Term of that Advance) the rate per annum notified to the Facility Agent by such Lender before the last day of such Term to be that which expresses as a percentage rate per annum the cost to such Lender of funding from whatever sources it may reasonably select its portion of such Advance during such Term provided that if more than one such rate is notified to the Facility Agent pursuant to this Clause 13.2(a)(ii), the rate shall be the average of those rates so notified.

(b)	If:

(i)	the percentage rate per annum notified by a Lender pursuant to paragraph (a)(ii) above is less than the Alternative Reference Bank Rate; or

(ii)	a Lender has not notified the Facility Agent of a percentage rate per annum pursuant to paragraph (a)(ii) above, the cost to that Lender of funding its participation in that Advance for that Term shall be deemed, for the purposes of paragraph (a) above, to be the Alternative Reference Bank Rate.

(c)	In this Agreement:
“Alternative Market Disruption Event” means:

(i)
before close of business in London on the date falling one Business Day after the Quotation Date for the relevant Term, none or only one of the Alternative Reference Banks supply a rate to the Facility Agent to determine the Alternative Reference Bank Rate for the relevant Term; or

(ii)
before close of business in London on the Quotation Date for the relevant Term, the Facility Agent receives notifications from a Lender or Lenders to whom in aggregate 40% or more of the relevant Advance is owed (or, in the case of an undrawn Advance, if made would be owed) that the cost to it of funding its participation from whatever source it may reasonably select would be in excess of the Alternative Reference Bank Rate; and

“Market Disruption Event” means:

(i)
at or about noon on the Quotation Date for the relevant Term none or only one of the Reference Banks supplies a rate to the Facility Agent to determine LIBOR or, if applicable, EURIBOR for the relevant currency and Term; or

(ii)
before close of business in London on the Quotation Date for the relevant Term, the Facility Agent receives notifications from a Lender or Lenders to whom in aggregate 40% or more of the relevant Advance is owed (or, in the case of an undrawn Advance, if made would be owed) that the cost to it of funding its participation from whatever source it may reasonably select would be in excess of LIBOR or, if applicable, EURIBOR.

13.3	Alternative Reference Bank Rate

(a)
If a Market Disruption Event occurs, the Facility Agent shall as soon as is practicable request each of the Alternative Reference Banks to supply to it the rate at which that Alternative Reference Bank could have borrowed funds in the relevant currency and for the relevant period in the London interbank market or, in relation to an Advance in Euro, the European interbank market at or about 11:00 am (London time) or, in relation to an Advance in Euro, at or about 11:00 am on the Quotation Date for the Term of that Advance, were it to have done so by asking for and then accepting interbank offers for deposits in reasonable market size in the currency of that Advance and for a period comparable to the Term of that Advance.

(b)
As soon as is practicable after receipt of the rates supplied by the Alternative Reference Banks, the Facility Agent will notify the Company and the Lenders of the arithmetic mean of the rates supplied to it in accordance with paragraph (a) above (the “Alternative Reference Bank Rate”).

13.4	Alternative Rate
If Clause 13.2 (Market Disruption) applies and the Facility Agent or the Company so requires, the Facility Agent and the Company shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing an alternative basis:

(a)	for determining the rate of interest from time to time applicable to such Advances; and/or

(b)	upon which such Advances may be maintained (whether in Euro or some other currency) thereafter, and any such alternative basis that is agreed shall take effect in accordance with its terms and be binding on each party to this Agreement, provided that the Facility Agent may not agree any such alternative basis without the prior consent of each Lender holding Telenet Additional Facility Outstandings under each applicable Facility, acting reasonably.

14.	INCREASED COSTS

14.1	Increased Costs
Except as provided below in this Clause, the Company must pay to a Finance Party the amount of any Increased Cost incurred by that Finance Party or any of its Affiliates as a result of:

(a)	the introduction of, or any change in, or any change in the interpretation, administration or application of, any law or regulation; or

(b)	compliance with any law or regulation made after the date of this Agreement.

14.2	Exceptions
The Company need not make any payment for an Increased Cost to the extent that the Increased Cost is:

(a)	compensated for under another Clause or would have been but for an exception to that Clause;

(b)	attributable to a Finance Party or its Affiliate wilfully failing to comply with any law or regulation;

(c)
attributable to the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates);

(d)
attributable to the gross negligence of or wilful breach by, the relevant Finance Party or, if applicable, any of its Affiliates of any law, regulation, practice, concession, directive, requirement, request or guideline, to which the imposition of such Increased Cost relates;

(e)
suffered by a relevant Finance Party and in respect of which that relevant Finance Party intends to make a claim pursuant to Clause 14.1 (Increased Costs) and Clause 14.3 (Claims), but which is not (and its claim under Clause 14.1 (Increased Costs) and Clause 14.3 (Claims) is not) notified by that relevant Finance Party to the Facility Agent within 30 days of that Finance Party becoming aware that it had suffered the relevant Increased Cost; or

(f)	attributable to a FATCA Deduction required to be made by a Party; or

(g)	attributable to any Bank Levy but only to the extent that such Bank Levy is no more onerous than in respect of:

(i)	a Bank Levy not yet enacted into law, any draft of such proposed Bank Levy as at the date of this Agreement; or

(ii)	any other Bank Levy, as set out under existing law as at the date of this Agreement.

14.3	Claims

(a)
A Finance Party intending to make a claim for an Increased Cost must notify the Facility Agent of the circumstances giving rise to and the amount of the claim, following which the Facility Agent will promptly notify the Company.

(b)	Each Finance Party must, as soon as practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Increased Cost.

15.	ILLEGALITY AND MITIGATION

15.1	Illegality in Relation to an L/C Bank
If it becomes unlawful in any relevant jurisdiction for an L/C Bank to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Documentary Credit (an “Affected Documentary Credit”):

(a)	that L/C Bank shall promptly notify the Facility Agent upon becoming aware of that event:

(b)	upon the Facility Agent notifying the Company, that L/C Bank shall not be obliged to issue any future Documentary Credit that would give rise to such unlawfulness; and

(c)	upon the Facility Agent notifying the Company, each relevant Borrower shall use its best endeavours to procure the release of any Affected Documentary Credit.

15.2	Mitigation

(a)
Each Finance Party shall, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount (including without limitation, VAT) becoming payable under, or cancelled pursuant to, any of Clause 12 (Taxes), Clause 13 (Increased Costs), Clause 10.1 (Mandatory Prepayment – Illegality) or Clause 15 (Illegality and Mitigation) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

15.3	Limitation of Liability

(a)	The Borrowers shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 15.2 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 15.2 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

15.4	Conduct of business by a Finance Party
No term of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (Tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it in respect of Tax or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (Tax or otherwise) or any computation in respect of Tax.

16.	PAYMENTS

16.1	Place
Unless a Finance Document specifies that payments under it are to be made in another manner, all payments by a Party (other than the Facility Agent) under the Finance Documents must be made to the Facility Agent to its account at such office or bank in the principal financial centre of a Participating Member State or London, as it may notify to that Party for this purpose by not less than five Business Days’ prior notice.

16.2	Funds
Payments under the Finance Documents to the Facility Agent must be made for value on the due date at such times and in such funds as the Facility Agent may specify to the Party concerned as being customary at the time for the settlement of transactions in that currency in the place for payment.

16.3	Distribution

(a)
Each payment received by the Facility Agent under the Finance Documents for another Party must, except as provided below, be made available by the Facility Agent to that Party by payment (as soon as practicable after receipt) to its account with such office or bank in the principal financial centre of a Participating Member State or London, as it may notify to the Facility Agent for this purpose by not less than five Business Days’ prior notice.

(b)	The Facility Agent may (with the consent and at the expense of the Company) apply any amount received by it for an Obligor in or towards payment (as soon as practicable after receipt) of any amount due from that Obligor under the Finance Documents or in or towards the purchase of any amount of any currency to be so applied.

(c)
Where a sum is paid to the Facility Agent under this Agreement for another Party, the Facility Agent is not obliged to pay that sum to that Party until it has established that it has actually received it. However, the Facility Agent may assume that the sum has been paid to it, and, in reliance on that assumption, make available to that Party a corresponding amount. If it transpires that the sum has not been received by the Facility Agent, that Party must immediately on demand by the Facility Agent refund any corresponding amount made available to it together with interest on that amount from the date of payment to the date of receipt by the Facility Agent at a rate calculated by the Facility Agent to reflect its cost of funds.

16.4	Currency

(a)	Unless a Finance Document specifies that payments under it are to be made in a different manner, the currency of each amount payable under the Finance Documents is determined under this Clause.

(b)	Amounts payable in respect of Taxes, fees, costs and expenses are payable in the currency in which they are incurred.

(c)	Each other amount payable under the Finance Documents is payable in Euro or U.S. Dollars (as applicable).

16.5	No Set-off or Counterclaim
All payments made by an Obligor under the Finance Documents must be calculated and made without (and free and clear of any deduction for) set-off or counterclaim.

16.6	Business Days

(a)
If a payment under the Finance Documents is due on a day which is not a Business Day, the due date for that payment will instead be the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not) or whatever day the Facility Agent determines is market practice.

(b)	During any extension of the due date for payment of any principal under this Agreement interest is payable on that principal at the rate payable on the original due date.

16.7	Partial Payments

(a)
If any Administrative Party receives a payment insufficient to discharge all the amounts then due and payable by the Obligors under the Finance Documents, the Administrative Party must apply that payment towards the obligations of the Obligors under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Administrative Parties and each L/C Bank under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest or fee due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal amount due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Facility Agent must, if so directed by all the Lenders, vary the order set out in sub paragraphs (a)(ii) to (iv) above.

(c)	This Sub-Clause will override any appropriation made by an Obligor.

16.8	Timing of Payments
If a Finance Document does not provide for when a particular payment is due, that payment will be due within three Business Days of demand by the relevant Finance Party.

17.	GUARANTEE AND INDEMNITY

17.1	Guarantee and Indemnity

(a)	Subject to Clause 17.9 (Limitations) each Guarantor jointly and severally and irrevocably and unconditionally:

(i)	guarantees to each Finance Party punctual performance by each Obligor of all its obligations under the Finance Documents;

(ii)
undertakes with each Finance Party that, whenever an Obligor does not pay any amount when due under or in connection with any Finance Document, it must immediately on demand by the Facility Agent pay that amount as if it were the principal obligor in respect of that amount; and

(iii)	indemnifies each Finance Party immediately on demand against any loss or liability suffered by that Finance Party if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal; the amount of the loss or liability under this indemnity will be equal to the amount the Finance Party would otherwise have been entitled to recover.

(b)	This guarantee is an independent guarantee and not a surety (borg/cautionment).

17.2	Continuing Guarantee
This guarantee is a continuing guarantee and will extend to the ultimate balance of all sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

17.3	Reinstatement

(a)
If any discharge (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) or arrangement is made in whole or in part on the faith of any payment, security or other disposition which is avoided or must be restored on insolvency, liquidation, administration or otherwise without limitation, the liability of each Guarantor under this Clause will continue or be reinstated as if the discharge or arrangement had not occurred.

(b)	Each Finance Party may concede or compromise any claim that any payment, security or other disposition is liable to avoidance or restoration.

17.4	Waiver of Defences
The obligations of each Guarantor under this Clause will not be affected by any act, omission or thing which, but for this provision, would reduce, release or prejudice any of its obligations under this Clause (whether or not known to it or any Finance Party). This includes:

(a)	any time or waiver granted to, or composition with, any person;

(b)	any release of any person under the terms of any composition or arrangement;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any person;

(d)	any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(e)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any person;

(f)	any amendment (however fundamental) of a Finance Document or any other document or security;

(g)	any unenforceability, illegality, invalidity or non-provability of any obligation of any person under any Finance Document or any other document or security; or

(h)	any insolvency or similar proceedings.

17.5	Immediate Recourse

(a)
Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other right or security or claim payment from any person before claiming from that Guarantor under this Clause.

(b)	This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

17.6	Appropriations
Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may without affecting the liability of any Guarantor under this Clause:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) against those amounts; or

(b)	apply and enforce them in such manner and order as it sees fit (whether against those amounts or otherwise); and

(c)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of that Guarantor’s liability under this Clause.

17.7	Non-competition
Unless:

(a)	all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full; or

(b)	the Facility Agent otherwise directs,

no Guarantor will, after a claim has been made or by virtue of any payment or performance by it under this Clause:

(i)	be subrogated to any rights, security or moneys held, received or receivable by any Finance Party (or any trustee or agent on its behalf);

(ii)	be entitled to any right of contribution or indemnity in respect of any payment made or moneys received on account of that Guarantor’s liability under this Clause;

(iii)	claim, rank, prove or vote as a creditor of any Obligor or its estate in competition with any Finance Party (or any trustee or agent on its behalf); or

(iv)	receive, claim or have the benefit of any payment, distribution or security from or on account of any Obligor, or exercise any right of set-off as against any Obligor.
Each Guarantor must hold in trust for and immediately pay or transfer to the Facility Agent for the Finance Parties any payment or distribution or benefit of security received by it contrary to this Clause or in accordance with any directions given by the Facility Agent under this Clause.

17.8	Additional Security
This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Beneficiary.

17.9	Limitations

(a)	This guarantee does not apply to any liability to the extent that it would result in the guarantee constituting unlawful financial assistance under any laws applicable to a Guarantor.

(b)
Notwithstanding any other provision of this Clause 17 (Guarantee and Indemnity), the obligations of each U.S. Guarantor under this Clause 17, shall be limited to a maximum aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Bankruptcy Code, any applicable provisions of comparable state law or any applicable case law (collectively, the “Fraudulent Transfer Laws”), in each case after giving effect to all other liabilities of such U.S. Guarantor, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws and after giving effect as assets to the value (as determined under the applicable provisions of the Fraudulent Transfer Laws) of any rights to subrogation, contribution, reimbursement, indemnity or similar rights of such U.S. Guarantor pursuant to (i) applicable law or (ii) any agreement providing for an equitable allocation among such U.S. Guarantors and other Affiliates of the Group of the obligations arising under guarantees by such parties.
For the purposes of this Clause 17, “U.S. Guarantor” means each Guarantor incorporated (or in the case of a non-corporate Guarantor, formed and subsisting) in the United States of America (or any of its states or territories or any political or legal subdivision thereof).

(c)
Notwithstanding any other provision of this Clause 17 (Guarantee and Indemnity), the liability of Telenet NV (formerly, UPC Belgium NV) pursuant to this Clause 17 (Guarantee and Indemnity) shall be limited, at any time, to an amount equal to the net assets of Telenet NV (formerly, UPC Belgium NV) (determined in accordance with Article 617 of the Belgian Company Code (Wetboek van vennootschappen) and accounting principles generally accepted in Belgium) at the time each relevant demand is made under the guarantee.

17.10	Third Parties
Any counterparty to any Hedging Document may rely on this Clause 17 (Guarantee and Indemnity) and enforce its terms under the Contracts (Rights of Third Parties) Act 1999.

18.	REPRESENTATIONS AND WARRANTIES

18.1	Representations and Warranties
The representations set out in this Clause are made by each Obligor or (if it so states) the Company to each Finance Party. Each Obligor makes the representations set out in this Clause in respect of itself and (where applicable) in respect of its Subsidiaries that are members of the Group.

18.2	Status

(a)	It is a limited liability company, duly incorporated and validly existing under the laws of its jurisdiction of incorporation.

(b)	It and each of its Subsidiaries that are members of the Group have the power to own its assets and carry on its business as it is being conducted.

(c)	In respect of the Original Borrower, it is resident for all purposes in the Kingdom of Belgium.

18.3	Powers and Authority

It has the power:

(a)	to enter into and comply with all obligations expressed on its part under the Finance Documents; and

(b)	(in the case of a Borrower) to borrow under this Agreement; and

(c)	(in the case of a Guarantor) to give the guarantee in Clause 17 (Guarantee and Indemnity), and has taken all necessary actions to authorise the execution, delivery and performance of the Finance Documents to which it is or will be a party and the transactions contemplated by those Finance Documents.

18.4	Legal Validity

(a)
Each Finance Document to which it is or will be a party constitutes, or when executed in accordance with its terms will constitute, its legal, valid and binding obligations enforceable, subject to any relevant reservations or qualifications as to matters of law contained in any legal opinion referred to in Part 1 of Schedule 2 (Conditions Precedent Documents) or (as applicable) Part 2 of Schedule 2 (Conditions Precedent Documents), in accordance with its terms.

(b)
The choice of English law as the governing law of the Finance Documents and its irrevocable submission to the jurisdiction of the courts of England in respect of any proceedings relating to the Finance Documents (in each case other than any Finance Document which is expressed to be governed by a law other than English law) will be recognised and enforced in its jurisdiction of incorporation, subject to any relevant reservation or qualification as to matters of law contained in any legal opinion referred to in paragraph (a) above.

(c)
Any judgment obtained in England in relation to the Finance Documents will be recognised and enforced in its jurisdiction of incorporation, subject to any relevant reservation or qualification as to matters of law contained in any legal opinion referred to in paragraph (a) above.

18.5	Non-conflict
The execution and delivery by it of, the Finance Documents to which it is a party, and its performance of the transactions contemplated thereby will not violate:

(a)	in any material respect, any law or regulation or official judgment or decree applicable to it;

(b)	in any material respect, its constitutional documents; or

(c)
any agreement or instrument to which it is a party or binding on any of its assets or binding upon any other member of the Group or any other member of the Group’s assets, where such violation would or is reasonably likely to have a Material Adverse Effect.

18.6	No Event of Default

(a)	No Event of Default has occurred and is outstanding or will result from the entry into of, or the performance of any transaction contemplated by, any Finance Document.

(b)
Neither it nor any other member of the Group is in default under any law, regulation or agreement to which it is subject, except for a default which will not have or be reasonably likely to have a Material Adverse Effect.

18.7	Authorisations

(a)
Subject to any relevant reservations or qualifications contained in any legal opinion referred to in Clause 18.4 (Legal Validity), all material and necessary authorisations, registrations, consents, approvals, licences, and filings required by it in connection with the execution, validity or enforceability of the Finance Documents to which it is a party and performance of the transactions contemplated by the Finance Documents have been obtained (or, if applicable, will be obtained within the required time period) and are validly existing.

(b)
The Licences are in full force and effect and each member of the Group is in compliance in all material respects with all provisions thereof such that the Licences are not the subject of any pending or, to the best of its knowledge, threatened attack, suspension or revocation by a competent authority except, in each case, to the extent that any lack of effect, non-compliance or attack, suspension or revocation of a Licence would not have or be reasonably likely to have a Material Adverse Effect.

(c)
All the Necessary Authorisations are in full force and effect, each member of the Group is in compliance in all material respects with all provisions thereof and the Necessary Authorisations are not the subject of any pending or, to the best of its knowledge, threatened attack or revocation by any competent authority except, in each case, to the extent that any lack of effect, non-compliance or attack or revocation of a Necessary Authorisation would not have or be reasonably likely to have a Material Adverse Effect.

18.8	Financial Statements
Its financial statements most recently delivered to the Facility Agent:

(a)	have been prepared in all material respects in accordance with the Accounting Principles, consistently applied; and

(b)	give a true and fair view of (if audited) or fairly represent (if unaudited) its financial condition (consolidated, if applicable) as the date to which they were drawn up, except, in each case, as disclosed to the contrary in those financial statements.

18.9	No Material Adverse Change
There has been no material adverse change in the consolidated financial position of the Group (taken as a whole) since the date to which the Original Financial Statements were drawn up which would or is reasonably likely to have a Material Adverse Effect.

18.10	Litigation and Insolvency Proceedings

(a)
No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency have been started against any member of the Group and, to its knowledge, no such proceedings are threatened, where in any such case, there is a reasonable likelihood of an adverse outcome to any member of the Group where that outcome is of a nature which would or is reasonably likely to have a Material Adverse Effect.

(b)	None of the circumstances referred to in Clause 22.7 (Insolvency Proceedings) are pending or, to its knowledge, threatened against it or any member of the Group.

18.11	Tax Liabilities

(a)
No claims are being asserted against it or any member of the Group with respect to Taxes which are reasonably likely to be determined adversely to it or to such member of the Group and which, if adversely determined, would or is reasonably likely to have a Material Adverse Effect.

(b)
It is not materially overdue in the filing of any Tax returns required to be filed by it (where such late filing might result in any material fine or penalty on it) and it has paid within any period required by law all Taxes shown to be due on any Tax returns required to be filed by it or on any assessments made against it (other than Tax liabilities being contested by it in good faith and where it has made adequate reserves for such liabilities or where such overdue filing, or non-payment, or a claim for payment, of which in each such case would not have or be reasonably likely to have a Material Adverse Effect).

18.12	Security Interests

Its execution and delivery of this Agreement does not necessitate and will not result in the creation or imposition of any Security Interest over any of its material assets or those of any member of the Group (except for any Security Interest created pursuant to the Security Documents).

18.13	Intellectual Property Rights

(a)
It (and each member of the Group) owns or has the legal right to use all the Intellectual Property Rights which are required for the conduct of the business of the Group as a whole from time to time or are required by it (or such member) in order for it to carry on such business as it is then being conducted, except where the failure to do so would not have or be reasonably likely to have a Material Adverse Effect.

(b)
As far as it is aware it does not (nor does any member of the Group), in carrying on its business, infringe any Intellectual Property Rights of any third party in any way which would or is reasonably likely to have a Material Adverse Effect.

(c)
None of the Intellectual Property Rights owned by any member of the Group is, to its knowledge, being infringed nor, to its knowledge, is there any threatened infringement of those Intellectual Property Rights, by any third party which, in either case, would or is reasonably likely to have a Material Adverse Effect.

(d)
All registered Intellectual Property Rights owned by it (or any member of the Group) are subsisting and all actions (including payment of all fees) required to maintain the same in full force and effect have been taken except where the absence of such rights or the failure to take any such action would not have or be reasonably likely to have a Material Adverse Effect.

18.14	Environmental Laws

(a)	It and each other member of the Group:

(i)	have obtained all requisite Environmental Approvals required for the carrying on of its business as currently conducted;

(ii)	have at all times complied with the terms and conditions of such Environmental Approvals; and

(iii)	have at all times complied with all other applicable Environmental Law, which in each such case, if not obtained or complied with, would or is reasonably likely to have a Material Adverse Effect.

(b)
There is no Environmental Claim in existence, pending or, to the best of its knowledge, threatened, against it which is reasonably likely to be decided against it and which, if so decided, would or is reasonably likely to have a Material Adverse Effect.

18.15	Ownership of Assets
It and each member of the Group has good title to or valid leases or licences of or is otherwise entitled to use all assets necessary to conduct its business except where the failure to do so would not have or be reasonably likely to have a Material Adverse Effect.

18.16	ERISA
Neither it nor any member of the Group or ERISA Affiliate maintains, contributes to or has any obligation to contribute to or any liability under, any Plan, or in the past five years has maintained or contributed to or had any obligation to, or liability under, any Plan.

18.17	United States Regulations
Neither it nor any member of the Group is:

(a)	a public utility as defined in the United States Federal Power Act of 1920; or subject to regulation thereunder;

(b)	required to be registered as an investment company as defined in the United States Investment Company Act of 1940 or subject to regulation thereunder; or

(c)	subject to regulation under any United States Federal or State law or regulation that limits its ability to incur or guarantee indebtedness.

18.18	Anti-Terrorism Laws
To the best of its knowledge, neither it nor any member of the Group:

(a)	is, or is controlled by, a Designated Party;

(b)	has received funds or other property from a Designated Party; or

(c)	is in material breach of or is the subject of any action or investigation under any Anti-Terrorism Law.
It and each of its Affiliates have taken commercially reasonable measures to ensure compliance with the Anti-Terrorism Laws.

18.19	Margin Stock

(a)	(In the case of the Borrowers only) the proceeds of the Facilities have been and will be used only for the purposes described in Clause 3 (Purpose).

(b)
Neither it nor any member of the Group is engaged principally in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations U and X of the Board of Governors of the United States Federal Reserve System), and no portion of any Advance has been or will be used, directly or indirectly, to purchase or carry margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock.

18.20	Times for Making Representations and Warranties

(a)
The representations and warranties set out in this Clause 18 (Representations and Warranties) are made by each Original Obligor on the date of this Agreement and (except for Clauses 18.5 (Non-Conflict), 18.6 (No Event of Default), 18.7 (Authorisations), 18.9 (No Material Adverse Change), 18.10 (Litigation and Insolvency Proceedings), 18.11 (Tax Liabilities), 18.12 (Security Interests), 18.14 (Environmental Laws), 18.15 (Ownership of Assets), 18.16 (ERISA), 18.17 (United States Regulations) and 18.18 (Anti-Terrorism Laws)), are deemed to be made again by each relevant Obligor on the date of each Request, the first day of each Term and on each Utilisation Date with reference to the facts and circumstances then existing.

(b)
The representations and warranties set out in this Clause 18 (Representations and Warranties) (except Clauses 18.8 (Financial Statements) and 18.9 (No Material Adverse Change)) are repeated by each Additional Obligor with respect to itself on the date of the Accession Agreement relating to that Additional Obligor, with reference to the facts and circumstances then subsisting.

(c)	When a representation and warranty is repeated, it is applied to the circumstances existing at the time of repetition.

19.	INFORMATION COVENANTS

19.1	Financial Statements

(a)
The Obligors must supply to the Facility Agent in sufficient copies for all the Lenders (provided however, that to the extent any reports are filed on the SEC’s website or the Company’s website, such reports shall be deemed supplied to the Facility Agent in sufficient copies for all the Lenders):

(i)	the audited consolidated financial statements for the Reporting Entity for each of its financial years; and

(ii)
the unaudited quarterly consolidated management accounts (including, amongst other things, a consolidated balance sheet) of the Reporting Entity for each of its financial quarters in each of its financial years.

(b)	All financial statements must be supplied as soon as they are available and:

(i)	in the case of the Reporting Entity’s audited financial statements, within 150 days; and

(ii)
in the case of the quarterly financial statements of the Reporting Entity, within 60 days (or, in the case of the quarterly financial statements of the Reporting Entity for its fourth financial quarter, within 150 days), of the end of the relevant financial period.

(c)
Together with any financial statements provided in accordance with paragraph (a) above, the Obligors shall provide to the Facility Agent in sufficient copies for all the Lenders (provided however, that to the extent any such information is filed on the SEC’s website or the Company’s website, such information shall be deemed supplied to the Facility Agent in sufficient copies for all the Lenders):

(i)	the Group Reconciliation; and

(ii)	a schedule containing the components and amounts of Holdco Debt.

(d)
At any time, on and from a Permitted Affiliate Group Designation Date, any financial statements provided to the Facility Agent pursuant to this Agreement shall be provided together with the accounts of any Permitted Affiliate Parent and any of its Subsidiaries on a combined basis.

19.2	Form of Financial Statements
The Company must ensure that each set of financial statements of the Reporting Entity supplied under this Agreement gives (if audited) a true and fair view of, or (if unaudited) fairly represents, the financial condition (consolidated or otherwise) of the relevant person as at the date to which those financial statements were drawn up.

19.3	Compliance Certificate

(a)	The Company must supply to the Facility Agent a Compliance Certificate with each set of its financial statements sent to the Facility Agent under this Agreement.

(b)	A Compliance Certificate must be signed by a director of the Company.

19.4	Information – Miscellaneous

The Obligors must supply to the Facility Agent, in sufficient copies for all the Lenders if the Facility Agent so requests:

(a)	copies of all documents despatched by any of the Obligors to its creditors generally at the same time as they are despatched;

(b)
promptly upon becoming aware of them, details of any litigation, arbitration or administrative proceedings which are current, threatened or pending and which might, if adversely determined, have a Material Adverse Effect;

(c)
a copy of any material report or other notice, statement or circular, sent or delivered by any member of the Group whose shares are pledged to the Security Agent pursuant to any Security Document to any person in its capacity as shareholder of such member of the Group, which materially adversely effects the interest of the Finance Parties under such Security Document;

(d)
in relation to any proposed Re-registration (as defined in paragraph (d)(i) of the definition of Permitted Transaction) of a member of the Group, the shares in which are the subject of Security in favour of the Finance Parties, promptly upon becoming aware of them, the final details of that proposed Re-Registration; and

(e)	promptly on request, such further information regarding the financial condition and operations of the Group as any Finance Party through the Facility Agent may reasonably request.

19.5	Change in Accounting Principles

(a)	The Company may elect to apply for all purposes of this Agreement, in lieu of IFRS, GAAP. Thereafter, the Company may re-elect to apply for all purposes of this Agreement, in lieu of GAAP, IFRS.

(b)	Subject to the provisions of this Clause 19.5 (Change in Accounting Principles), after any such election in accordance with paragraph (a) above all:

(i)	accounting expressions not otherwise defined in this Agreement shall be construed in accordance with; and

(ii)	ratios, computations, and other determinations based on IFRS contained in this Agreement shall be computed in conformity with, at the Company’s election, IFRS or GAAP.

(c)
The Company shall ensure that each set of financial information delivered to the Facility Agent pursuant to Clause 19.1 (Financial Statements) is prepared using accounting policies, practices and procedures consistent with that applied in the preparation of the Original Financial Statements, unless in relation to any such set of financial information, the Company elects to notify the Facility Agent that there have been one or more changes in any such accounting policies, practices or procedures (including, without limitation, any change in the basis upon which costs are capitalised or any changes resulting from the Company’s decision at any time to adopt GAAP or IFRS) and:

(i)
in respect of any change in the basis upon which the information required to be delivered pursuant to Clause 19.1 (Financial Statements) is prepared, the Company provides either a statement (providing reasonable detail) confirming the changes would have no material effect on the operation of the ratio set out in Clause 20.2 (Net Total Debt to Consolidated Annualised EBITDA) and/or any other ratio set out in this Agreement or:

(A)
a description of the changes and the adjustments which would be required to be made to that financial information in order to cause them to reflect the accounting policies, practices or procedures upon which the Original Financial Statements were prepared; and

(B)
sufficient information, in such detail and format as may be reasonably required by the Facility Agent, to enable the Lenders to make an accurate comparison between the financial positions indicated by that financial information and by the Original Financial Statements, and any reference in this Agreement to that financial information shall be construed as a reference to that financial information as adjusted to reflect the basis upon which the Original Financial Statements were prepared;

(ii)
in the event of any changes to such accounting policies, practices or procedures other than resulting from the Company’s decision to adopt GAAP, if the Company notifies the Facility Agent that it is no longer practicable to test compliance with the financial covenant set out in Clause 20 (Financial Covenants) and/or any other ratio set out in this Agreement against the financial information required to be delivered pursuant to this Clause 19 (Information Covenants) or that it wishes to cease preparing the additional information required by paragraph (i) above:

(A)	the Facility Agent and the Company shall enter into negotiations with a view to agreeing alternative financial covenants and/or ratios to replace the ratios contained in Clause 20 (Financial

Covenants) and/or any other ratio set out in this Agreement in order to maintain a consistent basis for such financial covenant or ratio (and for approval by the Majority Lenders); and

(B)
if the Facility Agent and the Company agree alternative financial covenants to replace those contained in Clause 20 (Financial Covenants) and/or any other ratio set out in this Agreement which are acceptable to the Majority Lenders, such alternative financial covenant shall be binding on all parties hereto; and

(C)
if, after three months following the date of the notice given to the Facility Agent pursuant to this paragraph (c), the Facility Agent and the Company cannot agree alternative financial covenants and/or an alternative for another ratio set out in this Agreement which are acceptable to the Majority Lenders, the Facility Agent shall refer the matter to any auditors as may be agreed between the Company and the Facility Agent for determination of the adjustments required to be made to such financial information or the calculation of such ratios to take account of such change, such determination to be binding on the parties hereto, provided that pending such determination (but not thereafter) the Company shall continue to prepare financial information and calculate such financial covenant in accordance with paragraph (i) above; or

(iii)
in the event of any changes to such accounting policies, practices or procedures resulting from the Company’s decision to adopt GAAP, if the Company notifies the Facility Agent that it is no longer practicable to test compliance with the financial covenants set out in Clause 20 (Financial Covenants) and/or any other ratio set out in this Agreement against the financial information required to be delivered pursuant to this Clause 19 (Information Covenants) or that it wishes to cease preparing the additional information required by paragraph (i) above, in which case:

(D)
the Company shall provide the Facility Agent with revised (1) financial covenant ratio levels to replace those contained in Clause 20.2 (Net Total Debt to Consolidated Annualised EBITDA) (the “Revised Ratios”) and (2) financial covenant definitions and/or a revised ratio to replace that set out in any other provision of this Agreement (the “Revised Definitions”), in each case resulting from the adoption of GAAP by the Company and that are substantially equivalent to the financial covenant ratio levels and definitions in existence at such time on the basis of IFRS, as confirmed by a report of a reputable accounting firm; and

(E)
the Revised Ratios and Revised Definitions shall become effective, and this Agreement shall be amended accordingly to reflect such amendments without any further consents from any Lender, if the Facility Agent (acting on the instructions of the Majority Lenders) has not objected (acting reasonably) to the implementation of the Revised Ratios and Revised Definitions within 60 days after receipt thereof, provided that, if at any time after the Company has adopted GAAP, it then elects to adopt IFRS, this Agreement shall, immediately upon such election, be amended to reflect such amendments without any further consents by any Finance Party to implement a deletion of the Revised Ratios and Revised Definitions and to reinstate the financial covenant ratio levels contained in Clause 20.2 (Net Total Debt to Consolidated Annualised EBITDA) and/or any other ratio set out in any other provision of this Agreement and the financial covenant definitions, in each case, as at the 2015 Amendment Effective Date (updated to reflect any other amendments made since that date) subject to any amendments in accordance with paragraphs (i) and (ii) above and provided that the reconciliation required under paragraph (i) above is also provided by the Company.

19.6	Notification of Default

(a)
Unless the Facility Agent has already been so notified by another Obligor, each Obligor must notify the Facility Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

(b)
Promptly on request by the Facility Agent, the Company must supply to the Facility Agent a certificate, signed by an authorised officer of the Company, certifying that no Default is outstanding or, if a Default is outstanding, specifying the Default and the steps, if any, being taken to remedy it.

(c)	Any Obligor must promptly upon becoming aware of it notify the Facility Agent of:

(i)	any Reportable Event;

(ii)	the termination of or withdrawal from, or any circumstances reasonably likely to result in the termination of or withdrawal from, any Plan subject to Title IV of ERISA; and

(iii)	material non-compliance with any law or regulation relating to any Plan which would or is reasonably likely to have a Material Adverse Effect.

19.7	Inspection Rights
Each Obligor shall, if required by the Facility Agent (acting on the instructions of the Majority Lenders), at any time whilst an Event of Default is continuing or the Facility Agent has reasonable grounds to believe that an Event of Default may exist and at other times if the Facility Agent has reasonable grounds for such request, permit representatives of the Facility Agent upon reasonable prior written notice to the Company to:

(a)	visit and inspect the properties of any member of the Group during normal business hours;

(b)	inspect its books and records other than records which the relevant member of the Group is prohibited by law, regulation or contract from disclosing to the Facility Agent; and

(c)
discuss with its principal officers and Auditors its business, assets, liabilities, financial position, results of operations and business prospects provided that (i) any such discussion with the Auditors shall only be on the basis of the audited financial statements of the Group and any compliance certificates issued by the Auditors and (ii) representatives of the Company shall be entitled to be present at any such discussion with the Auditors.

19.8	Know your Customer Requirements

(a)
Each Obligor must promptly on the request of any Finance Party supply to that Finance Party any documentation or other evidence which is reasonably requested by that Finance Party (whether for itself, on behalf of any Finance Party or any prospective new Lender) to enable a Finance Party or prospective new Lender to carry out and be satisfied with the results of all applicable know your customer requirements.

(b)
Each Lender must promptly on the request of the Facility Agent supply to the Facility Agent any documentation or other evidence which is reasonably required by the Facility Agent to carry out and be satisfied with the results of all know your customer requirements.

19.9	Use of Websites

(a)
An Obligor may (and upon request by the Facility Agent, shall) satisfy its obligations under this Agreement to deliver any information in relation to those Lenders (the “Website Lenders”) who have not objected to the delivery of information electronically by posting this information onto an electronic website designated by the Company and the Facility Agent (the “Designated Website”) or by e-mailing such information to the Facility Agent, if:

(i)	the Facility Agent expressly agrees that it will accept communication and delivery of any documents required to be delivered pursuant to this Agreement by this method;

(ii)	in the case of posting to the Designated Website, the Company and the Facility Agent are aware of the address of, and any relevant password specifications for, the Designated Website; and

(iii)	the information is in a format previously agreed between the Company and the Facility Agent.

(b)
If any Lender (a “Paper Form Lender”) objects to the delivery of information electronically then the Facility Agent shall notify the Company accordingly and the Company shall supply the information to the Facility Agent (in sufficient copies for each Paper Form Lender) in paper form.

(c)
The Facility Agent shall supply each Website Lender with the address of, and any relevant password specifications for, the Designated Website following designation of that website by the Company and the Facility Agent.

(d)
Any Website Lender may request, through the Facility Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Company shall comply with any such request within 10 Business Days.

(e)
Subject to the other provisions of this Clause 19.9 (Use of Websites), any Obligor may discharge its obligation to supply more than one copy of a document under this Agreement by posting one copy of such document to the Designated Website or e-mailing one copy of such document to the Facility Agent.

(f)	For the purposes of paragraph (a) above, the Facility Agent hereby expressly agrees that:

(i)
it will accept delivery of documents required to be delivered under Clause 19.1 (Financial Statements) by the posting of such documents to the Designated Website or by email delivery to the Facility Agent; and

(ii)	it has agreed to the format of the information required to be delivered under Clause 19.1 (Financial Statements).

20.	FINANCIAL COVENANTS

20.1	Interpretation

(a)
Except as provided to the contrary in this Agreement, an accounting term used in this Clause is to be construed in accordance with Accounting Principles on which the preparation of the Original Financial Statement was based.

(b)	No item must be credited or deducted more than once in any calculation under this Clause.

20.2	Net Total Debt to Consolidated Annualised EBITDA
The Company must ensure that the ratio of Net Total Debt to Consolidated Annualised EBITDA for each Measurement Period is not greater than 6.00:1.

20.3	Calculations

(a)
For the purposes of Clause 20.2 (Net Total Debt to Consolidated Annualised EBITDA), Net Total Debt for any Measurement Period will be calculated on the basis of Net Total Debt outstanding on the last day of that Measurement Period.

(b)	For the purposes of testing compliance with the financial ratio set out in this Clause 20 (Financial Covenants) and testing any other financial ratio in this Agreement:

(i)
calculations shall be determined in good faith by a responsible financial or accounting officer of the Group and shall be made on a pro forma basis giving effect to all material acquisitions and disposals made by the Group (including in respect of anticipated expense and cost reductions) and including as a result of, or that would result from, any actions taken, committed to be taken or with respect to which substantial steps have been taken, by the Company or any other member of the Group including in connection with any cost reduction synergies or cost savings plan or program or in connection with any transaction, investment, acquisition, disposition, restructuring, corporate reorganizations or otherwise (regardless of whether these cost savings and cost reduction synergies could then be reflected in pro forma financial statements to the extent prepared);

(ii)
Consolidated EBITDA for the relevant period will be calculated after giving pro forma effect thereto as if any incurrence, repayment, transaction, investment, acquisition, disposition, restructuring, corporate reorganization or otherwise occurred on the first day of such period; and

(iii)	interest on any indebtedness that bears interest at a floating rate and that is being given pro forma effect shall be calculated as if the rate in effect on the date of calculation had been applicable for the entire period (taking into account any hedging in respect of such indebtedness).

20.4	Cure Provisions

(a)
The Company may cure a breach of the financial ratio set out in Clause 20.2 (Net Total Debt to Consolidated Annualised EBITDA) by procuring that additional equity is injected into the Group by one or more Restricted Persons and/or additional Subordinated Shareholder Loans are provided to the Group in an aggregate amount equal to the amount which:

(i)	if it had been deducted from Net Total Debt for the Measurement Period in respect of which the breach arose, would have avoided the breach; or

(ii)	if it had been added to the Consolidated Annualised EBITDA for the Measurement Period in respect of which the breach arose, would have avoided the breach.

(b)
A cure under this Clause 20.4 will not be effective unless the required amount of additional equity or the proceeds of any Subordinated Shareholder Loans are received by one or more members of the Group within 15 Business Days of delivery of the financial statements delivered under Clause 19.1 (Financial Statements) which show that Clause 20.2 (Net Total Debt to Consolidated Annualised EBITDA) has been breached.

(c)	No cure may be made under this Clause 20.4 (Cure Provisions):

(i)	in respect of more than five Measurement Periods during the life of the Facilities; or

(ii)	in respect of consecutive Measurement Periods.

(d)
The Company shall be under no obligation to apply any equity injected or the proceeds of any Subordinated Shareholder Loans into the Group under paragraph (a) in prepayment of the Facilities and to the extent not applied such amount will be deemed to be deducted from Net Total Debt or added to Consolidated Annualised EBITDA for the purposes of Clause 20.2 (Net Total Debt to Consolidated Annualised EBITDA) (as applicable).

(e)
For the purpose of ascertaining compliance with Clause 20.2 (Net Total Debt to Consolidated Annualised EBITDA), the ratio set out in Clause 20.2 (Net Total Debt to Consolidated Annualised EBITDA) will be tested or retested, as applicable, giving effect to the adjustment referred to in paragraph (d) above. If, after giving effect to the adjustment, the requirements of Clause 20.2 (Net Total Debt to Consolidated Annualised EBITDA) are met, then the requirements of

Clause 20.2 (Net Total Debt to Consolidated Annualised EBITDA) shall be deemed to have been satisfied as at the relevant original date of determination.

20.5	Determinations

(a)
Financial Indebtedness of the Group originally denominated in any currency other than Euro that has been swapped, directly or indirectly through one or more foreign exchange hedging transactions, into Euro, will be taken into account at its Euro equivalent using the effective exchange rate in the relevant foreign exchange hedging transactions.

(b)	All the terms used above are to be calculated in accordance with the Accounting Principles.

(c)
Notwithstanding paragraph (a) and Clause 20.1(a) (Interpretation), Hedged Debt (as defined below) will be taken into account at its Euro equivalent calculated using the same weighted average exchange rates for the relevant Measurement Period used in the profit and loss statements of the relevant accounts of the Group for calculating the Euro equivalent of EBITDA denominated in the same currency as the currency in which that Hedged Debt is denominated or into which it has been swapped, as described below.

Hedged Debt means:

(i)
Financial Indebtedness of the Group originally denominated in any currency other than Euro in which any member of the Group earns EBITDA (a functional currency) and that has not been swapped, directly or indirectly through one or more foreign exchange hedging transactions, into Euro; and

(ii)	Financial Indebtedness of the Group that has been swapped, directly or indirectly through one or more foreign exchange hedging transactions, into a functional currency.

(d)	If there is a dispute as to any interpretation of or computation for Clause 20 (Financial Covenants), the interpretation or computation of the Company shall prevail.

21.	GENERAL COVENANTS

21.1	General
Each Obligor agrees to be bound by the covenants set out in this Clause relating to it and, where the covenant is expressed to apply to each member of the Group, each Obligor must ensure that each of its Subsidiaries that are members of the Group performs that covenant.

21.2	Authorisations
Each Obligor must:
(a)    obtain or cause to be obtained, maintain and comply with the terms of:

(i)	every material consent, authorisation, licence or approval of, or filing or registration with or declaration to, governmental or public bodies or authorities or courts; and

(ii)	every material notarisation, filing, recording, registration or enrolment in any court or public office, in each case required under any law or regulation to enable it to perform its obligations under, or for the validity, enforceability or admissibility in evidence of any Finance Document to which it is a party; and
(b)    obtain or cause to be obtained every Necessary Authorisation and ensure that:

(i)	none of the Necessary Authorisations is revoked, cancelled, suspended, withdrawn, terminated, expires and is not renewed or otherwise ceases to be in full force and effect; and

(ii)	no Necessary Authorisation is modified and no member of the Group commits any breach of the terms or conditions of any Necessary Authorisation, which, in each case, would or is reasonably likely to have a Material Adverse Effect.

21.3	Compliance with Laws
Each Obligor will, and will procure that each member of the Group will, comply in all material respects with all applicable laws, rules, regulations and orders of any governmental authority having jurisdiction over it or any of its assets except where failure to do so would not be reasonably likely to have a Material Adverse Effect.

21.4	Pari Passu Ranking
Each Obligor must ensure that its payment obligations under the Finance Documents rank at least pari passu with all the claims of its other present and future unsecured and unsubordinated creditors (save for those obligations mandatorily preferred by law applying to companies generally).

21.5	Negative Pledge
Each Obligor will not permit any Security Interest (other than the Permitted Security Interests) by any member of the Group to subsist, arise or be created or extended over all or any part of their respective present or future undertakings, assets, rights or revenues to secure or prefer any present or future indebtedness of any member of the Group or any other person.

21.6	Disposals

(a)
Except as provided below, no Obligor or member of the Group may, either in a single transaction or in a series of transactions and whether related or not and whether voluntary or involuntary, dispose of any asset.

(b)	Paragraph (a) above does not apply to any Permitted Disposal.

(c)
In the event that a transaction (or a portion thereof) meets the criteria of a Permitted Disposal and also meets the criteria of a Permitted Payment, the Company, in its sole discretion, will be entitled to divide and classify such transaction (or a portion thereof) as a Permitted Disposal and/or a Permitted Payment.

21.7	Financial Indebtedness

(d)	Except as provided below, each Obligor shall ensure that no member of the Group may incur or otherwise permit to remain outstanding any Financial Indebtedness.

(e)	Paragraph (a) above does not apply to Permitted Financial Indebtedness.

(f)
In the event that Financial Indebtedness meets the criteria of more than one of the types of Permitted Financial Indebtedness described in the paragraphs of the definition of “Permitted Financial Indebtedness”, the Company, in its sole discretion, shall classify such item of Financial Indebtedness on the date of its incurrence and shall only be required to include the amount and type of such Financial Indebtedness in one of such paragraphs and will be permitted on the date of such incurrence to divide and classify an item of such Financial Indebtedness in more than one of the types of Financial Indebtedness described in such paragraphs, and, from time to time, may reclassify all or a portion of such Financial Indebtedness, in any manner that complies with this covenant.

21.8	Change of Business
Each Obligor must ensure that no member of the Group makes any change to the nature of its business as carried on at the date of this Agreement which would give rise to a substantial change in the business of the Group taken as a whole.

21.9	Acquisitions and Mergers

(a)
No Obligor will, and each Obligor will procure that none of its Subsidiaries that are members of the Group will, make any Restricted Acquisition other than any Permitted Acquisition, Permitted Joint Venture and any Permitted Transaction.

(b)	Each Obligor will not merge or consolidate with any other company or person and will procure that no member of the Group will merge or consolidate with any other company or person save for:

(i)	Restricted Acquisitions permitted by paragraph (a) above and disposals permitted by Clause 21.6 (Disposals); or

(ii)	with the prior written consent of the Facility Agent (acting on the instructions of the Majority Lenders); or

(iii)
mergers between any member of the Group with any or all of the other members of the Group or any Unrestricted Subsidiary (“Original Entities”), into one or more entities (each a “Merged Entity”) provided that:

(A)
reasonable details of the proposed merger in order to demonstrate satisfaction with subparagraphs (C) to (F) below are provided to the Facility Agent within 30 days after the date on which the merger is entered into;

(B)
if the proposed merger is between a member of the Group and an Unrestricted Subsidiary, the Company has delivered to the Facility Agent within 30 days after the date on which the merger is entered into financial projections which demonstrate that the Group will be in compliance with the undertakings set out in Clause 20.2 (Net Total Debt to Consolidated Annualised EBITDA) for the period commencing on the date of merger and ending on the earlier of the date that falls 3 years from the date of merger and the longest dated Final Maturity Date;

(C)
such Merged Entity will be a member of the Group and will be liable for the obligations of the relevant Original Entities (including the obligations under this Agreement and the Security Documents), which obligations remain unaffected by the merger, and entitled to the benefit of all rights of such Original Entities;

(D)
(if all or any part of the share capital of any of the relevant Original Entities was charged pursuant to a Security Document) the equivalent part of the issued share capital of such Merged Entity is charged pursuant to a Security Document on terms of at least an equivalent nature and equivalent ranking as any Security Document relating to the shares in each relevant Original Entity within 60 days of the merger;

(E)
any possibility of the Security Documents referred to in subparagraph (D) above being challenged or set aside is not materially greater than any such possibility in relation to the Security Documents entered into by, or in respect of the share capital of, any relevant Original Entity; and

(F)
all the property and other assets of the relevant Original Entities are vested in the Merged Entity and the Merged Entity has assumed all the rights and obligations of the relevant Original Entities under any relevant material Necessary Authorisations and other licences or registrations (to the extent reasonably necessary for the business of the relevant Original Entities) granted in favour of the Original Entities and/or all such rights and obligations have been transferred to the Merged Entity and/or the relevant Necessary Authorisations and other licences or registrations (to the extent reasonably necessary for the business of the relevant Original Entities) granted in favour of the Original Entities have been reissued to the Merged Entity, except that the requirements of paragraphs (B) to (F) above will not apply in respect of any merger between Original Entities:

(1)	both of which are not Obligors; and

(2)
neither one of which is party to a Security Document, neither one of whose share capital is charged pursuant to a Security Document and neither one of whom owes any receivables to another member of the Group which are pledged pursuant to a Security Document; or

(iv)	in the event that the relevant member of the Group liquidates or dissolves in accordance with the provisions of Clause 21.24 (Internal Reorganisations).

21.10	Environmental Matters

(a)	Each Obligor will and will procure that each of its Subsidiaries that are members of the Group will:
(i)    obtain all requisite Environmental Approvals;

(i)	comply with the terms and conditions of all Environmental Approvals applicable to it; and
(iii)    comply with all other applicable Environmental Law,
in each case where failure to do so would or is reasonably likely to have a Material Adverse Effect.

(b)
Each Obligor will and will procure that each of its Subsidiaries that are members of the Group will, promptly upon receipt of the same, notify the Facility Agent of any claim, notice or other communication served on it in respect of any alleged breach of, or corrective or remedial obligation or liability under, any Environmental Law which, if substantiated, would or is reasonably likely to either have a Material Adverse Effect or result in any liability for a Finance Party.

21.11	Restricted Payments

(a)
Each Obligor will not, and will procure that no member of the Group will, make any Restricted Payments other than Permitted Payments or enter into any transaction involving aggregate consideration in excess of €15,000,000 with a Restricted Person other than Permitted Affiliate Transactions or on bona fide arm’s length commercial terms or on terms which are fair and reasonable and in the best interests of the Group.

(b)
In the event that a Permitted Payment meets the criteria of more than one type of Permitted Payment listed in the paragraph of the definition of “Permitted Payment”, the Company will be entitled to classify such Permitted Payment (or portion thereof) on the date of its payment in more than one of the types of Permitted Payments described in such paragraphs or later reclassify such Permitted Payment (or portion thereof) in any manner that complies with the covenant in this Clause 21.11 (Restricted Payments).

21.12	Insurance
Each Obligor will, and will procure that each member of the Group will, insure its assets and business to such an extent and against such risks as a prudent company engaged in a similar business would insure.

21.13	Loans and Guarantees

Each Obligor will not, and will procure that no member of the Group will make any loans, grant any credit or give any guarantee, to or for the benefit of, or enter into any transaction having the effect of lending money to, any person, other than:

(a)
loans from a member of the Group to another member of the Group provided that no Obligor shall make a loan to any other member of the Group unless, prior to the Asset Security Release Date only, such Obligor has already entered into a pledge of receivables which creates an effective pledge in favour of the Security Agent in relation to such loan or, within 60 days of making the loan:

(i)
such Obligor has entered into an Obligor Pledge of Receivables which creates an effective pledge in favour of the Security Agent in relation to such loan and provided the Security Agent with such evidence as it may reasonably request as to the power and authority of such Obligor to enter into such Obligor Pledge of Receivables and that such Obligor Pledge of Receivables constitutes valid and legally binding obligations of such Obligor enforceable in accordance with its terms subject (to the extent possible) to substantially similar qualifications to those made in the legal opinions referred to in Schedule 2 (Conditions Precedent Documents); and

(ii)	the relevant member of the Group to whom the loan has been made has given a notification of pledge to the Security Agent in respect of such loan;

(b)	as permitted by Clause 21.7 (Financial Indebtedness);

(c)
liquidity loans of a type which is customary for asset securitisation programmes or other receivables factoring transactions, provided in connection with any asset securitisation programme or receivables factoring transaction otherwise permitted by Clause 21.6 (Disposals);

(d)	normal trade credit in the ordinary course of business;

(e)	guarantees given:

(i)	by any Obligor in respect of the liabilities of another Obligor;

(ii)	by a member of the Group in respect of the liabilities of an Obligor;

(iii)	by a member of the Group (which is not an Obligor) in respect of the liabilities of another member of the Group (which is not an Obligor);

(iv)	by an Obligor in respect of the liabilities of any other member of the Group to the extent that such liabilities could have been incurred by such Obligor directly without breaching this Agreement;

(f)	to the extent that the same constitute Permitted Payments or a Permitted Disposal (not being a Permitted Disposal of cash or cash equivalents);

(g)
loans, the granting of credit, guarantees and other transactions having the effect of lending money (each a “Lending Transaction”) from a member of the Group, in connection with an acquisition by that member which is permitted by Clause 21.9 (Acquisitions and Mergers), to the relevant person being acquired or one or more of its Subsidiaries, provided that the aggregate outstanding principal amount of all Lending Transactions (which principal amount shall be deemed to be no longer outstanding for this purpose at the time the beneficiary of the relevant Lending Transaction becomes a member of the Group upon completion of the relevant acquisition, provided such Lending Transaction was made to or in favour of the person acquired or its Subsidiaries) shall not exceed €100,000,000 at any time;

(h)	any loan made by a member of the Group pursuant to an Asset Passthrough;

(i)
Lending Transactions from a member of the Group to any person of the proceeds of equity subscribed by any Restricted Person in, or Subordinated Shareholder Loans provided to, such member (other than any such proceeds which are otherwise applied in mandatory prepayment of any or all Facilities under this Agreement);

(j)	any counter guarantee in relation to any rental guarantee;

(k)	any loans and guarantees entered into in connection with a Permitted Transaction or any loan or guarantee provided to a Permitted Joint Venture;

(l)	any loans made by any member of the Group to its employees either:

(i)	in the ordinary course of its employees’ employment; or

(ii)	to fund the exercise of share options or the purchase of capital stock by its employees, directors, officers or consultants of the Group, provided that the aggregate principal amount of all such loans shall not at any time exceed €10,000,000 (or its equivalent in other currencies); and

(m)	loans made, credit granted or guarantees given by any member of the Group not falling within paragraphs (a) to (l) above, in an aggregate amount not exceeding the greater of €100,000,000 (or its equivalent in other currencies) and 2% of Total Assets at any time.

21.14	Shareholder Loans

(a)
Each Obligor will procure that at any time a Restricted Person makes any Financial Indebtedness (other than Permitted Payments) available to any member of the Group, such Restricted Person shall enter into a Pledge of Subordinated Shareholder Loans on terms and conditions satisfactory to the Facility Agent and a Security Provider’s Deed of Accession (each within 30 days of the date on which any such Financial Indebtedness is made available to that member of the Group) and provides (i) the Facility Agent with such documents and evidence as it may reasonably require as to the power and authority of the Restricted Person to enter into such Pledge of Subordinated Shareholder Loans and Security Provider’s Deed of Accession and that the same constitute valid and legally binding obligations of such Restricted Person enforceable in accordance with their terms subject (to the extent applicable) to substantially similar qualifications to those made in the legal opinions referred to in Schedule 2 (Conditions Precedent Documents); and (ii) notification of such pledge to the relevant member of the Group.

(b)
Each Obligor shall ensure that each Subordinated Shareholder Loan and each shareholder loan entered into between an Obligor which is a party to an Existing Security Document that creates a pledge over intercompany loan receivables or an Obligor Pledge of Receivables as a creditor and a member of the Group is documented as a loan between that borrower and lender and governed by the law of the Kingdom of Belgium, Luxembourg, the State of Delaware, the State of Colorado, the State of New York, the Netherlands or England and Wales.

(c)
If any existing Subordinated Shareholder Loan which is subject to a Pledge of Subordinated Shareholder Loan (each an “Existing Pledge of Subordinated Shareholder Loan”) and which is governed by the law of the Kingdom of Belgium is amended or restated such that it is governed by any law other than the law of the Kingdom of Belgium, each Obligor will procure that, on or prior to the date on which the governing law of the existing Subordinated Shareholder Loan is amended or restated, an equivalent Pledge of Subordinated Shareholder Loan governed by such law is entered into on terms which are consistent with the relevant Existing Pledge of Subordinated Shareholder Loan and terms that are satisfactory to the Security Agent and each Obligor shall provide, at the same time, (i) the Facility Agent with such documents and evidence as it may reasonably require as to the power and authority of the relevant Restricted Person to enter into such equivalent Pledge of Subordinated Shareholder Loans and that the same constitutes valid and legally binding obligations of such Restricted

Person enforceable in accordance with their terms subject (to the extent applicable) to substantially similar qualifications to those made in the legal opinions referred to in Schedule 2 (Conditions Precedent Documents); and (ii) notification of such pledge to the relevant member of the Group.

21.15	Intellectual Property Rights
Except as otherwise permitted by this Agreement, each Obligor will, and will procure that each of its Subsidiaries that are members of the Group will:

(a)
make such registrations and pay such fees and similar amounts as are necessary to keep those registered Intellectual Property Rights owned by any member of the Group and which are material to the conduct of the business of the Group as a whole from time to time;

(b)
take such steps as are necessary and commercially reasonable (including, without limitation, the institution of legal proceedings) to prevent third parties infringing those Intellectual Property Rights referred to in paragraph (a) above and (without prejudice to paragraph (a) above) take such other steps as are reasonably practicable to maintain and preserve its interests in those rights, except where failure to do so will not have or be reasonably likely to have a Material Adverse Effect;

(c)
ensure that any licence arrangements in respect of the Intellectual Property Rights referred to in paragraph (a) above entered into with any third party are entered into on arm’s length terms and in the ordinary course of business (which shall include, for the avoidance of doubt, any such licensing arrangements entered into in connection with outsourcing on normal commercial terms) and will not have or be reasonably likely to have a Material Adverse Effect;

(d)
not permit any registration of any of the Intellectual Property Rights referred to in paragraph (a) above to be abandoned, cancelled or lapsed or to be liable to any claim of abandonment for non-use or otherwise to the extent the same would or is reasonably likely to have a Material Adverse Effect; and

(e)
pay all fees, and comply with each of its material obligations under, any licence of Intellectual Property Rights which are material to the conduct of the business of the Group as a whole from time to time.

21.16	Share Capital
Each Obligor will not, and will procure that no member of the Group (other than in respect of such other members of the Group in order to permit a solvent reorganisation permitted under Clause 21.9(b)(iii) (Acquisitions and mergers)) will, reduce its capital or purchase or redeem any class of its shares or any other ownership interest in it, except to the extent the same:

(a)	constitutes a Permitted Payment;

(b)	constitutes a Permitted Transaction;

(c)	is in relation to a reduction of capital, purchase or redemption of any class of its shares for a nominal amount;

(d)	is in relation to a reduction of capital, purchase or redemption of any class of its shares that are or will be held by or transferred to another member of the Group;

(e)	is a payment to an Obligor (or, if not paid directly, results in the creation of a receivable from such Obligor towards the Obligor effecting the capital decrease or share redemption);

(f)	is a payment by a non-Obligor to another non-Obligor;

(g)	is carried out through an incorporation of losses; or

(h)	in the case of members of the Group other than the Obligors, is otherwise permitted by Clause 21.11 (Restricted Payments).

21.17	Share security
Each Obligor will not, and will procure that no member of the Group, the shares in which are subject to Security, will, issue any shares of any class unless such shares are charged or pledged in favour of the Beneficiaries pursuant to the terms of a Security Document and there are delivered at the same time to the Security Agent the relevant share certificates and blank stock transfer forms (or equivalent documents, if any) in respect thereof together with such other documents and evidence (including, without limitation, a copy of the relevant shareholders’ register showing an inscription in respect of such charge or pledge) and legal opinions as the Security Agent may reasonably require.

21.18	Financial Year End
Each Obligor will, and will procure that its Subsidiaries which are members of the Group will, maintain a financial year end of 31 December save with the prior written consent of the Facility Agent (acting on the instructions of the Majority Lenders in each case not to be unreasonably withheld).

21.19	Constitutive Documents
Each Obligor will not, and will procure that no member of the Group will, amend its constitutive documents in any way which would or is reasonably likely to materially adversely affect (in terms of value, enforceability or otherwise) any charge or pledge over the shares or partnership interest of any member of the Group granted to the Beneficiaries pursuant to the Security Documents.

21.20	ERISA
Each Obligor will, and will procure that its Subsidiaries which are members of the Group will, give the Facility Agent prompt notice of the adoption of, participation in or contribution to any Plan by it or any ERISA Affiliate, or any action by any of these to adopt, participate in or contribute to any Plan, or the incurrence by any of them of any liability or obligation to any Plan.

21.21	Content Transaction

(a)
Notwithstanding any other provisions of this Agreement, no Content Transaction shall be restricted by (nor deemed to constitute a utilisation of any of the permitted exceptions to) any provision of this Agreement, neither shall the implementation of any Content Transaction constitute a breach of any provision of any Finance Document, provided that:

(i)	the cash proceeds of any Content Transaction are applied in accordance with Clause 10.3 (Mandatory Prepayment from Disposal Proceeds);

(ii)	after giving pro forma effect for such Content Transaction, the Group continues to be in compliance with Clause 20.2 (Net Total Debt to Consolidated Annualised EBITDA); and

(iii)	at the time of completion of such Content Transaction, no Event of Default has occurred and is continuing and no Event of Default would occur as a result of such Content Transaction.

(b)	Any Joint Venture established pursuant to a Content Transaction shall thereafter not be subject to any restrictions under this Agreement.

21.22	Asset Security Release

(a)
Following receipt by the Lenders of the Lender Asset Security Release Confirmation, the Parties shall (including, if applicable, in their capacities as Hedging Banks) and shall procure that any of their Affiliates that are Hedging Banks (under and as defined in the Intercreditor Agreement) shall, at the request of the Company at any time, enter into all documentation that is necessary or desirable to ensure that, subject to obtaining the consent to the extent necessary of any applicable party to the Intercreditor Agreement that is not a Party (or an Affiliate of a Party that is a Hedging Bank (under and as defined in the Intercreditor Agreement)) the Security (other than any Security required to be granted under paragraph (b) of the definition of “80% Security Test”) is released.

(b)
Following receipt by the Lenders of the Lender Asset Security Release Confirmation, each Lender shall, if applicable, in its capacity as a Hedging Bank (under and as defined in the Intercreditor Agreement) and shall procure that any of its Affiliates that is a Hedging Bank (under and as defined in the Intercreditor Agreement) shall, at any time at the request of the Company, enter into any amendments to any Hedging Document (under and as defined in the Intercreditor Agreement) that are necessary or desirable to ensure that such Lender or such Affiliate in its capacity as a Hedging Bank (as defined in the Intercreditor Agreement) is obliged to comply with the obligations in paragraph (a) above.

21.23	Further Assurances

(a)	The Company shall:

(i)
subject to the proviso below and except as otherwise provided in this Clause, procure that the 80% Security Test is satisfied at the end of each financial year where such test is calculated by reference to the annual financial information relating to the Group most recently delivered pursuant to Clause 19.1 (Financial Statements) and certified in the relevant Compliance Certificate accompanying the same;

(ii)
subject to any Security Interests permitted under Clause 21.5 (Negative Pledge) procure that each member of the Group which becomes a party to this Agreement as an Obligor if required to satisfy the 80% Security Test shall have delivered to the Security Agent on or prior to the date of its accession to this Agreement as an Obligor, one or more Security Documents granting security over assets in accordance with the 80% Security Test other than any shares in, receivables owed by or any other interest in any Group Excluded Subsidiary or Joint Venture, or which the Security Agent agrees may be excluded from the Security Interests granted under the Security Documents (provided that the Security Agent shall not agree to exclude any asset of an Obligor from the Security where the net book value of such asset exceeds EUR 10,000,000 (or its equivalent in other currencies) without the prior consent of the Majority Lenders (not to be unreasonably withheld or delayed)).

(b)	A breach of paragraph (a) above shall not constitute a Default if:

(i)
one or more members of the Group become Obligors in accordance with Clause 29.9 (Additional Borrowers) or Clause 29.10 (Additional Guarantors), as applicable, within 10 Business Days of the delivery of a Compliance Certificate by the Company demonstrating that the 80% Security Test is not satisfied; and

(ii)
the Facility Agent (acting reasonably) is satisfied that the 80% Security Test would have been satisfied at the end of the relevant financial year if such Compliance Certificate had been prepared on the basis that such members of the Group had been Obligors as at that date.

(c)
In relation to any provision of this Agreement which requires the Obligors or any member of the Group to deliver a Security Document for the purposes of granting any guarantee or Security for the benefit of the Finance Parties, the Security Agent agrees to execute, as soon as reasonably practicable, any such guarantee or Security Document which is presented to it for execution.

(d)
For the purposes of determining whether the 80% Security Test is satisfied at any time under this Agreement other than at the end of a financial year pursuant to Clause 21.23(a) (Further Assurances) or for purposes of determining whether the 80% Security Test would be satisfied after a disposal or other transaction is consummated or to determine whether assets are required to remain or become subject to Security in order to comply with the 80% Security Test pursuant to Clause 21.23(a) (Further Assurances) or otherwise (in any such case, the “Testing Time”),

(i)
the 80% Security Test shall be applied using the financial statements in respect of the financial quarter immediately preceding the Testing Time (and in the case of Clause 21.23(e) (Further Assurances), including the financial information delivered pursuant to Clause 29.8 (Permitted Affiliate Group Designation), adjusted pro forma for the transaction (which, in the case of Clause 21.23(e) (Further Assurance), means the designation of the Permitted Affiliate Parent as a Borrower and/or a Guarantor and the inclusion of the Subsidiaries of the Permitted Affiliate Parent as members of the Group, in the manner set out in Clause 29.8 (Permitted Affiliate Group Designation)) for which the 80% Security Test is being tested and any other transactions that took place after the end of such financial quarter that also required the satisfaction of the 80% Security Test; and

(ii)
any member of the Group which (A) is not an Obligor or (B) has not granted Security over assets in accordance with the 80% Security Test, each in favour of the Security Agent in accordance with this Clause, shall be excluded from the numerator (but not the denominator) in the determination of whether members of the Group generating not less than 80% of Consolidated Annualised EBITDA have acceded as Guarantors for purposes of the 80% Security Test.

(e)
On or prior to the date falling 60 Business Days from any Permitted Affiliate Group Designation Date, the Company shall deliver to the Facility Agent a certificate signed by an authorised signatory of the Company confirming that the 80% Security Test calculated on a combined basis (in accordance with paragraph (d) above) across the Group (as existing immediately prior to the Permitted Affiliate Group Designation Date) and the Permitted Affiliate Parent and its Subsidiaries) is satisfied.

21.24	Internal Reorganisations

(a)
No Obligor shall (for these purposes, a “Predecessor Obligor”), without the prior written consent of the Majority Lenders, liquidate on a solvent basis any Borrower, any Obligor that is a Material Subsidiary or the Company (a “Solvent Liquidation”) unless:

(i)
on or prior to the Solvent Liquidation, an entity (the “Successor Entity”) acquires substantially all of the assets and assumes substantially all of the liabilities of the Predecessor Obligor (a “Liquidation Transfer”), excluding any rights under contracts that cannot be assigned or liabilities that will be satisfied or released upon the Solvent Liquidation, on an arm’s length basis and for full consideration;

(ii)	the Successor Entity is organised in the same jurisdiction as that in which the Predecessor Obligor is organised and is either:

(A)	an existing Obligor; or

(B)
a Subsidiary of the Company or a Subsidiary of any Permitted Affiliate Parent that is entitled to become (and subsequently does become) an Obligor in accordance with the provisions of Clause 29.9 (Additional Borrowers) or Clause 29.10 (Additional Guarantors);

(iii)
the Successor Entity does not incur any additional material liabilities in connection with the Solvent Liquidation other than those which are to be transferred to it by the Predecessor Obligor but which did not arise directly as a result of the Solvent Liquidation;

(iv)
to the extent previously provided in respect of the shares or the assets of the Predecessor Obligor, the Finance Parties are granted a first ranking security interest over the shares and/or assets of the Successor Entity (but only, in the case of any Predecessor Obligor other than the Company, to the extent required in order to comply with the 80% Security Test);

(v)	no Event of Default has occurred and is continuing or would arise from the Liquidation Transfer or the Solvent Liquidation; and

(vi)
immediately after the Solvent Liquidation, the following documents are delivered to the Facility Agent each in a form previously approved by the Facility Agent (acting on the instructions of the Majority Lenders):

(A)
copies of solvency declarations of the directors of the Successor Entity confirming to the best of their knowledge and belief, that the Successor Entity was balance sheet solvent immediately prior to and after the Solvent Liquidation, accompanied by any report by the auditors or other advisers of the relevant Successor Entity on which such directors have relied for the purposes of giving such declaration;

(B)	copies of the resolutions of the Predecessor Obligor and the Successor Entity (to the extent required by law) approving the Liquidation Transfer and/or the Solvent Liquidation (as applicable);

(C)	copies of the statutory declarations of the directors of the Predecessor Obligor (to the extent required by law) given in connection with Solvent Liquidation;

(D)	a copy of the executed transfer agreement relating to the Liquidation Transfer; and

(E)
the legal opinion from the Successor Entity’s counsel confirming (i) the due capacity and incorporation of each of the Successor Entity and the Predecessor Obligor, (ii) the power and authority of the Successor Entity to enter into and perform its obligations under this Agreement and any other Finance Document to which it is a party and (iii) that the transfer agreement giving effect to the Liquidation Transfer is legally binding and enforceable in accordance with its terms.

(b)
The solvent liquidation, dissolution or other reorganisation of any member of the Group (other than any Borrower and the Company) shall be permitted provided that any payments or assets distributed as a result of such solvent liquidation, dissolution or other reorganisation are distributed to other members of the Group.

22.	DEFAULT

22.1	Events of Default
Each of the events or circumstances set out in this Clause 22 (Default) is an Event of Default.

22.2	Non-payment
An Obligor does not pay on the due date any amount payable by it under the Finance Documents in the manner required under the Finance Documents, unless the relevant amount is paid in full within three Business Days (in the case of principal amounts) or five Business Days (in the case of other amounts) of the due date.

22.3	Breach of Other Obligations

(a)
An Obligor does not comply with any of, subject to the expiry of the cure period in Clause 20.4 (Cure Provisions), Clause 20 (Financial Covenants) or any of Clauses 21.4 (Pari Passu Ranking), 21.5 (Negative Pledge), 21.6 (Disposals), 21.9 (Acquisitions and Mergers), 21.11 (Restricted Payments), 21.13 (Loans and Guarantees) or 21.17 (Share security); or

(b)	an Obligor does not comply with any other term of the Finance Documents (other than any term referred to in Clause 22.2 (Non-payment) or in paragraph (a) above), unless the non compliance:

(i)	is capable of remedy; and

(ii)	is remedied within 30 days of the earlier of the Facility Agent giving notice of the breach to the Company and any Obligor becoming aware of the non-compliance.

(c)
During the Clean Up Period (as defined below), references to the Group, Material Subsidiaries or any member of the Group in Clauses 18 (Representations and Warranties), 21 (General Covenants) and 22 (Default) (other than Clause 22.3(a) (Breach of Other Obligations) to the extent it refers to Clause 20 (Financial Covenants)) will not include any company which has been acquired pursuant to a Permitted Acquisition if the relevant event or circumstance, which would, but for the operation of this paragraph (c), have resulted in a Default:

(i)	existed prior to the date of such Permitted Acquisition;

(ii)	is capable of remedy during the Clean Up Period and reasonable steps are being taken, having become aware of such event or circumstance, to ensure that such event or circumstance is being remedied;

(iii)	was not procured or approved by any member of the Group; and

(iv)	has not resulted in or could not be reasonably be expected to have, a Material Adverse Effect.
“Clean Up Period” means the period commencing on the date of completion of any Permitted Acquisition referred to in paragraph (c) above and ending on the date falling 120 days thereafter.

22.4	Misrepresentation
A representation or warranty made or repeated by an Obligor in or in connection with any Finance Document or in any document delivered by or on behalf of any Obligor under or in connection with any Finance Document is incorrect or misleading in any material respect when made or deemed to be repeated, unless the circumstances giving rise to the misrepresentation or breach of warranty:

(a)	are capable of remedy; and

(b)	are remedied within 30 days of the earlier of the Facility Agent giving notice and the Obligor becoming aware of the misrepresentation or breach of warranty.

22.5	Cross-default and Cross-acceleration
Any of the following occurs in respect of a member of the Group or SuperHoldco or, after a Permitted Affiliate Group Designation Date, the Permitted Affiliate Holdco:

(a)	Subject to paragraph (d) below, any of its Financial Indebtedness is not paid when due and payable (after the expiry of any originally applicable grace period).

(b)	Subject to paragraph (d) below, any of its Financial Indebtedness:

(i)	becomes prematurely due and payable;

(ii)	is placed on demand; or

(iii)	is capable of being declared by or on behalf of a creditor to be prematurely due and payable or of being placed on demand, in each case, as a result of an event of default or any provision having a similar effect (howsoever described).

(c)
Subject to paragraph (d) below, any commitment for its Financial Indebtedness is cancelled or suspended as a result of an event of default or any provision having a similar effect (howsoever described).

(d)	It shall not be an Event of Default under this Clause 22.5 (Cross-default and Cross-acceleration):

(i)
where the aggregate principal amount (or, if the relevant Financial Indebtedness related to a Hedging Agreement, the amount or value (as applicable)) of all Financial Indebtedness to which any event specified in paragraphs (a), (b) or (c) relates is less than €75,000,000 (or its equivalent in other currencies); or

(ii)	if the circumstance which would otherwise have caused an Event of Default under this Clause 22.5 (Cross-default and Cross-acceleration) is being contested in good faith by appropriate action; or

(iii)
if the circumstance which would otherwise have caused an Event of Default under this Clause 22.5 (Cross-default and Cross-acceleration) is in respect of Financial Indebtedness owing by a member of the Group to another member of the Group which is permitted under this Agreement; or

(iv)
in the case of a Permitted Acquisition which results in an entity becoming a member of the Group, for a period of 180 days following completion of that Permitted Acquisition by reason only of an event of default (however described) arising in relation to the Financial Indebtedness of that acquired entity as a result only of the Permitted Acquisition of that acquired entity, provided that such Financial Indebtedness is not placed on demand, becomes prematurely due and payable or is otherwise accelerated during that period; or

(v)
if the relevant Financial Indebtedness relates to Hedging Agreements in respect of which a termination event occurs as a result of the refinancing or redemption of any Financial Indebtedness of the Group or any Holding Company of a member of the Group at any time.

22.6	Insolvency

(a)	Any of the following occurs in respect of a Material Group Member:

(i)	it is, or is deemed for the purposes of any law to be, unable to pay its debts as they fall due or to be insolvent (is in staat van staking van betalingen/est en état de cessation de paiments);

(ii)	it admits its inability to pay its debts as they fall due;

(iii)	it suspends making payments on any of its debts generally or announces an intention so to do;

(iv)
by reason of actual or anticipated financial difficulties, it begins negotiations with any creditors generally for the rescheduling of any of its indebtedness (excluding any Finance Party in its capacity as such); or

(v)	a moratorium is declared in respect of any of its indebtedness exceeding €10,000,000 (or its equivalent) in aggregate.

(b)
United States of America: any Material Group Member which is formed, organised or incorporated under the laws of the United States or any State of the United States or the District of Columbia, or that resides or has a domicile, a place of business or property in the United States (each a U.S. Obligor):

(i)	admits in writing its inability to, or be generally unable to, pay its debts as such debts become due;

(ii)	makes a general assignment for the benefit of creditors;

(iii)
shall have had appointed a receiver, a custodian, trustee or similar official for, or a receiver, custodian, trustee or similar official shall have taken possession of, all or substantially all of its assets, in proceedings brought by or against such Obligor or Material Subsidiary, and such appointment shall not have been discharged or such possession shall not have been terminated within 60 days after the effective date thereof or such Obligor or Material Subsidiary shall have consented to or acquiesced in such appointment or possession;

(iv)
shall have filed a petition for relief under the insolvency, bankruptcy or similar laws of the United States of America or any state thereof, or an involuntary petition for such relief shall have been filed against any such Obligor or Material Subsidiary under such laws and shall not have been dismissed or terminated within 60 days after such involuntary petition is filed; or

(v)
shall have failed to have discharged or obtained a stay of any proceeding to enforce, within a period of 45 days after the commencement thereof, any attachment, sequestration or similar proceeding asserted against all or substantially all of the assets of such Obligor or Material Subsidiary.

22.7	Insolvency Proceedings

(a)	Except as provided below, any of the following occurs in respect of a Material Group Member:

(i)	any step is taken with a view to a moratorium or a composition, assignment or similar arrangement with any of its creditors;

(ii)	a meeting of it is convened for the purpose of considering any resolution for (or to petition for) its winding-up, administration, examination or dissolution or any such resolution is passed;

(iii)
any person presents a petition or files documents with the appropriate legal authorities for its winding-up, administration, examination, dissolution, bankruptcy (faillite/faillissement) or judicial composition (concordat judiciaire/gerechtelijk akkoord);

(iv)	an order for its winding-up, administration, examination, dissolution, bankruptcy (faillite/faillissement) or judicial composition (concordat judiciaire/gerechtelijk akkoord) is made;

(v)
any liquidator, trustee in bankruptcy, examination, judicial custodian, compulsory manager, receiver, administrative receiver, administrator, voorlopig bewindvoerder/administrateur judiciaire or similar officer is appointed in respect of it;

(vi)
its directors or other officers request the appointment of a liquidator, trustee in bankruptcy, examination, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or similar officer; or

(vii)	any other analogous step or procedure is taken in any jurisdiction.

(b)	Paragraph (a) above does not apply to:

(i)	any step or procedure which is part of a Permitted Transaction;

(ii)
a petition for winding-up presented by a creditor which is being contested in good faith and with due diligence or where steps are diligently being taken to remedy the grounds for the petition and (in each case) the relevant petition is discharged or struck out within 90 days (or within 30 days of the end of any longer period applicable under an order of court staying proceedings) or such longer period as the Majority Lenders may agree (acting reasonably); or

(iii)
any action or proceeding which can be demonstrated to the satisfaction of the Facility Agent (within 30 days of any such action or proceedings having commenced) as being frivolous, vexatious or an abuse of the process of the court.

22.8	Creditors’ Process

Any attachment, sequestration, execution, executory or conservatory seizure (uitvoerend of bewarend beslag/saisie exécution ou conservatoire) or analogous event affects any asset(s) of a Material Group Member, having an aggregate value of €75,000,000, or more (in the case of a conservatory seizure or sequestration) and (in the case of a conservatory seizure or sequestration) is not discharged within 90 days.

22.9	Similar Proceedings
Anything which has an equivalent effect to any of the events specified in Clauses 22.6 (Insolvency) to 22.8 (Creditors’ Process) (inclusive) shall occur under the laws of any applicable jurisdiction in relation to any member of the Group.

22.10	Cessation of Business
An Obligor or a member of the Group ceases, or threatens to cease, to carry on business in circumstances which would have a Material Adverse Effect except:

(a)	as part of a Permitted Transaction; or

(b)	as a result of any disposal allowed under this Agreement.

22.11	Effectiveness of Finance Documents

(a)	It is or becomes unlawful for any member of the Group or any Subordinated Creditor to perform any of its payment or other material obligations under the Finance Documents.

(b)	An Obligor or Subordinated Creditor repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

22.12	Intercreditor Agreement

(a)
Any Obligor, member of the Group or Subordinated Creditor (as defined in the Intercreditor Agreement) does not perform its obligations under, or breaches the terms of, the Intercreditor Agreement unless the non-compliance:

(i)	is capable of remedy; and

(ii)	is remedied within 30 days of the earlier of the Facility Agent giving notice of the breach to the Company and any Obligor becoming aware of the non-compliance.

(b)
A representation or warranty given by an Obligor in the Intercreditor Agreement is incorrect in any material respect unless the circumstances giving rise to the misrepresentation or breach of warranty:

(i)	are capable of remedy; and

(ii)	are remedied within 30 days of the earlier of the Facility Agent giving notice and the Obligor becoming aware of the misrepresentation or breach of warranty.

22.13	Loss of Licences
Any Licence is in whole or part:

(a)
terminated, suspended or revoked or does not remain in full force and effect or otherwise expires and is not renewed prior to its expiry (in each case, without replacement by Licence(s) have substantially equivalent effect) in any case in a manner which would or is reasonably likely to have a Material Adverse Effect; or

(b)	is modified or is reached in a manner which would or is reasonably likely to have a Material Adverse Effect.

22.14	Material Adverse Change
Any event or series of events occurs which would or is reasonably likely to have a Material Adverse Effect.

22.15	ERISA
The occurrence of any event or condition that presents a material risk that any member of the Group or any ERISA Affiliate may incur a material liability to a Plan or to the United States Internal Revenue Service or to the United States Pension Benefit Guaranty Corporation.

22.16	Acceleration
If an Event of Default is outstanding, the Facility Agent may, and must if so instructed by the Majority Lenders, by notice to the Company:

(a)	cancel all or any part of the Total Telenet Additional Facility Commitments and/or Ancillary Facility Commitments if not already cancelled under Clause 22.17 (Automatic Acceleration); and/or

(b)	declare that all or part of any amounts outstanding (or cash cover in respect of any amounts outstanding under any Ancillary Facilities or Documentary Credits) under the Finance Documents are:

(i)	immediately due and payable; and/or

(ii)	payable on demand by the Facility Agent acting on the instructions of the Majority Lenders.
Any notice given under this Sub-Clause will take effect in accordance with its terms.

22.17	Automatic Acceleration
If an Event of Default described in Clause 22.6(b)(ii), (iii) or (iv) (United States of America) occurs, or upon the entry of an order for relief in a voluntary or involuntary bankruptcy of a U.S. Obligor, all outstanding Advances drawn by a U.S. Borrower under this Agreement will be immediately and automatically due and payable and the Total Telenet Additional Facility Commitments (to the extent they relate to such Advances) will, if not already cancelled under this Agreement, be immediately and automatically cancelled.

23.	THE ADMINISTRATIVE PARTIES

23.1	Appointment and Duties of the Agents

(a)	Each Finance Party (other than the Facility Agent and the Security Agent (as the case may be)) irrevocably appoints each Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each Finance Party irrevocably authorises each Agent to:

(i)
perform the duties and to exercise the rights, powers and discretions that are specifically given to it under the Finance Documents, together with any other incidental rights, powers and discretions; and

(ii)	execute each Finance Document expressed to be executed by such Agent.

(c)
Each Agent has only those duties which are expressly specified in the Finance Documents. Subject to the terms of Clause 2.4 (Security Agent as Joint Creditor), those duties are solely of a mechanical and administrative nature.

23.2	Role of the Mandated Lead Arrangers
Except as specifically provided in the Finance Documents, no Mandated Lead Arranger has any obligation of any kind to any other Party in connection with any Finance Document.

23.3	No Fiduciary Duties
Nothing in the Finance Documents makes an Administrative Party, L/C Bank or any Ancillary Facility Lender a trustee or fiduciary for any other Party or any other person. No Administrative Party, L/C Bank or any Ancillary Facility Lender need hold in trust any moneys paid to it or recovered by it for a Party in connection with the Finance Documents or be liable to account for interest on those moneys.

23.4	Individual Position of an Administrative Party

(a)
If it is also a Lender, each Administrative Party has the same rights and powers under the Finance Documents as any other Lender and may exercise those rights and powers as though it were not an Administrative Party.

(b)	Each Administrative Party, each L/C Bank and each Ancillary Facility Lender may:

(i)	carry on any business with an Obligor or its related entities (including acting as an agent or a trustee for any other financing); and

(ii)	retain any profits or remuneration it receives under the Finance Documents or in relation to any other business it carries on with an Obligor or its related entities.

23.5	Reliance
Each Agent and each L/C Bank may:

(a)	rely on any notice or document believed by it to be genuine and correct and to have been signed by, or with the authority of, the proper person;

(b)	rely on any statement made by any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify;

(c)	assume, unless the context otherwise requires, that any communication made by an Obligor is made on behalf of and with the consent and knowledge of each Obligor;

(d)	engage, pay for and rely on professional advisers selected by it (including those representing a Party other than the relevant Agent); and

(e)	act under the Finance Documents through its personnel and agents.

23.6	Majority Lenders’ Instructions

(a)
Each Agent is fully protected if it acts on the instructions of the Majority Lenders in the exercise of any right, power or discretion or any matter not expressly provided for in the Finance Documents. Any such instructions given by the Majority Lenders will be binding on all the Lenders. In the absence of instructions, each Agent may act as it considers to be in the best interests of all the Lenders.

(b)	Each Agent may assume that unless it has received notice to the contrary, any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised.

(c)	No Agent is authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings in connection with any Finance Document.

(d)
Each Agent may require the receipt of security satisfactory to it, whether by way of payment in advance or otherwise, against any liability or loss which it may incur in complying with the instructions of the Majority Lenders.

23.7	Responsibility

(a)
No Administrative Party nor any L/C Bank is responsible to any other Finance Party for the adequacy, accuracy or completeness of any statement or information (whether written or oral) made in or supplied in connection with any Finance Document including the Information Memorandum.

(b)	No Administrative Party is responsible to any other Finance Party for the legality, validity, effectiveness, adequacy, completeness or enforceability of any Finance Document or any other document.

(c)	Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms that it:

(i)
has made, and will continue to make, its own independent appraisal of all risks arising under or in connection with the Finance Documents (including the financial condition and affairs of each Obligor and its related entities and the nature and extent of any recourse against any Party or its assets); and

(ii)
has not relied exclusively on any information provided to it by any Administrative Party in connection with any Finance Document or agreement entered into in anticipation of or in connection with any Finance Document.

23.8	Exclusion of Liability

(a)
No Agent, L/C Bank or Ancillary Facility Lender is liable or responsible to any other Finance Party for any action taken or not taken by it in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)
No Party (other than the relevant Agent, L/C Bank or Ancillary Facility Lender) may take any proceedings against any officers, employees or agents of another Administrative Party, L/C Bank or Ancillary Facility Lender in respect of any claim it might have against that Agent, L/C Bank or Ancillary Facility Lender or in respect of any act or omission of any kind by that officer, employee or agent in connection with any Finance Document. Any officer, employee or agent of an Administrative Party may rely on this Sub-Clause and enforce its terms under the Contracts (Rights of Third Parties) Act 1999.

(c)
An Agent is not liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by that Agent if that Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by that Agent for that purpose.

(d)	Nothing in this Agreement will oblige any Administrative Party to satisfy any know your customer requirement in relation to the identity of any person on behalf of any Finance Party.

(e)
Each Finance Party confirms to each Administrative Party that it is solely responsible for any know your customer requirements it is required to carry out and that it may not rely on any statement in relation to those requirements made by any other person.

23.9	Default

(a)	Neither Agent is obliged to monitor or enquire whether a Default has occurred. No Agent is deemed to have knowledge of the occurrence of a Default.

(b)	If an Agent:

(i)	receives notice from a Party referring to this Agreement, describing a Default and stating that the event is a Default; or

(ii)	is aware of the non-payment of any principal, interest or fee payable to a Lender under this Agreement, it must promptly notify the other Lenders.

23.10	Information

(a)	Each Agent must promptly forward to the person concerned the original or a copy of any document which is delivered to that Agent by a Party for that person.

(b)	Except where a Finance Document specifically provides otherwise, no Agent is obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)	Except as provided above, no Agent has a duty:

(i)
either initially or on a continuing basis to provide any Lender with any credit or other information concerning the risks arising under or in connection with the Finance Documents (including any information relating to the financial condition or affairs of any Obligor or its related entities or the nature or extent of recourse against any Party or its assets) whether coming into its possession before, on or after the date of this Agreement; or

(ii)	unless specifically requested to do so by a Lender in accordance with a Finance Document, to request any certificate or other document from any Obligor.

(d)
In acting as an Agent, the agency division of that Agent is treated as a separate entity from its other divisions and departments. Any information acquired by an Agent which, in its opinion, is acquired by it otherwise than in its capacity as that Agent may be treated as confidential by that Agent and will not be treated as information possessed by that Agent in its capacity as such.

(e)
The Facility Agent is not obliged to disclose to any person any confidential information supplied to it by or on behalf of a member of the Group solely for the purpose of evaluating whether any waiver or amendment is required in respect of any term of the Finance Documents.

(f)
The Facility Agent may disclose the identity of a Defaulting Lender to the other Finance Parties and the Company and shall disclose the same upon the written request of the Company or the Majority Lenders.

(g)	Each Obligor irrevocably authorises each Agent to disclose to the other Finance Parties any information which, in its opinion, is received by it in its capacity as that Agent.

(h)	The Facility Agent may execute on behalf of any L/C Bank any Documentary Credit issued under this Agreement.

23.11	Indemnities

(a)
Without limiting the liability of any Obligor under the Finance Documents, each Lender must indemnify each Agent for that Lender’s Pro Rata Share of any cost, claim, loss, expense (including legal fees) or liability incurred by such Agent in acting as the Facility Agent or the Security Agent, except to the extent that the loss or liability is caused by such Agent’s gross negligence or wilful misconduct.

(b)	If a Party owes an amount to an Agent under the Finance Documents, that Agent may, after giving notice to that Party:

(i)	deduct from any amount received by it for that Party any amount due to that Agent from that Party under a Finance Document but unpaid; and

(ii)	apply that amount in or towards satisfaction of the owed amount, that Party will be regarded as having received the amount so deducted.

23.12	Compliance
Each Agent may refrain from doing anything (including disclosing any information) which might, in its opinion, constitute a breach of any law or regulation or be otherwise actionable at the suit of any person, and may do anything which, in its opinion, is necessary or desirable to comply with any law or regulation.

23.13	Resignation of an Agent

(a)	Each Agent may resign and appoint any of its Affiliates as successor Agent by giving notice to the other Finance Parties and the Company.

(b)	Alternatively, an Agent may resign by giving notice to the Finance Parties and the Company, in which case the Majority Lenders may appoint a successor Agent.

(c)	If no successor Agent has been appointed under paragraph (b) above within 30 days after notice of resignation was given, the resigning Agent may appoint a successor for such Agent.

(d)	The person(s) appointing a successor Agent must, if practicable, consult with the Company prior to the appointment.

(e)
The resignation of an Agent and the appointment of any successor Agent will both become effective only when the successor Agent notifies all the Parties that it accepts its appointment. On giving the notification, the successor Agent will succeed to the position of the Facility Agent or Security Agent as appropriate and the term Facility Agent will mean the successor Facility Agent and the term Security Agent will mean the successor Security Agent.

(f)
The retiring Agent must, at its own cost, make available to the successor Agent such documents and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as the Agent under the Finance Documents.

(g)
Upon its resignation becoming effective, this Clause will continue to benefit the retiring Agent in respect of any action taken or not taken by it in connection with the Finance Documents while it was the Agent, and, subject to paragraph (f) above, it will have no further obligations under any Finance Document.

(h)	The Majority Lenders may, by notice to an Agent, require it to resign under paragraph (b) above.

(i)
The Company may provided no Default is outstanding, following a period of consultation with the relevant Agent of not less than 14 days, by notice to that Agent require it to resign. Such notice must specify the reasons for which the Company is seeking the Agent’s resignation. In this event, the relevant Agent shall resign in accordance with paragraph (b) above and the Company shall appoint a successor (without any requirement to obtain any Lender’s consent) Facility Agent acting through an office in the United Kingdom or Belgium. The Company may exercise such right to replace the Facility Agent twice during the life of the Facilities.

(j)
If requested by the Company by written notice to the Facility Agent, the Facility Agent shall resign in accordance with this Clause 23.13 (Resignation of an Agent) if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Facility Agent under the Finance Documents the Facility Agent notifies the Company that the Facility Agent will cease to be a FATCA Exempt Party on or after that FATCA Application Date and (in each case) the Company reasonably believes that a Party would be required to make a deduction on account of FATCA that would not be required if the Facility Agent were a FATCA Exempt Party.

23.14	Relationship with Lenders

(a)
Each Agent may treat each Lender as a Lender, entitled to payments under this Agreement and as acting through its Facility Office(s) until it has received not less than five Business Days’ prior notice from that Lender to the contrary.

(b)	Each Agent may at any time, and must if requested to do so by the Majority Lenders, convene a meeting of the Lenders.

(a)
The Facility Agent must keep a register with respect to the Parties and the Commitments and must supply any other Party with a copy of the information contained in that register on request. The register must include:

(i)	the name, address and other contact details of each Party;

(ii)	the Facility Office of each Lender;

(iii)	the Commitments of each Lender;

(iv)	the principal amounts, the applicable interest rates and, if applicable, the Terms of each Lender’s Advances; and

(v)	information concerning any other amounts owing to a Finance Party.

(vi)	Entries in the register shall be conclusive and binding, absent manifest error.

23.15	Notice Period
Where this Agreement specifies a minimum period of notice to be given to an Agent, that Agent may, at its discretion, accept a shorter notice period.

23.16	Release of Security
The Security Agent shall manage the Security Documents on its own behalf and as agent on behalf of the other Finance Parties. The Security Agent shall and is hereby authorised by each of the Finance Parties (and to the extent it may have any interest therein, every other party hereto) to execute on behalf of itself and each of the Finance Parties (other than the Security Agent) and every other party hereto where relevant without the need for any further referral to, or authority from, any Finance Party or other person hereto all such releases of security and guarantees given by Obligors under any Finance Document. The Security Agent may effect such a release as soon as it has received confirmation from the Facility Agent that all Finance Party Claims and Security Agent Claims have been repaid in full and there is no possibility of any Finance Party Claims and Security Agent Claims coming or re-entering into existence.

23.17	Impaired Agent

(a)
If, at any time, the Facility Agent becomes an Impaired Agent, an Obligor or a Lender which is required to make a payment under the Finance Documents to the Facility Agent may instead either pay that amount direct to the required recipient or pay that amount to an interest-bearing account (the “Trust Account”) held with an Acceptable Bank within the meaning of paragraph (a) of the definition of “Acceptable Bank” and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Obligor or the Lender making the payment and designated as a trust account for the benefit of the Finance Party beneficially entitled to that payment under the Finance Documents. In each case such payments must be made within five Business Days of the due date for payment under the Finance Documents.

(b)	All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the beneficiaries of that trust account pro rata to their respective entitlements.

(c)
A party which has made a payment in accordance with this Clause 23.17 (Impaired Agent) shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

(d)
Promptly upon the appointment of a successor Facility Agent in accordance with Clause 23.13 (Resignation of an Agent), each Party which has made a payment to a trust account in accordance with this Clause 23.17 (Impaired Agent) shall give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Facility Agent for distribution in accordance with this Agreement.

24.	EVIDENCE AND CALCULATIONS

24.1	Accounts
Accounts maintained by a Finance Party in connection with this Agreement are prima facie evidence of the matters to which they relate for the purpose of any litigation or arbitration proceedings.

24.2	Certificates and Determinations
Any certification or determination by a Finance Party of a rate or amount under the Finance Documents will be, in the absence of manifest error, conclusive evidence of the matters to which it relates.

24.3	Calculations
Any interest or fee accruing under this Agreement accrues from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or otherwise, depending on what the Facility Agent determines (acting reasonably) is market practice.

24.4	Reductions
Any repayment of any Advance denominated in an Optional Currency shall reduce the amount of such Advance by the amount of such Optional Currency repaid and shall reduce the Euro Amount of such Advance proportionately.

25.	FEES

25.1	Agent’s Fee

The Company must pay to the relevant Agent for its own account an agency fee in the manner agreed in the Fee Letter between the Agent and the Company.

25.2	Arrangement Fee
The Company must pay to each Mandated Lead Arranger for its own account an arrangement fee in the manner agreed in the Fee Letter between the Mandated Lead Arrangers and the Company.

25.3	Commitment Fee
No commitment fee payable under the terms of any Fee Letter shall be payable to the Facility Agent (for the account of any Lender) on any Available Commitment under a Revolving Facility of that Lender for any date on which that Lender is a Defaulting Lender.

25.4	Documentary Credit Fee
Each Borrower shall, in respect of each Documentary Credit issued on its behalf pay (or procure the payment of) to the Facility Agent for the account of each L/C Lender (for distribution in proportion to each L/C Lender’s L/C Proportion of such Documentary Credit) a documentary credit fee in the currency in which the relevant Documentary Credit is denominated at a rate equal to the applicable Margin applied on the Outstanding L/C Amount in relation to such Documentary Credit (less any amount which has been repaid or prepaid). Such documentary credit fee shall be paid in arrears on 31 March, 30 June, 30 September and 31 December during the Term of the relevant Documentary Credit and on the relevant Expiry Date (or the date of its repayment, prepayment or cancellation, if earlier) for that Documentary Credit.

25.5	L/C Bank Fee
Each relevant Borrower shall pay (or procure the payment of) to any other L/C Bank a fronting fee in respect of each Documentary Credit requested by it and issued by that L/C Bank, in the amount and at the times agreed in any letter entered into between such L/C Bank and such Borrower.

26.	INDEMNITIES AND BREAK COSTS

26.1	Currency Indemnity

(a)	Each Obligor must, as an independent obligation, indemnify each Finance Party against any loss or liability which that Finance Party incurs as a consequence of:

(i)	that Finance Party receiving an amount in respect of an Obligor’s liability under the Finance Documents; or

(ii)	that liability being converted into a claim, proof, judgment or order, in a currency other than the currency in which the amount is expressed to be payable under the relevant Finance Document.

(b)
Unless otherwise required by law, each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency other than that in which it is expressed to be payable.

26.2	Other Indemnities

(a)	Each Obligor must, within 10 Business Days of demand, indemnify each Finance Party against any loss or liability which that Finance Party incurs as a consequence of:

(i)	the occurrence of any Default;

(ii)
any failure by an Obligor to pay any amount due under a Finance Document on its due date, including resulting from any distribution or redistribution of any amount among the Lenders under this Agreement;

(iii)	(other than by reason of negligence or default by that Finance Party) an Advance not being made after a Request has been delivered for that Loan; or

(iv)	an Advance (or part of an Advance) not being prepaid in accordance with this Agreement.
Each Obligor’s liability in each case includes any loss or expense on account of funds borrowed, contracted for or utilised to fund any amount payable under any Finance Document or any Advance.

(b)	Each Obligor must, within 10 Business Days of demand, indemnify the Facility Agent against any loss or liability incurred by the Facility Agent (acting reasonably) as a result of:

(i)	investigating any event which the Facility Agent reasonably believes to be an Event of Default; or

(ii)	acting or relying on any notice which it reasonably believes to be genuine, correct and appropriately authorised.

26.3	Break Costs

(a)	Each Borrower must pay to each Lender its Break Costs.

(b)	Each Lender must supply to the Facility Agent for the relevant Borrower details of the amount of any Break Costs claimed by it under this sub-Clause.

27.	EXPENSES

27.1	Initial Costs
Each Obligor must pay to each Administrative Party the amount of all reasonable duly evidenced costs and expenses (including legal fees any value added tax or similar tax and any costs associated with perfecting any security under the Security Documents) incurred by it in connection with the negotiation, preparation, printing, entry into and syndication of the Finance Documents.

27.2	Subsequent Costs
Each Obligor must pay to an Agent the amount of all reasonable duly evidenced costs and expenses (including legal fees, subject to any agreed caps, any value added tax or similar tax and any costs associated with perfecting any security under the Security Documents) incurred by it in connection with:

(a)	the negotiation, preparation, printing and entry into of any Finance Document (other than a Transfer Certificate) executed after the date of this Agreement; and

(b)	any amendment, waiver or consent requested by or on behalf of an Obligor or specifically allowed by this Agreement.

27.3	Enforcement Costs
Each Obligor must pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by it in connection with:

(a)	the enforcement of, or the preservation of any rights under, any Finance Documents; or

(b)	any proceedings instituted by or against an Agent as a consequence of it entering into a Security Document.

28.	AMENDMENTS AND WAIVERS

28.1	Procedure

(a)
Except as provided in this Clause, any term of the Finance Documents may be amended or waived with the agreement of the Company and the Majority Lenders. The Facility Agent may effect, on behalf of any Finance Party, an amendment or waiver allowed under this Clause.

(b)	The Facility Agent must promptly notify the other Parties of any amendment or waiver effected by it under paragraph (a) above. Any such amendment or waiver is binding on all the Parties.

(c)
Each Obligor agrees to any amendment or waiver allowed by this Clause or expressly permitted elsewhere in this Agreement which is agreed to by the Company. This includes any amendment or waiver which would, but for this paragraph, require the consent of each Guarantor if the guarantee under the Finance Documents is to remain in full force and effect.

28.2	Exceptions

(a)	An amendment or waiver which:

(i)	changes the definition of Majority Lenders in Clause 1.1 (Definitions);

(ii)	changes any term of Clause 2.3 (Nature of a Finance Party’s Rights and Obligations);

(iii)	extends the date of payment of any amount to a Lender under the Finance Documents;

(iv)	reduces the Margin or the amount of any payment of principal, interest, fee or other amount payable to a Lender under the Finance Documents;

(v)
without prejudice to the provisions of Clause 2.1 (Telenet Additional Facility) and the ability of a Borrower to enter into a Telenet Additional Facility Accession Agreement, increases or extends the availability of a Commitment or the Total Telenet Additional Facility Commitments (other than pursuant to a Structural Adjustment);

(vi)	releases an Obligor (other than in order to effect a Permitted Transaction or a disposal of all, but not part, of the share capital of that Obligor in accordance with the terms of this Agreement);

(vii)
relates to the release of an asset from a Security Document (except as otherwise expressly permitted herein or in any such Security Document and except in furtherance of a disposal or any other transaction which is permitted by any Finance Document);

(viii)	changes a term of a Finance Document which expressly requires the consent of each Lender;

(iv)	changes the right of a Lender to assign or transfer its rights or obligations under the Finance Documents; or

(x)	changes any term of Clause 32 (Pro Rata Sharing); or

(xi)	changes this Clause,
may only be made with the consent of all the Lenders.

(b)	An amendment or waiver which relates to the rights or obligations of an Administrative Party may only be made with the consent of that Administrative Party.

(c)	A Fee Letter may be amended or waived with the agreement of the Administrative Party that is a party to that Fee Letter and the Company.

28.3	Non Consenting Lenders

(a)	In this Clause:
“Non Consenting Lender” means a Lender who does not agree to a consent or amendment to, or a waiver of, a provision of a Finance Document where:

(i)	the Company or the Facility Agent has requested the Lenders to consent to a departure from or waiver of any provision of any Finance Document or to agree to an amendment to any Finance Document;

(ii)	the consent, waiver or amendment in question requires the consent of all of the Lenders;

(iii)	a period of not less than 21 days has elapsed from the date the consent, waiver or amendment was requested;

(iv)	the Majority Lenders have agreed to such consent, waiver or amendment; and

(v)	the Company has notified the Facility Agent that it will treat the Lender as a Non Consenting Lender.

(b)	If at any time any Lender becomes a Non Consenting Lender, then the Company may within 90 days of the date that Lender became a Non-Consenting Lender:

(i)
request that the Lenders take a transfer in accordance with Clause 29 (Changes to the Parties) of all of the rights and obligations under the Finance Documents of the Non Consenting Lender for an aggregate purchase price equal to the outstanding principal amount of such Non Consenting Lender’s participation in the outstanding Advances and all accrued interest, fees and other amounts due and unpaid on the transfer date to that Non Consenting Lender under the Finance Documents; no

Lender shall be obliged to accept such a transfer and any such transfer may be made in such proportions and to such Lenders as the Lenders agree. The Non Consenting Lender shall be required to transfer its rights and obligations under the Finance Documents to Lenders who agree to accept such transfer as contemplated in this sub-paragraph;

(ii)
require the Non Consenting Lender to transfer, and the Non Consenting Lender must transfer, in accordance with Clause 29 (Changes to the Parties) all of its rights and obligations under the Finance Documents to another bank or financial institution (including any other Lender) which has agreed to acquire the Non Consenting Lenders rights and obligations under the Finance Documents (as notified by the Company to the Non Consenting Lender and in the proportions notified by the Company to the Non Consenting Lender) for an aggregate purchase price equal to the outstanding principal amount of such Non Consenting Lender’s participation in the outstanding Advances and all accrued interest, fees and other amounts due and unpaid on the transfer date to that Non Consenting Lender under the Finance Documents; or

(iii)
notwithstanding any other provision of this Agreement, if the Majority Lenders agree, the Company may prepay the Non Consenting Lender’s participation in each Advance in full together with all accrued interest, fees and other amounts due and unpaid on the transfer date under the Finance Documents (including any Break Costs).

(c)	The replacement of a Lender pursuant to this Clause 28.3 (Non Consenting Lenders) shall be subject to the following conditions:

(i)	the Company shall have no right to replace the Facility Agent or Security Agent in its capacity as an Agent;

(ii)	no Finance Party shall have any obligation to any Obligor to find a Lender or replace the Non Consenting Lender; and

(iii)
in no event shall the Lender replaced under this Clause 28.3 (Non Consenting Lenders) be required to pay or surrender to any replacement Lender any of the fees received by such Lender pursuant to the Finance Documents.

(d)	For the avoidance of doubt, no Finance Party shall have any obligation to any Obligor to find a Lender to replace the Non Consenting Lender.

28.4	Change of Currency

If a change in any currency of a country occurs (including where there is more than one currency or currency unit recognised at the same time as the lawful currency of a country), the Finance Documents will be amended to the extent the Facility Agent (acting reasonably and after consultation with the Company) determines is necessary to reflect the change.

28.5	Waivers and Remedies Cumulative
The rights of each Finance Party under the Finance Documents:

(a)	may be exercised as often as necessary;

(b)	are cumulative and not exclusive of its rights under the general law; and

(c)	may be waived only in writing and specifically.
Delay in exercising or non-exercise of any right is not a waiver of that right.

28.6	Structural Adjustments

(a)	In this Clause, a Structural Adjustment means:

(i)	the introduction of any additional tranche or facility into the Finance Documents (other than a Telenet Additional Facility Commitment);

(ii)
any increase in or addition of any Commitment (other than a Telenet Additional Facility Commitment), any extension of a Commitment’s availability or the redenomination of a Commitment into another currency; and

(iii)	any material changes to the Finance Documents which the Facility Agent agrees acting reasonably are consequential on any of the foregoing.

(b)	Structural Adjustments may be approved with the consent of each of the following, subject to the provisions of the Intercreditor Agreement:

(i)	the Majority Lenders; and

(ii)
each Lender that is assuming a new Commitment (other than a Telenet Additional Facility Commitment) or an increased Commitment or whose Commitment’s availability is being extended or redenominated, or to whom any amount (including interest), which is being redenominated is due.

29.	CHANGES TO THE PARTIES

29.1	General
In this Clause:
Transfer Date means for a Transfer Certificate the later of:

(a)	the proposed Transfer Date specified in that Transfer Certificate; and

(b)	the date on which the Facility Agent executes that Transfer Certificate.

29.2	Assignment or Transfers by Obligors
No Obligor may assign or transfer any of its rights and obligations under the Finance Documents without the prior consent of all the Lenders.

29.3	Transfers by Lenders

(a)
A Lender (the “Existing Lender”) may, subject to the following provisions of this Sub-Clause, at any time transfer (by way of novation) any of its rights and obligations under this Agreement to any person (the “New Lender”).

(b)
Any transfer under paragraph (a) above shall be for an amount of not less than €2,000,000 (or if less, the aggregate of the Commitments of that Existing Lender and any other Existing Lender that is managed or controlled by the same investment manager subject to a threshold of €1,000,000).

(c)
The consent of the Company is required for any assignment or transfer (other than pursuant to Syndication) unless the New Lender is another Lender or an Affiliate of a Lender or an Event of Default is outstanding. The consent of the Company must not be unreasonably withheld or delayed. The Company will be deemed to have given its consent ten Business Days after it is given notice of the request unless it is expressly refused by the Company within that time;

(d)
Notwithstanding any other provision of this Agreement, the consent of each L/C Bank shall be required (such consent not to be unreasonably withheld or delayed) for any assignment or transfer of any Lender’s rights and/or obligations under the relevant Revolving Facility provided that in relation to any assignment or transfer required by the Company under Clause 10.8 (Right of Repayment and Cancellation to a Single Lender) or Clause 28.3 (Non Consenting Lenders), an L/C Bank may not withhold such consent unless, acting reasonably, the reason for so doing relates to the creditworthiness of the proposed New Lender.

(e)	A transfer of obligations will be effective only if the obligations are novated in accordance with the following provisions of this Clause.

(f)	Unless the Facility Agent otherwise agrees, the New Lender must pay to the Facility Agent for its own account, on or before the date any assignment or transfer occurs, a fee of €2,500.

(g)	Any reference in this Agreement to a Lender includes a New Lender but excludes a Lender if no amount is or may be owed to or by it under this Agreement.

29.4	Procedure for Transfer by Way of Novations

(a)	A novation is effected if:

(i)	the Existing Lender and the New Lender deliver to the Facility Agent a duly completed Transfer Certificate;

(ii)	the Facility Agent executes it; and

(iii)	the Facility Agent enters the name of the New Lender and the particulars concerning the transferred interests in the register referred to in Clause 23.14(c) (Relationship with Lenders).

(b)	The Facility Agent must, as soon as reasonably practicable:

(i)	execute and deliver a Transfer Certificate delivered to it and which appears on its face to be in order; and

(ii)	enter the name of the New Lender and the details of the transferred interests in the register referred to in Clause 23.14(c) (Relationship with Lenders).

(c)	Each Party (other than the Existing Lender and the New Lender) irrevocably authorises the Facility Agent to execute any duly completed Transfer Certificate on its behalf.

(d)	On the Transfer Date:

(i)	the New Lender will assume the rights and obligations of the Existing Lender expressed to be the subject of the novation in the Transfer Certificate in substitution for the Existing Lender; and

(ii)	the Existing Lender will be released from those obligations and cease to have those rights.

(e)
For the purposes of Article 1278 of the Belgian Civil Code, each Obligor, the Lenders and the New Lenders agree that, upon any transfer in whole or in part of any of its rights and obligations under this Agreement by way of novation or upon the implementation of any amendment or granting of any waiver which takes effect as a novation, the Security Interests created by the Security Documents will be preserved for the benefit of the New Lender, the Existing Lenders and the Security Agent.

29.5	Designated Entities

(a)
A Lender (the “Related Lender”) may designate an affiliate or substitute Facility Office (a “Designated Entity”) as its Facility Office for the purpose of participating in Advances to a Borrower in a particular jurisdiction.

(b)
An affiliate or Facility Office of a Lender may be designated for the purposes of paragraph (a) by acceding as a Designated Entity by signing an accession agreement substantially in the form of Schedule 13 (Form of Designated Entity Accession Agreement).

(c)	A Designated Entity does not have any Commitment and does not have any obligations under this Agreement prior to such Designated Entity participating in an Advance.

(d)	When a Designated Entity participates in an Advance:

(i)
subject to paragraph (e) below, it shall be entitled to all the rights of a Lender and have the corresponding obligations of a Lender, in each case under the Finance Documents relating to its participation in any such Advances; and

(ii)	the other parties to the Finance Documents shall treat the Designated Entity as a Lender for these purposes.
The Designated Entity is a party to this Agreement for these purposes.

(e)
For the purposes only of voting in connection with any Finance Document, the participation of a Designated Entity in any outstanding Advances shall be deemed to be a participation of the Related Lender.

(f)
Any notice or communication to be made to a Designated Entity shall be served directly on the Designated Entity at the address supplied to the Facility Agent by the Related Lender where the Related Lender or Designated Entity reasonably requests or, if no such request has been made, shall be delivered to the Related Lender in accordance with this Agreement.

(g)
A Designated Entity may assign or transfer any of its rights and obligations under this Agreement in respect of its participation in any Advance (and the Related Lender may assign or transfer any corresponding Commitment) in accordance with this Clause 29 (Changes to Parties).

29.6	Limitation of Responsibility of Existing Lender

(a)	Unless expressly agreed to the contrary, an Existing Lender is not responsible to a New Lender for the legality, validity, adequacy, accuracy, completeness or performance of:

(i)	any Finance Document or any other document; or

(ii)	any statement or information (whether written or oral) made in or supplied in connection with any Finance Document, and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)
has made, and will continue to make, its own independent appraisal of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement; and

(ii)	has not relied exclusively on any information supplied to it by the Existing Lender in connection with any Finance Document.

(c)	Nothing in any Finance Document requires an Existing Lender to:

(i)	accept a re-transfer from a New Lender of any of the rights and obligations transferred under this Clause; or

(ii)	support any losses incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under any Finance Document or otherwise.

29.7	Costs resulting from Change of Lender or Facility Office
If:

(a)	a Lender transfers any of its rights and obligations under the Finance Documents or changes its Facility Office; and

(b)	as a result of circumstances existing at the date the transfer or change occurs, an Obligor would be obliged to pay a Tax Payment or an Increased Cost,

(c)
then, unless the assignment, transfer or change is made by a Lender to mitigate any circumstances giving rise to the Tax Payment, Increased Cost or a right to be prepaid and/or cancelled by reason of illegality, the Obligor need only pay that Tax Payment or Increased Cost to the same extent that it would have been obliged to if no assignment, transfer or change had occurred.

29.8	Permitted Affiliate Group Designation

(a)
The Company may provide the Facility Agent with notice that it wishes to include any Affiliate (the “Permitted Affiliate Parent”) of the Company and the Subsidiaries of any such Permitted Affiliate Parent as members of the Group for the purposes of this Agreement. Such Affiliate shall become a Permitted Affiliate Parent for the purposes of this Agreement upon confirmation from the Facility Agent to the Company that:

(i)	such Affiliate and the Company have complied with the requirements of:

(A)	Clause 29.9 (Additional Borrowers) and such Affiliate has acceded to this Agreement as a Borrower; or

(B)	Clause 29.10 (Additional Guarantors) and such Affiliate has acceded to this Agreement as a Guarantor;

(ii)
Security Interests have been granted (in form and substance satisfactory, to the Facility Agent (acting reasonably)) in favour of the Security Agent over all of such Affiliate’s shares and all of the rights in relation to loans from any member of the Wider Group (other than such Affiliate and its Subsidiaries) to such Affiliate and its Subsidiaries;

(iii)	the Company has delivered a certificate to the Facility Agent signed by an authorised signatory of the Company which certifies that:

(A)	the designation of such Affiliate as a Permitted Affiliate Parent under this Agreement will not:

(1)	materially and adversely affect the Security Interests and guarantees provided in relation to the liabilities under this Agreement; or

(2)	result in the Lenders under this Agreement becoming structurally subordinated in right of payment to lenders to the Permitted Affiliate Parent and its Subsidiaries; and

(B)
if the ratio of Net Total Debt to Consolidated Annualised EBITDA is calculated for the most recent Measurement Period ending prior to the Permitted Affiliate Parent becoming a Party for which financial statements have been delivered pursuant to

Clause 19.1 (Financial Statements) (the “Relevant Measurement Period”) but adding to the:

(1)
amount of Net Total Debt used in such calculations any net increase in the Net Total Debt (as applicable) since the end of the Relevant Measurement Period or subtracting from the amount of Net Total Debt (as applicable) used in such calculation any net deduction in the Net Total Debt (as applicable) (in each case taking into account the amount of Net Total Debt (as applicable) attributable to the Permitted Affiliate Parent becoming a Party); and

(2)	Consolidated Annualised EBITDA, the Annualised EBITDA of the Permitted Affiliate Parent and its Subsidiaries for the Relevant Measurement Period,
that ratio would be equal to or less than the ratio set out in Clause 20.2 (Net Total Debt to Consolidated Annualised EBITDA);

(iv)	it has received, in form and substance satisfactory to it (acting reasonably):

(A)
a combined Group business plan for the designation of such Subsidiary as a Permitted Affiliate Parent which sets out the management plan for the period from the date of the proposed designation up to and including the earlier to occur of:

(1)	the then latest applicable Final Maturity Date; and

(2)	the date falling three years from the date of the relevant designation;

(B)
an updated group structure chart showing the Common Holding Company (as defined below) and all of its direct and indirect Subsidiaries pro forma for the designation of such Subsidiary as a Permitted Affiliate Parent; and

(C)
financial statements for the last financial year of the Permitted Affiliate Parent and its Subsidiaries or any Holding Company of the Permitted Affiliate Parent and its Subsidiaries including consolidated balance sheets, consolidated income statements and statements of cash flow; and

(v)	the Company has given written notice to the Facility Agent identifying a person that is a Holding Company of the Company and each Permitted

Affiliate Parent as the common Holding Company for the purposes of this Agreement (“Common Holding Company”) provided that the Common Holding Company and any of its Holding Companies has not issued or incurred, and shall not issue or incur, Holdco Debt (except that, in respect of SuperHoldco, it may be the Common Holding Company if it has issued or incurred Holdco Debt and it may issue or incur Holdco Debt).

29.9	Additional Borrowers

(a)
If the Company wishes one of its wholly owned Subsidiaries, any Permitted Affiliate Parent or any wholly owned Subsidiary of any Permitted Affiliate Parent to become an Additional Borrower, then it may (following consultation with the Facility Agent) deliver to the Facility Agent the relevant documents and evidence listed in Part 2 of Schedule 2 (Conditions Precedent Documents).

(b)
The prior consent of all the Lenders is required if the Additional Borrower is incorporated in a jurisdiction outside the Kingdom of Belgium, the Netherlands or Luxembourg, unless that Additional Borrower is a U.S. Finance Vehicle.

(c)	A member of the Group or the Permitted Affiliate Parent may only become an Additional Borrower if it is already a Guarantor.

(d)
The relevant member of the Group or the Permitted Affiliate Parent will become an Additional Borrower when the Facility Agent notifies the other Finance Parties and the Company that it has received all of the documents and evidence referred to in paragraphs (a), (b) and (c) above (as applicable) in form and substance satisfactory to it. The Facility Agent must give this notification as soon as reasonably practicable.

(e)
Delivery of an Accession Agreement executed by the relevant member of the Group or the Permitted Affiliate Parent and the Company to the Facility Agent constitutes confirmation by that member of the Group or the Permitted Affiliate Parent and the Company that the Repeating Representations are then correct.

29.10	Additional Guarantors

(a)
Upon delivery of a duly completed Accession Agreement specifying that the relevant person is to be an Additional Guarantor, executed by the relevant member of the Group or Permitted Affiliate Parent, the relevant person will become an Additional Guarantor.

(b)	The Company shall procure that, at the same time as an Accession Agreement is delivered to the Facility Agent, there is also delivered to the Facility Agent all those other documents listed in Part 2 of Schedule 2 (Conditions Precedent Documents), in each case in form and substance satisfactory to the Facility Agent.

(c)
The execution of an Accession Agreement constitutes confirmation by the Additional Guarantor concerned that the representations and warranties set out in Clause 18 (Representations and Warranties) to be made by it on the date of the Accession Agreement are correct, as if made with reference to the facts and circumstances then existing.

29.11	Resignation of an Obligor (other than the Company)

(a)	The Company may request that an Obligor (other than the Company) ceases to be an Obligor by giving to the Facility Agent a duly completed Resignation Request.

(b)	The Facility Agent must accept a Resignation Request and notify the Company and the Lenders of its acceptance if:

(i)	all of the shares in that Obligor are being disposed of and such disposal is permitted under the terms of this Agreement;

(ii)	it is not aware that a Default is outstanding or would result from the acceptance of the Resignation Request; and

(iii)	no amount owed by that Obligor under this Agreement is still outstanding.

(c)	The Obligor will cease to be a Borrower and/or a Guarantor, as appropriate, when the Facility Agent gives the notification referred to in paragraph (b) above.

29.12	Changes to the Reference Banks
If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Facility Agent must (in consultation with the Company) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

30.	DISCLOSURE OF INFORMATION

(a)	Each Finance Party must keep confidential any information supplied to it by or on behalf of any member of the Group relating to any member of the Group or its business other than information that:

(i)	is or becomes publicly available, other than as a result of a breach by that Finance Party of this Clause;

(ii)	in connection with any legal or arbitration proceedings;

(iii)	if required to do so under any law or regulation;

(iv)	to a governmental, banking, taxation or other regulatory authority;

(v)	to its professional advisers;

(vi)	to the extent allowed under paragraph (b) below; or

(vii)	with the agreement of the Company.

(b)
A Finance Party may disclose to an Affiliate or any person with whom it may enter, or has entered into, any kind of transfer, participation or other agreement in relation to this Agreement (a participant):

(i)	a copy of any Finance Document; and

(ii)	any information which that Finance Party has acquired under or in connection with any Finance Document.
However, before a participant may receive any confidential information, it must agree with the relevant Finance Party to keep that information confidential on the terms of paragraph (a) above and (other than in relation to an Affiliate) enter into a Confidentiality Undertaking with that person.

(c)
Notwithstanding any other provision of this Agreement, any Party to this Agreement (and any of its affiliates, officers, directors, employees, representatives, professional advisers, or other agents) may disclose to any and all persons, without limitation of any kind:

(i)	the U.S. tax treatment and U.S. tax structure (each as defined below) of the Facilities; and

(ii)	all material of any kind (including opinions and other tax analyses) that are provided to such party relating to such U.S. tax treatment or U.S. tax structure, except to the extent reasonably necessary to comply with applicable federal or state securities laws.
For the purposes of this subsection, the U.S. tax treatment of the Facilities is the purported or claimed U.S. federal, state and local income tax treatment of the Facilities, and the U.S. tax structure of the Facilities is any fact that may be relevant to understanding the purported or claimed U.S. federal, state and local income tax treatment of the Facilities. This authorisation is not intended to permit disclosure of any information (other than information relating to the U.S. tax treatment or U.S. tax structure of the Facilities) including (without limitation)

(i) any portion of any materials to the extent not related to the U.S. tax treatment or U.S. tax structure of the Facilities, (ii) the identities of participants or potential participants in the Facilities (except to the extent such identities are related to the U.S. tax treatment or the U.S. tax structure of the Facility), (iii) the existence or status of any negotiations, (iv) any pricing or financial information (except to the extent such pricing or financial information is related to the U.S. tax treatment or the U.S. tax structure of the Facilities), or (v) any other term or detail not relevant to the U.S. tax treatment or the U.S. tax structure of the Facilities.

(d)	This Clause 30 supersedes any previous confidentiality given by a Finance Party in connection with this Agreement prior to it becoming a Party.

(f)
The obligations imposed on any Finance Party at paragraph (a) (above) shall survive and continue to bind that Finance Party for a period of 12 months commencing from the earlier of (i) the date on which that Finance Party’s Commitments have been repaid or cancelled in full and (ii) the date on which that Finance Party is no longer party to this Agreement.

31.	SET-OFF

(a)
A Finance Party may, at any time when an Event of Default is outstanding, set off any matured obligation owed to it by an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any obligation (whether or not matured) owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

(b)
Any credit balances taken into account by an Ancillary Facility Lender when operating a net limit in respect of any overdraft under an Ancillary Facility shall on enforcement of the Finance Documents be applied first in the reduction of the overdraft provided under that Ancillary Facility in accordance with its terms.

(c)	This Clause 31 (Set-Off) is a netting arrangement for the purposes of the Belgian Financial Collateral Law.

32.	PRO RATA SHARING

32.1	Redistribution
If any amount owing by an Obligor under this Agreement to a Finance Party (the recovering Finance Party) is discharged by payment, set-off or any other manner other than in accordance with this Agreement (a recovery), then:

(a)	the recovering Finance Party must, within three Business Days, supply details of the recovery to the Facility Agent;

(b)
the Facility Agent must calculate whether the recovery is in excess of the amount which the recovering Finance Party would have received if the recovery had been received and distributed by the Facility Agent under this Agreement; and

(c)	the recovering Finance Party must pay to the Facility Agent an amount equal to the excess (the “redistribution”).

32.2	Effect of Redistribution

(a)
The Facility Agent must treat a redistribution as if it were a payment by the relevant Obligor under this Agreement and distribute it among the Finance Parties, other than the recovering Finance Party, accordingly.

(b)	When the Facility Agent makes a distribution under paragraph (a) above, the recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in that redistribution.

(c)
If and to the extent that the recovering Finance Party is not able to rely on any rights of subrogation under paragraph (b) above, the relevant Obligor will owe the recovering Finance Party a debt which is equal to the redistribution, immediately payable and of the type originally discharged.

(d)	If:

(i)	a recovering Finance Party must subsequently return a recovery, or an amount measured by reference to a recovery, to an Obligor; and

(ii)	the recovering Finance Party has paid a redistribution in relation to that recovery, each Finance Party must reimburse the recovering Finance Party all or the appropriate portion of the redistribution paid to that Finance Party, together with interest for the period while it held the redistribution. In this event, the subrogation in paragraph (b) above will operate in reverse to the extent of the reimbursement.

32.3	Exceptions
Notwithstanding any other term of this Clause 32 (Pro Rata Sharing), a recovering Finance Party need not pay a redistribution to the extent that:

(a)	it would not, after the payment, have a valid claim against the relevant Obligor in the amount of the redistribution; or

(b)	it would be sharing with another Finance Party any amount which the recovering Finance Party has received or recovered as a result of legal or arbitration proceedings, where:

(i)	the recovering Finance Party notified the Facility Agent of those proceedings; and

(ii)
the other Finance Party had an opportunity to participate in those proceedings but did not do so or did not take separate legal or arbitration proceedings as soon as reasonably practicable after receiving notice of them.

32.4	Litigation

(a)
No Lender shall commence any action or proceeding in any court to enforce its rights under any Finance Document without prior consultation with the other Lenders and without the consent of Majority Lenders;

(b)
If in accordance with paragraph (a) above any Lender does take action to enforce its rights under any Finance Document and, as a result thereof or in connection therewith, shall receive a recovery then such Lender shall not be required to share any portion of such recovery with any Lender which has the legal right to, but does not, join in such action or proceeding or commence and diligently prosecute a separate action or proceeding to enforce its rights in another court.

32.5	Ancillary Facility Lenders

(a)
This Clause 32 (Pro Rata Sharing) shall not apply to any receipt or recovery by a Lender in its capacity as an Ancillary Facility Lender at any time prior to service of notice under Clause 22.16 (Acceleration).

(b)
Following service of notice under Clause 22.16 (Acceleration), this Clause 32 (Pro Rata Sharing) shall apply to all receipts or recoveries by Ancillary Facility Lenders except to the extent that the receipt or recovery represents a reduction from the Designated Gross Amount for an Ancillary Facility to its Designated Net Amount.

33.	SEVERABILITY
If a term of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any jurisdiction, that will not affect:

(a)	the legality, validity or enforceability in that jurisdiction of any other term of the Finance Documents; or

(b)	the legality, validity or enforceability in other jurisdictions of that or any other term of the Finance Documents.

34.	COUNTERPARTS
Each Finance Document may be executed in any number of counterparts. This has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

35.	NOTICES

35.1	In Writing

(a)	Any formal communication in connection with a Finance Document must be in writing and, unless otherwise stated, may be given:

(i)	in person, by post or fax; or

(ii)	to the extent agreed by the Parties making and receiving communication, by e-mail or other electronic communication.

(b)	For the purpose of the Finance Documents, an electronic communication will be treated as being in writing.

(c)	Unless it is agreed to the contrary, any consent or agreement required under a Finance Document must be given in writing.

35.2	Contact Details

(a)
Except as provided below, the contact details of each Party for all communications in connection with the Finance Documents are those notified by that Party for this purpose to the Facility Agent on or before the date it becomes a Party.

(b)	The contact details of each Obligor for this purpose are:
Address:    Liersesteenweg 4
2800 Mechelen

Fax number:    +32 (15) 33 3716
Attention:    Group Treasurer / Chief Financial Officer
Telephone:    +32 (15) 33 3564 / +32 (15) 33 3557

Email:	birgit.conix@staff.telenet.be

(c)	The contact details of the Facility Agent for this purpose are:

Address:	201 Bishopsgate

6th Floor
London
EC2M 3NS

Fax number:	+44 (0)20 7638 8488

Attention:	Agency Administration

(d)	Any Party may change its contact details by giving five Business Days’ notice to the Facility Agent or (in the case of the Facility Agent) to the other Parties.

(e)	Where a Party nominates a particular department or officer to receive a communication, a communication will not be effective if it fails to specify that department or officer.

35.3	Effectiveness

(a)	Except as provided below, any communication in connection with a Finance Document will be deemed to be given as follows:

(i)	if delivered in person, at the time of delivery;

(ii)	if posted, five days after being deposited in the post, postage prepaid, in a correctly addressed envelope;

(iii)	if by fax, when received in legible form; and

(iv)	if by e-mail or any other electronic communication, when received in legible form.

(b)	A communication given under paragraph (a) above but received on a non-working day or after business hours in the place of receipt will only be deemed to be given on the next working day in that place.

(c)	A communication to the Facility Agent will only be effective on actual receipt by it.

35.4	Obligors

(a)	All formal communications under the Finance Documents to or from an Obligor must be sent through the Facility Agent.

(b)	All formal communications under the Finance Documents to or from an Obligor (other than the Company) must be sent through the Company.

(c)	Each Obligor (other than the Company) irrevocably appoints the Company to act as its agent:

(i)	to give and receive all communications under the Finance Documents;

(ii)	to supply all information concerning itself to any Finance Party; and

(iii)	to sign all documents under or in connection with the Finance Documents.

(d)	Any communication given to the Company in connection with a Finance Document will be deemed to have been given also to the other Obligors.

(e)	Each Finance Party may assume that any communication made by the Company is made with the consent of each other Obligor.

35.5	Communication when Facility Agent is Impaired Agent
If the Facility Agent is an Impaired Agent the Finance Parties may, instead of communicating with each other through the Facility Agent, communicate with each other directly and (while the Facility Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Facility Agent shall be varied so that communications may be made and notices given to or by the Finance Parties to this Agreement directly. This provision shall not operate after a replacement Facility Agent has been appointed.

35.6	Copy of Transfer Certificate to the Company
The Facility Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, send to the Company a copy of that Transfer Certificate.

36.	LANGUAGE

(a)	Any notice given in connection with a Finance Document must be in English.

(b)	Any other document provided in connection with a Finance Document must be:

(i)	in English; or

(ii)
(unless the Facility Agent otherwise agrees) accompanied by a certified English translation. In this case, the English translation prevails unless the document is a statutory or other official document.

37.	GOVERNING LAW
This Agreement is governed by English law.

38.	ENFORCEMENT

38.1	Jurisdiction

(a)	Unless a Finance Document specifically provides otherwise, the English courts have non exclusive jurisdiction to settle any dispute in connection with any Finance Document.

(b)
The English courts are the most appropriate and convenient courts to settle any such dispute. Each Obligor agrees not to argue to the contrary and waives objection to those courts on the grounds of inconvenient forum or otherwise in relation to proceedings in connection with any Finance Document.

(c)	This Clause is for the benefit of the Finance Parties only. To the extent allowed by law, a Finance Party may take:

(i)	proceedings in any other court; and

(ii)	concurrent proceedings in any number of jurisdictions.

(d)	References in this Clause to a dispute in connection with a Finance Document include any dispute as to the existence, validity or termination of that Finance Document.

38.2	Service of Process

(a)
Each Obligor irrevocably appoints Law Debenture Trustee Company as its agent under the Finance Documents and the mandate letter dated 16 July 2007 (as amended) between, among others, the Original Borrower and the Mandated Lead Arrangers (the “Mandate Letter”) for service of process in any proceedings before the English courts in connection with any Finance Document and the Mandate Letter.

(b)
If any person appointed as process agent is unable under this Clause for any reason to so act, the Company (on behalf of all the Obligors) must immediately appoint another agent on terms acceptable to the Facility Agent. Failing this, the Facility Agent may appoint another process agent for this purpose.

(c)	Each Obligor agrees that failure by a process agent to notify it of any process will not invalidate the relevant proceedings.

(d)	This Clause does not affect any other method of service allowed by law.

38.3	Waiver of Immunity
Each Obligor irrevocably and unconditionally:

(a)	agrees not to claim any immunity from proceedings brought by a Finance Party against it in relation to a Finance Document and to ensure that no such claim is made on its behalf;

(b)	consents generally to the giving of any relief or the issue of any process in connection with those proceedings; and

(c)	waives all rights of immunity in respect of it or its assets.
This Agreement has been entered into on the date stated at the beginning of this Agreement.

39.	WAIVER OF TRIAL BY JURY
EACH PARTY WAIVES ANY RIGHT IT MAY HAVE TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION IN CONNECTION WITH ANY FINANCE DOCUMENT OR ANY TRANSACTION CONTEMPLATED BY ANY FINANCE DOCUMENT. THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO TRIAL BY THE COURT.

SCHEDULE 1
Part 1: Original Guarantors

Name of Original Guarantors	Registration number (or equivalent, if any)
Telenet NV	RLP Antwerp, department Mechelen, Enterprise No. 0473.416.418
Telenet International Finance S.à r.l.	B155066 (Luxembourg Trade and Companies Register)

Part 2: Commitments

Name of Initial Original Lenders	Term Loan A Facility Commitments	Term Loan B1 Facility Commitments	Term Loan B2A Facility Commitment	Term Loan B2B Facility Commitments	Term Loan C Facility Commitments	Revolving Facility Commitments
ABN AMRO BANK N.V.	€106,000,000	€61,500,000	€45,000,000	-	€212,500,000	€35,000,000
BNP PARIBAS S.A.	€212,000,000	€123,000,000	€90,000,000	-	€425,000,000	€70,000,000
JPMORGAN CHASE BANK, N.A.	€212,000,000	€123,000,000	-	€90,000,000	€425,000,000	€70,000,000

Total:	€530,000,000	€307,500,000	€135,000,000	€90,000,000	€1,062,500,000	€175,000,000

SCHEDULE 2
Part 1: To be delivered before the First Advance
Original Obligors / Existing Security Providers

1.	A copy of the articles of association of each Existing Security Provider.

2.	A copy of a resolution of the board of directors of each Existing Security Provider approving the terms of, and the transactions contemplated by, the Finance Documents.

3.
A specimen of the signature of each person authorised on behalf of an Existing Security Provider to execute or witness the execution of any Finance Document or to sign or send any document or notice in connection with any Finance Document.

4.	A copy of the minutes of the shareholders' meeting of each Obligor:

(a)
approving for the purposes of article 556 of the Belgian Companies Act, the terms of and transactions contemplated by the Finance Documents, and in particular, the provisions having the effect that an event of default will be triggered and/or that may require an early repayment if there is a change of control; and

(b)	authorising named persons to fulfil the formalities with the Registry of the Commercial Court of the registered office of such Obligor following the decision taken in accordance with the above.

5.	A certificate of an authorised signatory of the Original Borrower:

(a)	confirming that utilising the Total Additional Facility Commitments in full would not breach any limit binding on any Original Obligor; and

(b)	certifying that each copy document specified in Part 1 of this Schedule is correct, complete and in full force and effect as at a date no earlier than the date of the Supplemental Agreement.

6.	Evidence required by the Finance Parties for the purpose of any applicable money laundering regulations.

7.	Evidence that the agent of the Existing Security Providers under the Finance Documents for service of process in England has accepted its appointment.
Security Document(s)

1.	Each Fee Letter.

2.	The Intercreditor Agreement.

3.	The Company Share Pledge.

4.	The Telenet Share Pledge.

5.	The UPC Belgium Share Pledge.

6.	Pledges of Subordinated Shareholder Loans in respect of all relevant loans in place at the first Utilisation Date.

7.	Each duly executed Existing Security Document.
Miscellaneous

1.	The Syndication Letter.

2.	The most recent audited financial statements of each Obligor.

3.	A copy of the Funds Flow Statement detailing the proposed movement of funds on or before the Closing Date.

4.
Written confirmation signed by a director of the Company confirming that all fees and expenses then due and payable including all legal fees from the Company under the Finance Documents have been or will be paid within 5 Business Days of the first Utilisation Date.

5.	Evidence that the Existing Senior Facility will be prepaid and cancelled in full on or by the first Utilisation Date.

6.
An effective discharge of all Existing Share Pledges and all Existing Notes Security, in each case on or before the first Utilisation Date. The Obligors undertake, and shall procure the Restricted Persons to undertake, reasonable endeavours to de-register any registered Existing Notes Security as soon as practical following the first Utilisation Date, at their own or at the Company's cost.

7.	Evidence that the Senior Discount Notes and the Senior Notes have been called and will be redeemed and cancelled in full on or before the first Utilisation Date.

8.	An initialled copy of the budget for 2007.

9.	A letter from the Company in a form to be mutually agreed describing hedging arrangements to be entered into in respect of hedging interest rate liabilities (the “Hedging Letter”).

Legal opinions

1.	A legal opinion of legal advisers to the Mandated Lead Arrangers and each Agent, addressed to the Finance Parties as to English law.

2.	A legal opinion of legal advisers to the Mandated Lead Arrangers and each Agent, addressed to the Finance Parties as to Belgian law.

Part 2: To be delivered by an Additional Obligor
Additional Obligors

1.	An Accession Agreement duly executed by (amongst others) the Company and the Additional Obligor.

2.	A copy of the constitutional documents of the Additional Obligor.

3.	A copy of a resolution of the board of directors of the Additional Obligor approving the terms of, and the transactions contemplated by, the relevant Finance Documents.

4.
A specimen of the signature of each person authorised on behalf of the Additional Obligor to execute or witness the execution of any Finance Document or to sign or send any document or notice in connection with any Finance Document.

5.
A copy of a resolution, signed by all (or any lower percentage agreed by the Facility Agent) of the holders of its issued or allotted shares, approving the terms of, and the transactions contemplated by, the relevant Accession Agreement.

6.	If applicable, a copy of a resolution of the board of directors of each corporate shareholder in the Additional Guarantor approving any resolution referred to in paragraph 5 above.

7.	A certificate of an authorised signatory of the Additional Obligor:

(a)	confirming that utilising the Total Telenet Additional Facility Commitments in full would not breach any limit binding on it; and

(b)	certifying that each copy document specified in Part 2 of this Schedule is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Agreement.

8.	If available, a copy of the latest audited accounts of the Additional Obligor.

9.	Evidence that the agent of the Additional Obligor under the Finance Documents for service of process in England has accepted its appointment.

10.	Evidence required by the Finance Parties for the purpose of any applicable money laundering regulations.
Legal Opinions

1.
A legal opinion of Allen & Overy, London, legal advisers to the Facility Agent, addressed to the Finance Parties in scope and substance similar to the legal opinion of Allen & Overy, London, delivered under Part 1 of this Schedule 2.

2.
If the Additional Obligor is incorporated in a jurisdiction other than England, a legal opinion from legal advisers in that jurisdiction acceptable to the Facility Agent, addressed to the Finance Parties.

Other Documents and Evidence

1.	Evidence that all expenses due and payable from an Obligor under this Agreement in respect of the Accession Agreement have been paid.

2.	Such duly executed Security Documents that the Facility Agent (acting on the instructions of the Majority Lenders) may require in accordance with the 80% Security Test.

3.
A copy of any other authorisation or other document, opinion or assurance which the Facility Agent has notified the Company is necessary or desirable in connection with the entry into and performance of, and the transactions contemplated by, the Accession Agreement or for the validity and enforceability of any Finance Document.

SCHEDULE 3
FORM OF REQUEST
Part 1: Form of Request (Advances)

To:    [FACILITY AGENT] as Facility Agent
From:    [●]
Date:    [●]

Telenet NV (and others) €2,300,000,000 Credit Agreement
dated 1 August 2007 (the “Agreement”)

1.	We refer to the Agreement. This is a Request.

2.	We wish to borrow a Telenet Additional Facility on the following terms:

(a)	Utilisation Date: [●]

(b)	Amount/currency: [●]

(c)	Term: [●]

(d)	Purpose: [●]

3.	Our payment instructions are: [●].

4.	We confirm that each condition precedent under the Agreement which must be satisfied on the date of this Request is so satisfied.

5.
[We hereby inform you that as of the date of this Request, the following Event of Default has occurred and is continuing or would result from the making of this Utilisation [insert details].] [We confirm that, at the date of this Request, the Repeating Representations are true in all material respects and no Default is continuing or would result from the Advance to which this Request relates.]

6.	This Request is irrevocable.
By:
[●]

Part 2: Form of Request (Documentary Credits)

From:	[Name of Borrower] (the “Borrower”)

To:	[●] [●]

as Facility Agent; and	as a L/C Bank

Date:	[●]

Dear Sirs
We refer to the facilities agreement dated [●] (as from time to time amended, varied, novated or supplemented, the “Facilities Agreement”) and made between, inter alia, [●]. Terms defined in the Facilities Agreement shall have the same meanings in this Request.
We, being authorised signatories of the Borrower named below, give you notice that, pursuant to the Facilities Agreement, we wish [name of L/C Bank] to issue a Documentary Credit on the following terms:

(a)	Name of Beneficiary: [●]

(b)	Address of Beneficiary: [●]

(c)	Purpose of/Liabilities to be assured by the Documentary Credit: [insert details]

(d)	Euro Amount: €[●]

(e)	Currency: [●]

(f)	Expiry Date: [●] month[s]

(g)	Proposed date of issue of Documentary Credit: [●] (or if that day is not a Business Day, the next Business Day)
[We hereby inform you that as of the date of this Request, the following Event of Default has occurred and is continuing or would result from the making of this Utilisation [insert details].][We confirm that, at the date of this Utilisation Request, the Repeating Representations are true in all material respects and no Default is continuing or would result from the Advance to which this Request relates.]

Upon issuance of the Documentary Credit requested hereunder, please send the Documentary Credit to the Documentary Credit Beneficiary at the address shown above, with a copy to [insert details of relevant contact at the Borrower].
This Request is made by the authorised signatories of the Borrower named below and is given without personal liability.
Yours faithfully

...................................................	...................................................
Authorised Signatory	Authorised Signatory
for and on behalf of	for and on behalf of
[Name of Borrower]	[Name of Borrower]

SCHEDULE 4
FORM OF TRANSFER CERTIFICATE

To:    [FACILITY AGENT] as Facility Agent

From:	[THE EXISTING LENDER] (the Existing Lender) and [THE NEW LENDER] (the New Lender)
Date:    [●]

Telenet NV (and others) €2,300,000,000 Credit Agreement
dated 1 August 2007 (the “Agreement”)
We refer to the Agreement. This is a Transfer Certificate.

1.	The Existing Lender transfers by novation to the New Lender the Existing Lender’s rights and obligations referred to in the Schedule below in accordance with the terms of the Agreement.

2.	The proposed Transfer Date is [●].

3.	The administrative details of the New Lender for the purposes of the Agreement are set out in the Schedule.

4.	The New Lender confirms that it [is]/[is not] a Defaulting Lender.

5.	This Transfer Certificate is governed by English law.

6.
For the purposes of Article 1278 of the Belgium Civil Code, the Existing Lender, the Facility Agent and the New Lender agree that the Security Documents will be for the benefit of the New Lender in accordance with Clause 29.4 (Procedure for Transfer by Way of Novations) of the Agreement.

7.	The New Lender represents on the date of this Transfer Certificate that it is a Qualifying Lender.

THE SCHEDULE
Rights and obligations to be transferred by novation
[insert relevant details, including applicable Commitment (or part)]
Administrative details of the New Lender
[insert details of Facility Office, address for notices and payment details etc.]

[EXISTING LENDER]
By:

[NEW LENDER]
By:

The Transfer Date is confirmed by the Facility Agent as [●]

[FACILITY AGENT]
By:

SCHEDULE 5
EXISTING SECURITY

Member of the Group creating Security	Details of Security	Maximum principal amount secured
Telenet Group Holding NV	Pledge with respect to the shares of Telenet Vlaanderen NV (16,100 shares), pursuant to accession agreement dated February 24, 2006	Secured Liabilities
	First rank pledge over receivables, pursuant to receivables and securities pledge agreement dated August 9, 2002	Secured Liabilities
Telenet BidCo NV (now Telenet NV)	Mortgage mandate, dated August 9, 2002	€650,000,000
	Floating charge, pursuant to partial exercise of floating charge mandate dated August 9, 2002	€250,000,000
	Pledge with respect to the shares of Telenet Vlaanderen NV (4,605,979 shares), pursuant to share pledge agreement dated December 22, 2003 and supplemental agreement dated February 24, 2006	Secured Liabilities
	First rank pledge over receivables, pursuant to a receivables and securities pledge agreement dated August 9, 2002	Secured Liabilities
Telenet NV (merged into Telenet Bidco NV on 30 June 2010 and Telenet Bidco NV was on the same date renamed Telenet NV)	Mortgage (former Telenet Operaties NV), pursuant to a mortgage deed dated March 27, 2002, a mortgage deed dated August 9, 2002 and a mortgage deed dated September 30, 2002	€800,000,000
	Mortgage (former MixtICS NV), pursuant to a mortgage deed dated September 30, 2002 and a mortgage deed dated August 9, 2002	€625,000,000
	Mortgage (former Telenet Solutions NV), pursuant to a mortgage deed dated May 14, 2004	€50,000,000
	Mortgage mandate (former Telenet Operaties NV), dated August 9, 2002 (minus exercise of €200,000,000)	€450,000,000
	Mortgage mandate (former MixtICS NV), dated August 9, 2002 (minus exercise of €200,000,000)	€450,000,000
	Floating charge, dated June 9, 2006, effective May 12, 2006	€135,000,000
	Floating charge mandate, dated May 12, 2006	€865,000,000

	Floating charge (former Telenet Operaties NV), pursuant to a floating charge agreement dated March 29, 2001, two floating charge agreements dated August 9, 2002 and a partial exercise of a floating charge mandated dated March 29, 2001	€1,250,000,000
	Floating charge (former MixtICS NV), pursuant to two floating charge agreements dated August 9, 2002	€865,000,000
	Floating charge (former PayTVCo NV), pursuant to a floating charge agreement dated February 27, 2004	€75,000,000
	Floating charge (former Telenet Solutions NV), pursuant to a floating charge agreement dated February 27, 2004	€75,000,000
	First rank pledge over receivables, pursuant to a receivables and securities pledge agreement dated August 9, 2002	Secured Liabilities
Telenet Vlaanderen NV	Mortgage, pursuant to a mortgage deed dated August 9, 2002 and a mortgage deed dated September 30, 2002	€625,000,000
	Mortgage mandate, dated August 9, 2002 (minus exercise of €200,000,000)	€450,000,000
	Floating charge, pursuant to a floating charge agreement dated August 9, 2002 and exercise of the floating charge mandate dated August 9, 2002	€865,000,000
	Pledge over receivables, pursuant to a receivables and securities pledge agreement dated August 9, 2002	Secured Liabilities
UPC Belgium NV (now Telenet NV)	Pledge over receivables and securities, dated April 17, 2007	Secured Liabilities

SCHEDULE 6
FORM OF COMPLIANCE CERTIFICATE

To:    [FACILITY AGENT] as Facility Agent
From:    TELENET NV
Date:    [●]

TELENET NV – €2,300,000,000 Credit Agreement
dated 1 August 2007 (the “Agreement”)

1.	We refer to the Agreement. This is a Compliance Certificate.

2.	We confirm that as at the relevant testing date Net Total Debt is [●] and Consolidated Annualised EBITDA is [●], therefore the ratio of Net Total Debt to Consolidated Annualised EBITDA is [●] to 1.

3.	We set out below calculations establishing the figures in paragraph 2: [●].

4.	[We confirm that no Default is outstanding as at [relevant testing date].

TELENET NV
By:
[insert applicable certification language]
for
[auditors of the Company]

SCHEDULE 7
FORM OF ACCESSION AGREEMENT

To:	[FACILITY AGENT] as Facility Agent

From:	TELENET NV and [Proposed Borrower/Proposed Guarantor]

Date:	[●]

Telenet NV – €2,300,000,000 Credit Agreement
dated 1 August 2007 (the “Agreement”)
We refer to the Agreement. This is an Accession Agreement.
[Name of company] of [address/registered office] agrees to become an Additional Borrower/Guarantor and to be bound by the terms of the Agreement as an Additional Borrower/Guarantor.
This Accession Agreement is governed by English law.

TELENET NV
By:

[PROPOSED BORROWER/GUARANTOR]1
By:

SCHEDULE 8
FORM OF TELENET ADDITIONAL FACILITY ACCESSION AGREEMENT

To:    [FACILITY AGENT] as Facility Agent
[SECURITY AGENT] as Security Agent
From:    [Proposed Telenet Additional Facility Lender(s)]
Date:    [●]

TELENET NV - €2,300,000,000 Credit Agreement
dated 1 August 2007 (the “Credit Agreement”)

1.	Terms defined in the Credit Agreement shall have the same meaning in this Deed.

2.	We refer to Clause 2.1 (Telenet Additional Facility) of the Credit Agreement.

3.	We, [Name of Lender(s)] agree to become party to and to be bound by the terms of the Credit Agreement as [a] Lender(s) in accordance with Clause 2.1 (Telenet Additional Facility).

4.	Our Telenet Additional Facility Commitment is EUR/US$ [●].

5.	The final maturity date in respect of our Telenet Additional Facility Commitment is [●].

6.	The Availability Period in relation to this Telenet Additional Facility is [●].

7.	The Margin in relation to this Telenet Additional Facility is [●] per annum. [If applicable set out how the Margin will be adjusted].

8.	Advances under this Telenet Additional Facility will be applied [●].

9.	We confirm to each Finance Party that:

(a)
we have made our own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in the Credit Agreement and have not relied on any information provided to us by a Finance Party in connection with any Finance Document; and

(b)	we will continue to make our own independent appraisal of the creditworthiness of each Obligor and its related entities while any amount is or may be outstanding under the Credit Agreement or any Telenet Additional Facility Commitment is in force.

10.	The Facility Office and address for notices of the Lender is: [●].

11.	This Agreement is governed by English law.

[LENDER(S)]
By:

[FACILITY AGENT] as Facility Agent
By:

TELENET NV
By:

SCHEDULE 9
FORM OF RESIGNATION REQUEST

To:    [FACILITY AGENT] as Facility Agent
From:    TELENET NV
Date:    [●]

TELENET NV - €2,300,000,000 Credit Agreement
dated 1 August 2007 (the “Agreement”)

1.	We refer to the Agreement. This is a Resignation Request.

2.	We request that [resigning Obligor] be released from its obligations as [a/an] [Obligor/Borrower/Guarantor] under the Agreement.

3.	We confirm that no Default is outstanding or would result from the acceptance of this Resignation Request.

4.	We confirm that as at the date of this Resignation Request no amount owed by [resigning Obligor] under the Agreement is outstanding.

5.	This Resignation Request is governed by English law.

TELENET NV
By:

[RELEVANT OBLIGOR]
By:

The Facility Agent confirms that this resignation takes effect on [●].
[FACILITY AGENT]
By:

SCHEDULE 10
FORM OF DOCUMENTARY CREDIT
[L/C Bank’s Letterhead]

To:    [Documentary Credit Beneficiary]
    (the “Documentary Credit Beneficiary”)

Non-transferable Irrevocable Documentary Credit No. [●]
At the request of [insert name of Borrower], [L/C Bank] (the “L/C Bank”) issues this irrevocable non-transferable documentary credit (“Documentary Credit”) in your favour on the following terms and conditions:

1.	Definitions
In this Documentary Credit:
“Business Day” means a day (other than a Saturday or a Sunday) on which banks are open for general business in [London].
“Demand” means a demand for payment under this Documentary Credit in the form of the schedule to this Documentary Credit.
“Expiry Date” means [●].
“Total L/C Amount” means [●].

2.	L/C Bank’s Agreement

(a)
The Documentary Credit Beneficiary may request a drawing or drawings under this Documentary Credit by giving to the L/C Bank a duly completed Demand. A Demand must be received by the L/C Bank on or before [●] pm ([London] time) on the Expiry Date.

(b)
Subject to the terms of this Documentary Credit, the L/C Bank unconditionally and irrevocably undertakes to the Documentary Credit Beneficiary that, within [10] Business Days of receipt by it of a Demand, it will pay to the Documentary Credit Beneficiary the amount demanded in that Demand.

(c)
The L/C Bank will not be obliged to make a payment under this Documentary Credit if as a result the aggregate of all payments made by it under this Documentary Credit would exceed the Total L/C Amount.

3.	Expiry

(a)
The L/C Bank will be released from its obligations under this Documentary Credit on the date (if any) notified by the Documentary Credit Beneficiary to the L/C Bank as the date upon which the obligations of the L/C Bank under this Documentary Credit are released.

(b)
Unless previously released under paragraph (a) above, at [●] pm ([London] time) on the Expiry Date the obligations of the L/C Bank under this Documentary Credit will cease with no further liability on the part of the L/C Bank except for any Demand validly presented under the Documentary Credit before that time that remains unpaid.

(c)
When the L/C Bank is no longer under any further Obligations under this Documentary Credit, the Documentary Credit Beneficiary must promptly return the original of this Documentary Credit to the L/C Bank.

4.	Payments
All payments under this Documentary Credit shall be made in [●] and for value on the due date to the account of the Documentary Credit Beneficiary specified in the Demand.

5.	Delivery of Demand
Each Demand shall be in writing, and, unless otherwise stated, may be made by letter, fax or telex and must be received in legible form by the L/C Bank at its address and by the particular department or officer (if any) as follows:
[●]

6.	Assignment
The Documentary Credit Beneficiary’s rights under this Documentary Credit may not be assigned or transferred.

7.	UCP
Except to the extent it is inconsistent with the express terms of this Documentary Credit, this Documentary Credit is subject to the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500.

8.	Governing Law
This Documentary Credit, including all non-contractual obligations arising out of or in connection with it, shall be governed by, and construed in accordance with, English Law.

9.	Jurisdiction
The courts of England have exclusive jurisdiction to settle any disputes, including those that are non-contractual, arising out of or in connection with this Documentary Credit.
Yours faithfully,

[L/C Bank]
By:

FORM OF DEMAND

To:    [L/C Bank]

Dear Sirs,
Non-transferable Irrevocable Documentary Credit No. [●]
issued in favour of [name of beneficiary] (the “Documentary Credit”)
We refer to the Documentary Credit. Terms defined in the Documentary Credit have the same meaning when used in this Demand.
We certify that the sum of [●] is due [and has remained unpaid for at least [●] Business Days] [under [set out underlying contract or agreement]]. We therefore demand payment of the sum of [●].
Payment should be made to the following account:

Name:	[●]

A/c Number:	[●]

Bank:	[●]
The date of this Demand is not later than the Expiry Date.
Yours faithfully,

(Authorised Signatory)    (Authorised Signatory)
For

[Documentary Credit Beneficiary]

SCHEDULE 11
FORM OF L/C BANK ACCESSION CERTIFICATE

To:    [●]
cc:    [●]
From:    [L/C Bank]
Date:    [●]

Dear Sirs
We refer to the facilities agreement dated [●] (as from time to time amended, varied, novated or supplemented, the “Facilities Agreement”) and made between, inter alia, [●]. Terms defined in the Facilities Agreement shall have the same meanings in this L/C Bank Accession Certificate.
This L/C Bank Accession Certificate is delivered pursuant to Clause 6.11 (Appointment and Change of L/C Bank) of the Facilities Agreement.
[Name of L/C Bank] undertakes, upon its becoming an L/C Bank, to perform all the obligations expressed to be undertaken under the Facilities Agreement and the Finance Documents by an L/C Bank and agrees that it shall be bound by the Facilities Agreement and the other Finance Documents in all respects as if it had been an original party to it as an L/C Bank.
[Name of L/C Bank]’s administrative details are as follows:

Address:	[●]

Fax No:	[●]

Contact:	[●]
[and the address of the office having the beneficial ownership of our participation in the Facilities Agreement (if different from the above) is:

Address:	[●]

Fax No:	[●]

Contact:	[●]]

This L/C Bank Accession Certificate, including all non-contractual obligations arising out of or in connection with it, shall be governed by, and construed in accordance with, English Law.
For and on behalf of
[Name of L/C Bank]

SCHEDULE 12
TIMETABLE

	Advance or Documentary Credit in Euro or Dollars	Advance or Documentary Credit in other currencies
Delivery of a duly completed Utilisation Request under Clause 5.1 (Delivery of Requests)	U-2 9am	U-3 9am
Agent determines (in relation to a Utilisation) the Euro Amount of the Advance, if required under Clause 5.5(d) (Participations in Advances) and notifies the Lenders of the Advance in accordance with Clause 5.5(d) (Participations in Advances)
	U-2 noon	U-3 noon
Agent receives a notification from a Lender under Clause 8.2 (Unavailability of Optional Currency)	-	Quotation Date 9.30am
Agent gives notice in accordance with Clause 8.2 (Unavailability of Optional Currency)	-	Quotation Date 5.30pm
LIBOR or EURIBOR is fixed	Quotation Date 11:00 am (London time) in respect of LIBOR and 11.00 am in respect of EURIBOR	Quotation Date 11:00am (London time)

“U”    =    date of utilisation
“U-X”    =    X Business Days prior to date of utilisation

SCHEDULE 13
FORM OF DESIGNATED ENTITY ACCESSION AGREEMENT
To:    [FACILITY AGENT] as Facility Agent
From:    [DESIGNATED ENTITY] and [RELATED LENDER]
Date:    [               ]
TELENET NV - €2,300,000,000 Credit Agreement
dated 1 August 2007 (the “Agreement”)

1.	Words and expressions defined in the Agreement have the same meaning in this accession agreement.

2.	We refer to the Clause 29.5 (Designated Entities) of the Agreement. This is an accession agreement.

3.	The Related Lender designates the Designated Entity as its Facility Office for the purpose of participating in Advances to Borrowers in [JURISDICTION].

4.	[Name of Designated Entity] agrees to become a party to and to be bound by the terms of the Agreement as a Designated Entity.

5.	For the purposes of Clause 35 (Notices) of the Agreement, the Designated Entity’s address for notices is:
[                ]

6.	This Accession Agreement and any non-contractual obligations arising in connection with it are governed by English law.

[DESIGNATED ENTITY]
By:

[RELATED LENDER]
By:

[FACILITY AGENT]

By:

SIGNATURES
[Original signature pages not restated]